                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-20309

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME A FINAL PROSPECTUS SUPPLEMENT IS DELIVERED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated July 11, 1997
PROSPECTUS SUPPLEMENT
(To Prospectus dated April 11, 1997)
                                8,500,000 SHARES

                            [INNKEEPERS USA LOGO]

                      COMMON SHARES OF BENEFICIAL INTEREST
                          ---------------------------
     Innkeepers USA Trust (the "Company") is a self-administered real estate investment trust ("REIT") that is the largest owner of upscale extended-stay hotels in the United States. The Company currently owns 47 upscale extended-stay and mid-priced hotels with an aggregate of 5,727 rooms in 18 states (the "Hotels"). The Hotels operate as Residence Inn by Marriott(R) hotels (23), Hampton Inn(R) hotels (12), Summerfield Suites(R) hotels (6), Sierra Suites(sm) hotels (2), a Comfort Inn(R) hotel, a Holiday Inn Express(R) hotel, a Sheraton Inn(R) hotel and a Sunrise Suites(R) hotel. The Summerfield Suites hotels, the Sierra Suites hotels and the Sunrise Suites hotel were acquired from affiliates of the Summerfield Hotel Corporation as of June 20, 1997. The Company's objective is to increase shareholder value by focusing on the acquisition of upscale extended-stay hotels that meet the Company's investment criteria and are located in its target markets, which generally have high barriers to entry and strong demand characteristics.

     All of the Common Shares offered hereby are being sold by the Company. The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the listing symbol "KPA." On July 10, 1997, the last reported sale price per share of the Common Shares on the NYSE was $14 7/16. Based on such price, the net proceeds to the Company from this offering will be approximately $115.5 million, substantially all of which will be used to repay debt incurred in connection with the acquisition of certain of the Hotels.
                          ---------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE S-9 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.
                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

======================================================================================================================
                                                 PRICE TO           UNDERWRITING DISCOUNTS          PROCEEDS TO
                                                  PUBLIC              AND COMMISSIONS (1)           COMPANY (2)
----------------------------------------------------------------------------------------------------------------------
Per Share...............................             $                         $                         $
----------------------------------------------------------------------------------------------------------------------
Total (3)...............................             $                         $                         $
======================================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at approximately
    $          .
(3) The Company has granted the Underwriters a 30-day option to purchase up to an aggregate of 1,275,000 Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Commissions and Proceeds to Company will be
    $          , $          and $          , respectively. See "Underwriting."
                          ---------------------------
     The Common Shares offered by this Prospectus Supplement are offered by the Underwriters subject to prior sale, withdrawal, cancellation or modification of the offer without notice, to delivery to and acceptance by the Underwriters and to certain further conditions. It is expected that delivery of the Common Shares offered hereby will be made against payment therefor at the office of Lehman
Brothers Inc., New York, New York on or about        , 1997.
                          ---------------------------

LEHMAN BROTHERS                                            MONTGOMERY SECURITIES

               BEAR, STEARNS & CO. INC.

                              ALEX. BROWN & SONS
                                 INCORPORATED

                                          EVEREN SECURITIES, INC.

                                                    SALOMON BROTHERS INC
        , 1997

Inside Front Cover

Pictures of representative Residence Inn Hotels and Summerfield Suites Hotels, a map indicating the location of each of the Hotels and a standard floor plan for a Summerfield Suites room.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF COMMON SHARES PRIOR TO PRICING OF THE OFFERING FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON SHARES, THE PURCHASE OF COMMON SHARES FOLLOWING THE PRICING OF THE OFFERING TO COVER A SYNDICATE SHORT POSITION IN THE COMMON SHARES OR FOR THE PURPOSE OF MAINTAINING THE PRICE OF THE COMMON SHARES, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) incorporated by reference in this Prospectus Supplement or in the accompanying Prospectus. Unless the context otherwise indicates, all references herein to (i) the "Company" include Innkeepers USA Trust, its wholly-owned subsidiaries, Innkeepers USA Limited Partnership and its subsidiary partnerships, which are owned 99% by Innkeepers USA Limited Partnership and 1% by Innkeepers USA Trust or its wholly-owned subsidiaries, (ii) the "Partnership" include Innkeepers USA Limited Partnership and its subsidiary partnerships and (iii) the "JF Lessee" include JF Hotel, Inc. and its sister corporations, which have identical ownership and are under common control with JF Hotel, Inc. Except as otherwise noted, all of the information in this Prospectus Supplement assumes (i) an offering price of $14 7/16 and (ii) no exercise of the Underwriters' over-allotment option. See "Glossary" for the definitions of certain capitalized terms used in this Prospectus Supplement. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include those discussed in "Risk Factors" and in the Company's periodic reports filed with the Securities and Exchange Commission under the Exchange Act.

                                  THE COMPANY

     Innkeepers USA Trust is the largest owner of upscale extended-stay hotels in the United States and is the only publicly-traded REIT primarily focused on the multi-brand ownership of upscale extended-stay hotels. The Company currently owns 47 hotels containing an aggregate of 5,727 rooms located in 18 states. The Hotels consist of (i) 30 upscale and two mid-priced extended-stay hotels, including 23 Residence Inn hotels, six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel, and (ii) 15 mid-priced limited or full service hotels, including 12 Hampton Inn hotels, one Comfort Inn hotel, one Holiday Inn Express hotel and one Sheraton Inn hotel. The Company's primary objective is to acquire high quality assets in its target markets, which have high barriers to entry and strong demand characteristics. The Company recently completed an acquisition of nine hotels from affiliates of Summerfield Hotel Corporation ("Summerfield"), which included six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel (collectively, the "Summerfield Acquisition Hotels").

     The Company has implemented a strategy of utilizing multiple lessees and hotel management companies for its hotel properties. The Company leases 38 of the Hotels to the JF Lessee and leases the nine Summerfield Acquisition Hotels to an affiliate of Summerfield (the "Summerfield Lessee" and, together with the JF Lessee, the "Lessees") pursuant to percentage leases (the "Percentage Leases"). The Percentage Leases allow the Company to participate in increased revenue from the Hotels by providing for the payment of rent based on percentages of room revenues. The JF Lessee has entered into management contracts with a subsidiary of Marriott International, Inc. ("Marriott"), the largest operator of upscale extended-stay hotels in the United States, to manage 12 of the Residence Inn Hotels and with TMH, Inc. to manage two of the Hotels. The Summerfield Lessee has entered into management contracts with another affiliate of Summerfield to manage the nine Summerfield Acquisition Hotels. The Company believes that Marriott's and Summerfield's resources and hotel operations experience will continue to enhance the Company's ability to grow. For the year ended December 31, 1996, approximately 58% of the Company's pro forma Percentage Lease revenue from the 47 Hotels was derived from Hotels leased or managed by parties other than the JF Lessee.

                         UPSCALE EXTENDED-STAY SEGMENT

     The Company's acquisition strategy focuses primarily on upscale extended-stay hotels. Smith Travel Research ("Smith Travel") defines the upscale extended-stay hotel segment as those extended-stay hotels having an average daily rate ("ADR") of $85 or greater. Smith Travel's April 1997 census estimates that there are at least 322 upscale extended-stay hotels containing at least 38,102 rooms.

     Upscale extended-stay hotels are distinguishable from mid-priced, economy and budget extended-stay hotels generally as follows:

                                                        EXTENDED-STAY HOTELS
                       --------------------------------------------------------------------------------------
                             MID-PRICED, ECONOMY AND BUDGET                         UPSCALE
                       ------------------------------------------  ------------------------------------------
Principal Customer
  Base...............  Independent business travelers; govern-     Corporations for executive training and
                       ment workers; families                      consulting; project assignment; corporate
                                                                   relocations
Services/Amenities...  Minimal meeting space; limited lobby        Complimentary breakfast and evening
                       space; limited on-site food; limited front  cocktails; meeting space; daily linen and
                       desk hours; weekly maid service and         room cleaning service; 24-hour front desk;
                       twice-weekly linen service                  guest grocery services; 24-hour security
                                                                   and maintenance; on-site convenience store
Physical
  Facilities.........  Smaller rooms; fewer kitchen amenities;     Larger rooms; higher quality construc-
                       limited facility amenities                  tion; higher level of kitchen amenities;
                                                                   higher level of room furnishings; pool;
                                                                   exercise facilities

     The Company believes the demand for upscale extended-stay rooms substantially exceeds the available supply in its markets, which the Company expects will allow its Hotels to continue to provide attractive returns to the Company in the near term. Over the longer term, the Company believes that new supply will continue to be limited in its target markets by the relatively high barriers to entry. High barriers to entry include scarcity of land, extensive permit and approval requirements, the relatively long lead time required to develop an upscale extended-stay hotel, particularly in New England and the mid-Atlantic and Pacific states, and the relatively high costs associated with such development.

     The upscale extended-stay hotel concept was developed by Jack P. DeBoer and Rolf E. Ruhfus, Trustees of the Company, who co-founded both the Residence Inn and Summerfield Suites brands. The Company believes its relationships with Marriott, Summerfield and Messrs. DeBoer and Ruhfus, affiliates of each of which own an equity interest in the Company, have provided and will provide the Company with attractive opportunities to acquire additional upscale extended-stay hotels. The Company believes its access to the debt and equity markets will provide it with a competitive acquisition advantage over certain other prospective purchasers of upscale extended-stay hotels.

                               BUSINESS STRATEGY

     The Company's objective is to increase shareholder value by acquiring high quality assets in its target markets, which have high barriers to entry and strong demand characteristics. The Company focuses primarily on acquiring upscale extended-stay hotels that meet the Company's investment criteria, such as Residence Inn hotels and Summerfield Suites hotels. The Company also seeks to continue to achieve internal growth through the continued implementation of a focused operating strategy designed to generate increases in revenue per available room ("RevPAR") and, as a result, higher Percentage Lease payments.

     Acquisition Strategy. The Company has developed a multi-brand upscale extended-stay acquisition focus designed to position itself as a leading owner of upscale extended-stay hotels in the Company's target markets. The Company's acquisition strategy focuses on acquiring hotels that are (i) upscale extended-stay hotels, (ii) located in markets with relatively high barriers to entry and strong demand characteristics and (iii) located near other hotels owned by the Company thereby allowing the Company to enhance revenues by capitalizing on local market knowledge and directing overflow business to Company-owned hotels. The Company also intends to selectively acquire underperforming hotels to which the Company can add value through repositioning in the market, reflagging to premium franchise brands or renovation.

     The Company seeks to acquire hotels in strong markets where limited new construction is projected for the next several years because of the relatively high barriers to entry. Approximately 74% of the Hotels are located in states that, according to Coopers & Lybrand Hospitality Directions, February 1997 ("Hospitality Directions"), have low new construction rates (generally states where new construction rates are not expected to exceed 2.3% per annum). By concentrating its investments in hotels in such areas, the Company expects to continue to benefit from the favorable supply and demand characteristics in the upscale extended-stay segment in these markets.

     Internal Growth Strategy. The Percentage Leases are designed to allow the Company to participate in growth in room revenue at the Hotels by providing for the payment of rent based upon percentages of room revenues ("Percentage Rent"). Under the Percentage Leases, once room revenues at a Hotel reach certain specified levels, the Company receives between 68% and 70% of incremental room revenues. For the year ended December 31, 1996, room revenues from each of the Current Hotels, except the Summerfield Acquisition Hotels and two other Hotels under renovation during the period, exceeded the specified level necessary for the payment of the higher tier of Percentage Rent under the applicable Percentage Lease. On a pro forma basis, Percentage Lease revenue for the Hotels other than the Summerfield Acquisition Hotels (the "Current Hotels") increased approximately $1.9 million, or 17%, from approximately $11.2 million for the three months ended March 31, 1996 to $13.1 million for the three months ended March 31, 1997. See "The Hotels -- The Percentage Leases" and "Exhibit
A -- Information Concerning the Hotels."

     Following the completion of this offering (the "Offering") and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company will have outstanding indebtedness of approximately $102 million. The Company's Declaration of Trust limits the indebtedness of the Company to 50% of its investment in hotels, at cost, after giving effect to the use of such indebtedness (the "Debt Limitation"). Upon the closing of the Offering and the application of the net proceeds, the Company will have additional borrowing capacity of approximately $258 million under the Company's various credit facilities assuming all proceeds of any borrowings are used for investments in hotels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                            STRATEGIC RELATIONSHIPS

     The Company has formed relationships with the owners of two of the premier brands in the upscale extended-stay segment, Marriott and Summerfield.

     Marriott. The Company owns 23 Residence Inn hotels, including 12 managed by Marriott. Marriott's management of Company-owned Hotels enables the Company to realize the benefits of Marriott's resources and hotel operations experience and enhances the Company's ability to grow. The Company believes that its relationship with Marriott may provide the Company access to Residence Inn developers and potential sellers to which it might not otherwise have meaningful access. The Company expects that Marriott will manage certain additional Residence Inn hotels that may be acquired in the future, although no assurance can be given in this regard. In connection with certain acquisitions by the Company of Marriott-managed Residence Inns, Marriott exchanged a portion of its interests therein for approximately 298,000 units of common limited partnership interest in the Partnership ("Units").

     Summerfield. The Company's strategic relationship with Summerfield includes (i) the acquisition of the nine Summerfield Acquisition Hotels (the "Summerfield Acquisition"), (ii) the leasing of the Summerfield Acquisition Hotels to an affiliate of Summerfield, (iii) the issuance of Units to affiliates of Summerfield representing a 5.1% interest in the Company (assuming completion of the Offering) in exchange for substantially all of their equity interests in the Summerfield Acquisition Hotels, (iv) the appointment of

Mr. Ruhfus, Chairman of the Board of Summerfield, as a Trustee of the Company and (v) the receipt by the Company of a right of first refusal to acquire certain Summerfield Suites or Sierra Suites hotels developed in the future by Summerfield (the "Right of First Refusal").

     The relationship with Summerfield provides the Company with a multi-tenant structure and increases the number of upscale extended-stay suites in the Company's portfolio to 3,568 suites (approximately 62% of its room portfolio). The Company believes Summerfield Suites hotels are distinguishable from traditional upscale extended-stay hotels based upon:

     - higher ADR for the most recent reporting period of $115.70, as compared to the average ADR of $91.38 for all other upscale extended-stay hotels, reflecting in part Summerfield's focus on two-bedroom, two-bath suites;

     - Summerfield Suites hotels' substantial number of two-bedroom, two-bath suites that share a living room and kitchen, as compared to single-bedroom, single-bath suites at most upscale extended-stay hotels;

     - Summerfield Suites hotels' meeting rooms designed to accommodate corporate training; and

     - the higher level of finish in suites and public areas, including lobbies, at Summerfield Suites hotels, which is generally comparable to full service hotels.

                                   THE HOTELS

     The Company currently owns 47 hotels, including 40 Hotels acquired since the Company's initial public offering in 1994 (the "IPO"). In 1995, the Company acquired 11 Hotels with a book value of approximately $91 million, in 1996 the Company acquired 14 Hotels with a book value of approximately $180 million and to date in 1997 the Company has acquired 15 Hotels with a book value of approximately $180 million.

     The following chart sets forth certain information with respect to the
Hotels:

                                                                               NUMBER OF
FRANCHISE AFFILIATION                                      NUMBER OF HOTELS   ROOMS/SUITES
---------------------                                      ----------------   ------------
Upscale Extended-Stay
  Residence Inn..........................................         23             2,713
  Summerfield Suites.....................................          6               759*
  Sunrise Suites.........................................          1                96
                                                                  --             -----
                                                                  30             3,568
                                                                  --             -----
Mid-Priced Extended-Stay
  Sierra Suites..........................................          2               202
                                                                  --             -----
Mid-Priced
  Hampton Inn............................................         12             1,527
  Comfort Inn............................................          1               127
  Holiday Inn Express....................................          1               164
  Sheraton Inn...........................................          1               139
                                                                  --             -----
                                                                  15             1,957
                                                                  --             -----
                                                                  47             5,727
                                                                  ==             =====

---------------

* Contains a total of 1,057 bedrooms.

     Pro forma RevPAR period over period growth at the Current Hotels is as shown in the following chart (excluding all Hotels commencing operations in 1996):

                                                                                  THREE
                                                                                 MONTHS
                                                                                  ENDED
                                                                                MARCH 31,
                                                                                ---------
PRO FORMA REVPAR GROWTH                                      1995      1996       1997
-----------------------                                     -------   -------   ---------
By Year of Acquisition
  1995 Acquisitions.......................................      7.8%     11.0%       11.0%
  1996 Acquisitions.......................................      7.9      14.5         9.8
By Type of Property
  Upscale Extended-Stay...................................      7.5%     12.0%       11.0%
  Limited Service.........................................      5.8       9.3         5.5
By Franchise Affiliation
  Residence Inn...........................................      7.5%     12.0%       11.0%
  Hampton Inn.............................................      4.6       7.7         4.9
All Hotels................................................      7.0%     11.4%        9.2%

                                  RISK FACTORS

     An investment in the Common Shares involves various risks, and investors should carefully consider the matters discussed under "Risk Factors" beginning on page S-9.

                           OTHER RECENT DEVELOPMENTS

     Other Recently Completed Acquisitions. Since the completion of the Company's most recent follow-on public offering of Common Shares in October 1996 (the "1996 Offering"), the Company has implemented its acquisition growth strategy by acquiring, in the first quarter of 1997, three Residence Inn hotels containing 390 suites in addition to the Summerfield Acquisition Hotels. The aggregate consideration for these Hotels was approximately $36.3 million, of which approximately $4.9 million was paid through the issuance of Units and the remainder was paid from proceeds from the 1996 Offering and borrowings under the Company's line of credit (the "Line of Credit"). The Company also purchased three Hampton Inn hotels located in the Chicago metropolitan area for a cash purchase price of $19.1 million on June 26, 1997 using borrowings under the Line of Credit. See "Risk Factors -- Emphasis on Acquiring Hotels with Certain Franchise Affiliations" and "The Hotels."

     Increased Line of Credit. In May 1997, the Company increased the amount available under its Line of Credit from $70 million to $190 million, of which approximately $40 million is unsecured. The Line of Credit matures in May 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Acquisition Credit Facility. In June 1997, the Company obtained a one-year term loan from an affiliate of Lehman Brothers Inc. for an amount of approximately $89.5 million (the "Acquisition Loan"). The Acquisition Loan will be fully repaid from the proceeds of the Offering. Following the Offering, $70 million of this credit facility will remain available to the Company for the acquisition of additional hotels. Borrowings under this credit facility will be secured, bear interest at 30-day LIBOR plus 160 basis points, mature in June 1998 (excluding extension options) and be subject to customary underwriting criteria.

     Dividend Increase. Effective with the regular quarterly dividend paid on April 15, 1997, the Company increased its quarterly distribution per share from $.225 per share to $.25 per share. The Company's annualized dividend rate is now $1.00 per share, a 29% increase over the annualized dividend rate at the time of the IPO.

     Management Team. In April 1997, the Company appointed Frederic M. Shaw as Executive Vice President and Chief Operating Officer and Mark A. Murphy as General Counsel and Secretary. Mr. Shaw also continues to serve as President of the JF Lessee, the lessee of all of the Current Hotels, a position he has held since the IPO. Mr. Murphy is a former partner of the law firm of Hunton & Williams and had served as outside counsel to the Company since the IPO.

     Alignment of the JF Lessee's Interest with the Interests of the Shareholders of the Company. The principal shareholders of the JF Lessee, which leases 38 of the Hotels, are Mr. Fisher, Chairman of the Company, and Mr. Shaw, Chief Operating Officer of the Company. In order to reduce potential conflicts of interest and more closely align the interests of the JF Lessee with those of the Company, effective October 1996, Messrs. Fisher and Shaw agreed to invest 75% of the JF Lessee's net income (after distributions to pay taxes and establishment of necessary working capital reserves) in Common Shares. The JF Lessee currently owns 163,950 Common Shares. In addition, certain senior managers of the JF Lessee, as part of their compensation packages, have incentives related to the performance of the Company.

                                  THE OFFERING

Common Shares offered by the
Company.............................     8,500,000

Common Shares and Units
  to be outstanding
  after the Offering................     38,176,821(1)

Use of Proceeds.....................     To repay outstanding indebtedness under
                                         the Acquisition Loan and the Line of
                                         Credit.

NYSE symbol.........................     KPA
---------------

(1) Includes 7,237,463 Units and Preferred Units that are redeemable on a one-for-one basis for Units. Excludes Common Shares reserved for issuance pursuant to awards under the Company's 1994 Share Incentive Plans and the Trustees Share Incentive Plan.

                             SUMMARY FINANCIAL DATA

     The following table sets forth summary historical and pro forma operating and financial data for the Company. Such data should be read in conjunction with the financial statements and notes thereto incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. The pro forma operating and other data, as adjusted, for the Company is presented as if the purchase of each Hotel acquired in 1996 and 1997, the 1996 Offering and the Offering had occurred as of the beginning of the periods presented. The pro forma balance sheet data, as adjusted, is presented as if the purchase of the three Hampton Inn hotels acquired on June 26, 1997 and the Summerfield Acquisition Hotels and the application of the net proceeds of the Offering had occurred on March 31, 1997.

                              INNKEEPERS USA TRUST

           SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                  SEPTEMBER 30,     -------------------------------------   -------------------------------------
                                      1994                                        PRO                                     PRO
                                   (INCEPTION)                                  FORMA,                                  FORMA,
                                     THROUGH        HISTORICAL   HISTORICAL   AS ADJUSTED   HISTORICAL   HISTORICAL   AS ADJUSTED
                                DECEMBER 31, 1994      1995         1996        1996(1)        1996         1997        1997(1)
                                -----------------   ----------   ----------   -----------   ----------   ----------   -----------
OPERATING DATA:
Percentage lease revenue......       $ 1,480         $ 11,268     $ 27,466     $ 64,675      $  5,696     $ 12,380     $ 16,530
Income before minority
  interest....................           420            3,864        9,749       27,914         2,262        5,581        7,118
Net income per Common Share
  outstanding(2)..............       $  0.08         $   0.57     $   0.65     $   0.69      $   0.20     $   0.19     $   0.18
Weighted average number of
  Common Shares and Common
  Share equivalents (Units)
  outstanding(3)..............         5,383            6,836       13,829       34,121        11,569       23,584       34,141
OTHER DATA:
Lessee room revenue...........       $ 3,404         $ 24,412     $ 58,501     $122,926      $ 12,009     $ 25,533     $ 34,304
Funds From Operations(4)......           900            7,015       17,170       47,190         3,717        8,798       12,220
Cash Available for
  Distribution(5).............           924            6,479       15,733       43,423         3,212        7,910       11,193
Cash provided by operating
  activities(6)...............           670            4,925       17,194       48,590         3,016        4,878       12,628
Cash used in investing
  activities(7)...............          (172)         (90,929)    (109,714)    (225,868)      (11,540)     (34,600)    (147,209)
Cash provided by (used in)
  financing activities(8).....        (1,764)          86,642      135,166      222,361        13,205         (664)     106,174
BALANCE SHEET DATA:
Investment in Hotels, at
  cost........................                                                                            $366,140     $506,317
Total assets..................                                                                             370,725      511,396
Total long-term debt..........                                                                             105,834      101,966
Minority interest in
  Partnership.................                                                                              49,247       76,267
Total shareholders' equity....                                                                             207,621      325,140

---------------

(1) The pro forma, as adjusted, information does not purport to represent what the Company's financial position or results of operations actually would have been if the acquisition of the Current Hotels and the Summerfield Acquisition Hotels and the closing of the 1996 Offering and the Offering had, in fact, occurred at the beginning of the periods presented, or to project the Company's financial position or results of operations at any future date or for any future period. The pro forma, as adjusted, information assumes the Company owned and leased the Current Hotels and the Summerfield Acquisition Hotels throughout the periods presented. Pro forma Percentage Lease revenue represents Rent due from the Lessees to the Company calculated by applying the Rent provisions of the Percentage Leases to the historical revenue of the Hotels. The pro forma Percentage Lease payments for the Summerfield Acquisition Hotels and certain other Hotels, which had no substantive operations for the periods presented, represent the fixed obligations of the Lessees to pay a certain sum in annual rent regardless of the level of room revenues achieved (the "Base Rent" and, together with the Percentage Rent, the "Rent"), as set forth in the applicable Percentage Leases. See "The Hotels -- the Percentage Leases" and "Exhibit
    A -- Information Concerning the Hotels" for a description of the Rent formulas for the Hotels.
(2) Net income per Common Share is computed by dividing income before minority interest less the distributions on the Preferred Units by the weighted average number of Common Shares and Common Share equivalents, including Units, outstanding.
(3) The pro forma information, as adjusted, includes the Common Shares to be outstanding after the Offering and the Units issued in connection with the Summerfield Acquisition and excludes 116,250 Common Shares issued to certain officers of the Company in May 1997.

(4) Consistent with the definition adopted by the National Association of Real Estate Investment Trusts ("NAREIT"), Funds From Operations ("FFO") consists of net income, computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect cash expenditures for capital improvements or principal repayment of debt.
(5) Cash Available for Distribution is computed by subtracting from FFO the sum of (a) an amount equal to 4% of Hotel room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessees for the periodic refurbishment and replacement of furniture, fixtures and equipment at the Hotels, and (b) principal amortization on long-term debt and adding the sum of (i) the amortization of franchise costs, (ii) the amortization of loan origination fees and (iii) the amortization of unearned Trustees' compensation.
(6) Pro forma cash provided by operating activities represents net income plus minority interest, depreciation, amortization of franchise costs, amortization of loan origination fees and amortization of unearned Trustees' compensation. No adjustments are included for changes in working capital items.
(7) Pro forma cash used in investing activities includes the purchase of Hotels acquired, the payment of certain franchise fees and an amount equal to 4% of room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessees for the periodic refurbishment and replacement of furniture, fixtures and equipment at the Hotels.
(8) Pro forma cash provided (used) by financing activities is computed as the sum of (i) distributions per Common Share (and per Unit) of $0.25 for the first quarter of 1997 and $0.90 for the year ended December 31, 1996; (ii) distributions of $0.275 per quarter on the Preferred Units; (iii) proceeds from the issuance of long-term debt used to acquire the Hotels; (iv) principal payments and other re-payments on the long-term debt; (v) the net proceeds from the 1996 Offering and the Offering; and (vi) the payment of loan origination fees.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus Supplement and the accompanying Prospectus, including information incorporated herein by reference, prospective investors should carefully consider the following factors in evaluating an investment in the Common Shares offered hereby. The Prospectus Supplement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

RISK OF RAPID GROWTH; DEPENDENCE ON LESSEES AND THIRD-PARTY MANAGERS

     The Company's ability to grow depends upon the ability of the Lessees and any third-party manager retained by the Lessees, such as Marriott or Summerfield Suites Management Company, L.P. (the "Summerfield Manager"), to manage effectively the Hotels, as well as any additional hotels in which the Company invests. The Lessees' or any third-party managers' ability to operate additional hotels under Percentage Leases or management agreements, as applicable, with current staffing levels and office locations, may diminish as the Company acquires additional hotels. Such growth may require the Lessees to hire additional personnel, engage additional third-party managers and operate in new geographic locations. In order to qualify as a REIT, the Company cannot operate the Hotels or participate in decisions affecting the daily operations of the Hotels. The Lessees have limited assets and generally the Lessee must generate sufficient cash flow from the operation of the Hotels, after payment of all operating expenses, to fund the Lessees' Rent obligations under the Percentage Leases. There can be no assurance that the Lessees or their third-party managers will effectively operate the Hotels. In the event that the Lessees and their third-party managers fail to effectively operate the Hotels, the Company's internal growth strategy and acquisition strategy would be more difficult to achieve and, therefore, Cash Available for Distribution could be adversely affected. If the Company terminates a Percentage Lease following a default without the consent of the lender, a default could concurrently be triggered under the Line of Credit and the Acquisition Loan, which could result in a foreclosure of the Hotels securing the Line of Credit and the Acquisition Loan. In addition, a material default under a Percentage Lease could trigger cross-defaults under one or more Percentage Leases, which could have a material adverse effect on Cash Available for Distribution.

ACQUISITION OF HOTELS WITH LIMITED OPERATING HISTORY

     Eight of the Hotels have little operating history, including five of the Summerfield Acquisition Hotels. The Company and the Lessees have calculated the Percentage Rent formulas for these Hotels based on certain assumptions of occupancy and ADR for these Hotels on an anticipated stabilized basis. Consequently, the Company will be subject to risks that these Hotels will not achieve anticipated occupancy or ADR levels or may not achieve such levels within anticipated time frames. Room revenues may be less than required to result in the payment of Percentage Rent at levels at a particular Hotel that provide the Company with an attractive return on its investment. Base Rent for the Summerfield Acquisition Hotels reduces under the terms of the Summerfield Percentage Leases beginning in 1999, when the Rent becomes more weighted towards Percentage Rent. If the room revenues at that time were less than currently anticipated, the Rent payable with respect to these Hotels would be lower than anticipated, which could have a material adverse effect on Cash Available for Distribution.

MULTI-HOTEL ACQUISITION RISKS

     Since its IPO, the Company has increasingly emphasized and intends to continue to emphasize acquisitions of multiple hotels in a single transaction. Multiple-hotel acquisitions are often more complex, require a larger investment of management's time and the Company's resources and may require more complicated financing and greater due diligence expenses than single-hotel acquisitions. The risk that a multiple-hotel acquisition will not close may be greater than in a single-hotel acquisition. Because due diligence and other costs are generally greater in a multi-hotel acquisition than a single-hotel acquisition, if the Company fails to close such acquisitions, its Cash Available for Distribution will be adversely affected. Another risk associated with multiple-hotel acquisitions is that a seller may require that a group of hotels be purchased as a package, even though one or more of the hotels in the package do not meet the Company's investment criteria. In such cases, the Company may be required to purchase the group of hotels and may seek to re-sell those that do not meet its criteria. In such circumstances, there is no assurance as to how quickly the Company could sell such hotels, the price at which they could be sold or limitations on resale imposed by the seller. Such hotels might reduce Cash Available for Distribution if the Company sells them at a loss. In addition, under the Code, a REIT's gain from the sale of a hotel acquired with the intent to re-sell within four years of the date of acquisition potentially could be subject to a 100% tax. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Income Tests" in the accompanying Prospectus.

CONCENTRATION OF INVESTMENTS IN CALIFORNIA

     Nine of the 47 Hotels are located in California. See "The Hotels." As a result, localized adverse events or conditions, such as economic recessions and natural disasters, including earthquakes, could have a significant negative effect on the operations of the combined Hotels, and ultimately Cash Available for Distribution to shareholders of the Company.

CONCENTRATION OF PERCENTAGE LEASE PAYMENTS

     On a pro forma basis, for the year ended December 31, 1996, Rent from five of the Hotels (the Residence Inn -- Mountain View, California, -- San Mateo, California, -- Silicon Valley I, California and -- Silicon Valley II, California hotels and the Summerfield Suites -- Belmont, California hotel) generated approximately 26% of the aggregate Rent payments to the Company under the Percentage Leases. Therefore, the Company's Cash Available for Distribution will be affected, to a large degree, by the operating performance of these five Hotels.

INVESTMENT CONCENTRATION IN SINGLE INDUSTRY; EMPHASIS ON UPSCALE EXTENDED-STAY MARKET SEGMENT

     The Company's current growth strategy is to acquire primarily upscale extended-stay hotels. The Company will not seek to invest in assets selected to reduce the risks associated with an investment in that segment of the hotel industry, and, therefore, is subject to risks inherent in concentrating investments in a single industry and in a single market segment within that industry. The upscale extended-stay segment is particularly dependent on corporate training and consultant activity, both of which would be adversely affected by an economic downturn. Therefore, the adverse effect on Rent under the Percentage Leases and Cash Available for Distribution to shareholders of the Company resulting from a downturn in the hotel industry or the failure of the upscale extended-stay market segment to continue to grow in accordance with expectations would be more pronounced than if the Company had diversified its investments outside of the hotel industry or in additional hotel market segments. See "The Lodging Industry."

EMPHASIS ON ACQUIRING HOTELS WITH CERTAIN FRANCHISE AFFILIATIONS

     The Company owns 47 Hotels. Twenty-three of the Hotels operate as Residence Inn hotels and 12 operate as Hampton Inn hotels. The Summerfield Acquisition Hotels include six Summerfield Suites hotels. The Company will be subject to risks inherent in concentrating investments in any franchise brand, in particular the Residence Inn, Summerfield Suites and the Hampton Inn brands, such as a reduction in business following any adverse publicity related to a brand, which could have an adverse effect on the Company's Rent under the Percentage Leases and distributions to shareholders. Furthermore, the Summerfield Suites and Sierra Suites brands are relatively new brands and do not currently have, and may not develop in the future, substantial name recognition or effective reservation systems. If name recognition and effective registration systems are not established, the revenues from such hotels, and therefore the Summerfield Lessee's obligation to make Percentage Rent payments, particularly at the higher tier, may be adversely affected, in which case Cash Available for Distribution would be adversely affected. In addition, dependence upon a lessee, manager or major franchisor such as Marriott, Promus or Summerfield, respectively, may adversely affect the Company's ability to negotiate favorable contractual provisions with such franchisors, Lessees or managers. See "The Hotels -- Description of the Hotels -- Summerfield Suites Hotels" and
"-- Residence Inn Hotels."

NO ASSURANCE OF FUTURE ACQUISITIONS

     While the Company believes that its relationships with Marriott, Summerfield and Messrs. DeBoer and Ruhfus (the co-founders of the Residence Inn and Summerfield Suites brands and Trustees of the Company) will continue to provide the Company with acquisition opportunities, the Company has no definitive agreement with respect to the acquisition of any hotels, and there can be no assurance that the Company will acquire any additional Marriott or Summerfield Suites brand hotels.

CONFLICTS OF INTEREST

     Mr. Fisher is Chairman of the Board and Chief Executive Officer of the Company, Mr. Shaw is Executive Vice President and Chief Operating Officer of the Company and Messrs. Fisher and Shaw are the shareholders of the JF Lessee. Mr. Ruhfus, who has been appointed as a Trustee of the Company, is the Chairman of the Board of Summerfield, an affiliate of which is the general partner of the Summerfield Lessee. As a result, there are inherent conflicts of interest in the ongoing lease, acquisition, disposition and operation of the Hotels, and the interests of shareholders may not have been, and in the future may not be, reflected solely in all decisions made or actions taken by officers and Trustees of the Company.

  Percentage Leases

     Because Messrs. Fisher and Ruhfus are the principal equity owners of the JF Lessee and the Summerfield Lessee, respectively, as well as Trustees of the Company, there is a conflict of interest with respect to the enforcement, termination or extension of the Percentage Leases and the negotiation of the terms of any future percentage leases between such Lessees and the Company. The economic interests of Messrs. Fisher and Ruhfus in the Lessees may result in decisions relating to the Company's enforcement of its rights under the Percentage Leases that do not solely reflect the interests of the Company's shareholders.

  Possible Competition From Hotels Developed by the Summerfield Hotel
Corporation

     Mr. Ruhfus is a Trustee of the Company and an officer and equity owner of the Summerfield Lessee, and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including upscale extended stay hotels. Mr. Ruhfus is Chairman of the Board and a principal shareholder of Summerfield, which is the developer and franchisor of Summerfield Suites, Sierra Suites and Sunrise Suites hotels, and an officer and equity owner of the Summerfield Lessee. Hotels developed by Mr. Ruhfus and his affiliates, including Summerfield Suites hotels, Sierra Suites hotels and Sunrise Suites hotels, may compete with the Hotels for guests, and other hotel companies with which Mr. Ruhfus is affiliated may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company, Mr. Ruhfus and Summerfield could differ with respect to the Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. Ruhfus and his affiliates.

     Conflicts Relating to Sales of Summerfield Acquisition Hotels

     Due to the potential adverse tax consequences for certain Summerfield affiliates that may result from the sale of any or all of the Summerfield Acquisition Hotels, the Company has agreed that for a period of up to seven years following the closing of the acquisition of the Summerfield Acquisition Hotels, any taxable sale of a Summerfield Acquisition Hotel will require the consent of the applicable Summerfield affiliates, which may cause the Company to be unable to sell some or all of the Summerfield Acquisition Hotels in circumstances in which it would be advantageous for the Company to do so. If the Company sells a Summerfield Acquisition Hotel without such consent, the Company could be liable for the tax liability on the built-in gain of the Summerfield affiliates.

ADVERSE EFFECT OF SHARES AVAILABLE FOR FUTURE ISSUANCE AND SALE ON MARKET PRICE OF COMMON SHARES

     The Company's Declaration of Trust authorizes the Board of Trustees to issue up to 120,000,000 shares of capital stock, consisting of 100,000,000 Common Shares and 20,000,000 Preferred Shares. Upon the closing of the Offering, the Board of Trustees will be able to issue an aggregate of 59,239,430 unissued and unreserved

Common Shares and to classify and issue all 20,000,000 unissued Preferred Shares. The Company's acquisition strategy depends in part on access to additional capital through sales and issuances of equity securities. The market price of the Common Shares may be adversely affected by the availability for future sale and issuance of such unissued and unreserved Common Shares and Preferred Shares.

     In addition, the market price of Common Shares may also be adversely affected by the availability for future sale and issuance of 7,237,463 Common Shares that could be issued upon the redemption of Units and Preferred Units of the Partnership. The Company has effected a shelf registration of 654,906 Common Shares issuable to certain limited partners of the Partnership upon redemption of their Units so as to permit such shares to be freely tradeable. The Company has also agreed to effect, on or before August 1, 1997, November 1, 1997 and November 1, 1998, shelf registrations of 369,816, 211,465, and 4,063,329 Common Shares, respectively, issuable upon redemption of Units and Preferred Units outstanding and issued in connection with the acquisition of various Current Hotels. In connection with the purchase of the Summerfield Acquisition Hotels, certain affiliates of Summerfield received an aggregate of 1,937,947 Units (the "Summerfield Units"). In addition to its obligation to effect a shelf registration of a substantial portion of the Common Shares issuable upon the redemption of the Summerfield Units (the "Summerfield Redemption Shares") on or before June 20, 1998 (and to effect a shelf registration of the remainder of the Summerfield Redemption Shares on or before June 20, 1999), the Company has granted the holders of the Summerfield Units the right to require the Company to effect two underwritten offerings of the Summerfield Redemption Shares upon demand by the holders thereof. The existence of such shelf registration statements and demand registration rights, the ability of holders of Units to receive Common Shares in exchange for their Units and to thereafter sell such Common Shares, may have an adverse affect on the market price of the Common Shares.

COMMON SHARE PRICE FLUCTUATIONS

     A number of factors may adversely influence the price of the Common Shares in public trading markets, many of which are beyond the control of the Company. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Common Shares to demand a higher annual distribution rate on the price paid for the Common Shares, which could adversely affect the market price of the Common Shares.

                                USE OF PROCEEDS

     The net proceeds to the Company from the Offering will be approximately $115.5 million ($132.9 million if the over-allotment option is fully exercised). The Company will contribute all of the net proceeds of the Offering to the Partnership and will own, through its wholly-owned subsidiaries, approximately an 81.0% interest in the Partnership (81.7% if the over-allotment option is fully exercised). The Partnership will use the net proceeds of the Offering to repay the Acquisition Loan and a substantial portion of the borrowings under the Line of Credit.

              DISTRIBUTION POLICY AND PRICE RANGE OF COMMON SHARES

     The Company currently pays regular quarterly distributions to the holders of Common Shares. The Company declared dividends of $0.25 per share for the first and second quarters of 1997, a 29% increase over the quarterly distribution rate at the time of the IPO. Future distributions paid by the Company will be at the discretion of the Board of Trustees and will depend on the Company's actual Cash Available for Distribution, its financial condition, capital requirements, the distribution requirements under federal income tax provisions for qualification as a REIT and such other factors as the Board may deem relevant.

     Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes generally will be taxable to shareholders as ordinary income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital and a reduction of the shareholder's basis in the Common Shares to the extent thereof, and thereafter as taxable gain. Distributions that are treated as a reduction of the shareholder's basis in its Common Shares will have the effect of deferring taxation until the sale of its Common Shares. The Company has determined that, for federal income tax purposes, approximately 21% of the per share distribution paid for the year ended December 31, 1996 represented a return of capital to shareholders.

     The Common Shares were listed for quotation on The Nasdaq Stock Market until September 24, 1996 under the symbol "NKPR." The Company's Common Shares were listed on the NYSE under the symbol "KPA" commencing September 25, 1996. The following table sets forth for the indicated periods the high and low sales prices for the Common Shares and the cash distributions declared per share:

                                                        PRICE RANGE
                                                      ----------------   CASH DISTRIBUTION
                                                       HIGH      LOW     DECLARED PER SHARE
                                                      -------   ------   ------------------
1995
First Quarter.......................................  $ 8.625   $7.125        $0.19375
Second Quarter......................................    9.125    8.000           0.215
Third Quarter.......................................    9.500    8.375           0.215
Fourth Quarter......................................    9.625    8.625           0.215
1996
First Quarter.......................................   10.250    8.875           0.225
Second Quarter......................................   10.250    9.000           0.225
Third Quarter.......................................   11.250    9.500           0.225
Fourth Quarter......................................   13.875   10.500           0.225
1997
First Quarter.......................................   15.500   13.000           0.250
Second Quarter......................................   15.000   12.875           0.250

     On July 10, 1997, the last reported sale price of the Common Shares on the NYSE was $14 7/16 per share. As of June 26, 1997, the Company had approximately 120 shareholders of record and approximately 4,900 beneficial owners.

                                 CAPITALIZATION

     The following table sets forth the pro forma capitalization of the Company as of March 31, 1997 and as adjusted to reflect the sale by the Company of 8,500,000 Common Shares offered hereby and the application of the net proceeds as set forth in "Use of Proceeds."

                                                                  MARCH 31, 1997
                                                              ----------------------
                                                                         PRO FORMA,
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS)
Long-term debt..............................................  $105,834    $101,966
Minority interest...........................................    49,247      76,267
Shareholders' Equity:
  Preferred Shares, $0.01 par value per share, 20,000,000
     shares authorized, no shares issued and outstanding....
  Common Shares, $0.01 par value per share, 100,000,000
     shares authorized, 22,322,817 shares issued and
     outstanding, and 30,822,817 shares issued and
     outstanding, as adjusted(1)............................       223         308
Additional paid-in capital..................................   215,049     332,483
Unearned Trustees' compensation.............................      (128)       (128)
Distributions in excess of net earnings.....................    (7,523)     (7,523)
                                                              --------    --------
          Total shareholders' equity........................   207,621     325,140
                                                              --------    --------
          Total capitalization..............................  $362,702    $503,373
                                                              ========    ========

---------------

(1) Excludes approximately 7,237,463 Common Shares issuable upon redemption of Units and Preferred Units held by limited partners of the Partnership. Also excludes Common Shares reserved for issuance pursuant to awards under the Company's 1994 Share Incentive Plan and the Trustees Share Incentive Plan. Assuming all of the Units and Preferred Units are converted into Common Shares, there would be 38,176,821 Common Shares outstanding upon the closing of the Offering.

                         SELECTED FINANCIAL INFORMATION

     The following tables set forth selected historical and pro forma operating and financial data for the Company.

     With respect to the Company, the following tables set forth (i) selected historical operating and other financial data for the period September 30, 1994 (inception) through December 31, 1994, the years ended December 31, 1995 and 1996 and the three months ended March 31, 1996 and 1997, (ii) selected historical balance sheet data as of March 31, 1997, (iii) selected pro forma operating and other financial data for the year ended December 31, 1996 and the three months ended March 31, 1997 and (iv) selected pro forma balance sheet data as of March 31, 1997.

     The selected historical financial data for the Company for the period September 30, 1994 (inception) through December 31, 1994 and the years ended December 31, 1995 and 1996 has been derived from the historical financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants, whose reports with respect thereto are incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. The selected historical financial data as of and for the three months ended March 31, 1996 and 1997 have been prepared by management on the same basis as the audited financial statements of the Company, and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, that the Company considers necessary for a fair presentation of the results for such periods. Such results of operations for the three months ended March 31, 1996 and 1997 are not necessarily indicative of the results for the entire year.

     The unaudited pro forma operating and other financial data, as adjusted, for the Company is presented as if the purchase of each Hotel acquired in 1996 and 1997, the 1996 Offering and the Offering had occurred as of the beginning of the periods presented. The pro forma balance sheet data, as adjusted, is presented as if the purchase of the three Hampton Inn hotels acquired on June 26, 1997 and the Summerfield Acquisition Hotels acquired as of June 20, 1997 and the application of the net proceeds of the Offering had occurred on March 31, 1997.

                              INNKEEPERS USA TRUST

           SELECTED HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA
            (IN THOUSANDS, EXCEPT PER SHARE DATA AND PROPERTY DATA)

                                                                    YEAR ENDED DECEMBER 31,
                              SEPTEMBER 30,   -------------------------------------------------------------------
                                  1994                                            PRO FORMA 1996(1)
                               (INCEPTION)                          ---------------------------------------------
                                 THROUGH          HISTORICAL                                             SIERRA
                              DECEMBER 31,    -------------------      PRE-1997         OTHER 1997       SUITES
                                  1994          1995       1996     ACQUISITIONS(2)   ACQUISITIONS(2)   HOTELS(2)
                              -------------   --------   --------   ---------------   ---------------   ---------
OPERATING DATA:
Percentage Lease revenue....     $ 1,480      $ 11,268   $ 27,466       $43,971           $ 7,096         $978
Other revenue...............          39           197        911           916
                                 -------      --------   --------       -------           -------         ----
        Total revenue.......       1,519        11,465     28,377        44,887             7,096          978
                                 -------      --------   --------       -------           -------         ----
Depreciation................         480         3,151      7,421        11,736             2,368          529
Amortization of franchise
  costs.....................          20            31         89           120                13
Ground rent.................          83           336        376           424
Interest expense............          61         1,989      5,839         7,865
Amortization of loan
  origination fees..........         148           439        867           977                             23
Taxes and insurance.........         159         1,105      2,803         4,227             1,171          246
General and
  administrative............         133           510      1,186         1,500                             50
Amortization of unearned
  Trustees' compensation....          15            40         47            47
                                 -------      --------   --------       -------           -------         ----
        Total expenses......       1,099         7,601     18,628        26,896             3,552          848
                                 -------      --------   --------       -------           -------         ----
Income before minority
  interest..................         420         3,864      9,749        17,991             3,544          130
Minority interest, Common...         (52)         (397)      (531)         (703)              (46)         (11)
Minority interest,
  Preferred.................                                 (729)       (4,470)
                                 -------      --------   --------       -------           -------         ----
Net income..................     $   368      $  3,467   $  8,489       $12,818           $ 3,498         $119
                                 =======      ========   ========       =======           =======         ====
Net income per Common
  Share(3)..................     $  0.08      $   0.57   $   0.65       $  0.58
                                 =======      ========   ========       =======
Weighted average number of
  Common Shares and Common
  Share equivalents (Units)
  outstanding(4)............       5,383         6,836     13,829        23,313
                                 =======      ========   ========       =======
OTHER DATA:
Lessee room revenue.........     $ 3,404      $ 24,412   $ 58,501       $87,334           $15,351         $642
Funds From Operations(5)....         900         7,015     17,170        29,727             5,912          659
Cash Available for
  Distribution(6)...........         924         6,453     15,733        27,128             5,311          656
Cash provided by operating
  activities(7).............         670         4,925     17,194
Cash used in investing
  activities(8).............        (172)      (90,929)  (109,714)
Cash provided (used) by
  financing activities(9)...      (1,764)       86,642    135,166
BALANCE SHEET DATA:
Investment in Hotels, at
  cost......................
Total assets................
Total long-term debt........
Minority interest in
  Partnership...............
Total shareholders'
  equity....................

                               YEAR ENDED DECEMBER 31,
                              -------------------------
                                  PRO FORMA 1996(1)
                              -------------------------
                              SUMMERFIELD
                                SUITES      PRO FORMA,
                               HOTELS(2)    AS ADJUSTED
                              -----------   -----------
OPERATING DATA:
Percentage Lease revenue....    $12,630      $  64,675
Other revenue...............                       916
                                -------      ---------
        Total revenue.......     12,630         65,591
                                -------      ---------
Depreciation................      4,643         19,276
Amortization of franchise
  costs.....................                       133
Ground rent.................                       424
Interest expense............                     7,865
Amortization of loan
  origination fees..........        220          1,220
Taxes and insurance.........      1,268          6,912
General and
  administrative............        250          1,800
Amortization of unearned
  Trustees' compensation....                        47
                                -------      ---------
        Total expenses......      6,381         37,677
                                -------      ---------
Income before minority
  interest..................      6,249         27,914
Minority interest, Common...       (519)        (1,946)
Minority interest,
  Preferred.................                    (4,470)
                                -------      ---------
Net income..................    $ 5,730      $  21,498
                                =======      =========
Net income per Common
  Share(3)..................                 $    0.69
                                             =========
Weighted average number of
  Common Shares and Common
  Share equivalents (Units)
  outstanding(4)............                    34,121
                                             =========
OTHER DATA:
Lessee room revenue.........    $19,599      $ 122,926
Funds From Operations(5)....     10,892         47,190
Cash Available for
  Distribution(6)...........     10,328         43,423
Cash provided by operating
  activities(7).............                    48,590
Cash used in investing
  activities(8).............                  (225,868)
Cash provided (used) by
  financing activities(9)...                   222,361
BALANCE SHEET DATA:
Investment in Hotels, at
  cost......................
Total assets................
Total long-term debt........
Minority interest in
  Partnership...............
Total shareholders'
  equity....................

                                                                 THREE MONTHS ENDED MARCH 31,
                             ----------------------------------------------------------------------------------------------------
                                                                                 PRO FORMA 1997(1)
                                                   ------------------------------------------------------------------------------
                                 HISTORICAL                                             SIERRA
                             -------------------      PRE-1997         OTHER 1997       SUITES       SUMMERFIELD      PRO FORMA,
                               1996       1997     ACQUISITIONS(2)   ACQUISITIONS(2)   HOTELS(2)   SUITES HOTELS(2)   AS ADJUSTED
                             --------   --------   ---------------   ---------------   ---------   ----------------   -----------
OPERATING DATA:
Percentage Lease revenue...  $  5,696   $ 12,380       $11,547           $1,581          $244           $3,158         $ 16,530
Other revenue..............        94        345           345                                                              345
                             --------   --------       -------           ------          ----           ------         --------
        Total revenue......     5,790     12,725        11,892            1,581           244            3,158           16,875
                             --------   --------       -------           ------          ----           ------         --------
Depreciation...............     1,455      3,217         3,217              592           132            1,161            5,102
Amortization of franchise
  costs....................        14         17            17                3                                              20
Ground rent................        85         88            88                                                               88
Interest expense...........     1,065      1,997         1,966                                                            1,966
Amortization of loan
  origination fees.........       161        256           256                             12              110              378
Taxes and insurance........       515      1,129         1,009              299            62              317            1,687
General and
  administrative...........       221        430           430                             13               63              506
Amortization of unearned
  Trustees' fees...........        12         10            10                                                               10
                             --------   --------       -------           ------          ----           ------         --------
        Total expenses.....     3,528      7,144         6,993              894           219            1,651            9,757
                             --------   --------       -------           ------          ----           ------         --------
Income before minority
  interest.................     2,262      5,581         4,899              687            25            1,507            7,118
Minority interest,
  Common...................      (147)      (234)         (197)              (9)           (2)            (125)            (498)
Minority interest,
  Preferred................               (1,117)       (1,117)                                                          (1,117)
                             --------   --------       -------           ------          ----           ------         --------
Net income.................  $  2,115   $  4,230       $ 3,585           $  678          $ 23           $1,382         $  5,503
                             ========   ========       =======           ======          ====           ======         ========
Net income per Common
  Share(3).................  $   0.20   $   0.19       $  0.16                                                         $   0.18
                             ========   ========       =======                                                         ========
Weighted average number of
  Common Shares and Common
  Share equivalents (Units)
  outstanding(4)...........    11,569     23,584        23,333                                                           34,141
                             ========   ========       =======                                                         ========
OTHER DATA:
Lessee room revenue........  $ 12,009   $ 25,533       $23,790           $3,618          $828           $6,068         $ 34,304
Funds From Operations(5)...     3,717      8,798         8,116            1,279           157            2,668           12,220
Cash Available for
  Distribution(6)..........     3,212      7,910         7,385            1,137           136            2,535           11,193
Cash provided by operating
  activities(7)............     3,016      4,878                                                                         12,628
Cash used in investing
  activities(8)............   (11,540)   (34,600)                                                                      (147,209)
Cash provided (used) by
  financing
  activities(9)............    13,205       (664)                                                                       106,174
BALANCE SHEET DATA:
Investment in Hotels, at
  cost.....................             $366,140                                                                       $506,317
Total assets...............              370,725                                                                        511,396
Total long-term debt.......              105,834                                                                        101,966
Minority interest in
  Partnership..............               49,247                                                                         76,267
Total shareholders'
  equity...................              207,621                                                                        325,140

---------------

(1) The pro forma and pro forma, as adjusted, information does not purport to represent what the Company's financial position or results of operations actually would have been if the acquisition of the Current Hotels and the Summerfield Acquisition Hotels and the consummation of the 1996 Offering and the Offering had, in fact, occurred at the beginning of the period presented, or to project the Company's financial position or results of operations at any future date or for any future period. The pro forma information assumes the Company owned and leased the Current Hotels throughout the periods presented. The pro forma, as adjusted, information assumes the Company owned and leased the Current Hotels and the Summerfield Acquisition Hotels throughout the periods presented. Pro forma lease revenue represents Rent due from the Lessees to the Company calculated by applying the Rent provisions of the Percentage Leases to the historical revenue of the Hotels. The pro forma lease payments for the Summerfield Acquisition Hotels and certain other Hotels, which had no substantive operations for the periods presented, represent Base Rent as set forth in the applicable Percentage Leases. See "The Hotels -- The Percentage Leases" and "Exhibit
    A -- Information Concerning the Hotels" for a description of the Rent formulas for the Hotels.

(2) The Pre-1997 Acquisitions information relates to the 32 Hotels owned by the Company at December 31, 1996. The Other 1997 Acquisitions information relates to the three Residence Inn hotels acquired in the first quarter of 1997 and the three Hampton Inn hotels acquired on June 26, 1997. The Sierra Suites Hotels information relates to the two Sierra Suites hotels acquired as of June 20, 1997. The Summerfield Suites Hotels information relates to the six Summerfield Suites hotels and the Sunrise Suites hotel acquired as of June 20, 1997.
(3) Net income per Common Share is computed by dividing income before minority interest, less the distributions on the Preferred Units by the weighted average number of Common Shares and Common Share equivalents, including Units, outstanding.
(4) The pro forma information, as adjusted, includes the Common Shares to be outstanding after the closing of the Offering and the Units issued in connection with the Summerfield Acquisition and excludes 116,250 Common Shares issued to certain officers of the Company in May 1997.
(5) Consistent with the definitions adopted by the NAREIT, FFO consists of net income, computed in accordance with GAAP, excluding gains or losses from debt restructurings and sales of property, plus depreciation of real property (including furniture and equipment) and after adjustments for unconsolidated partnerships and joint ventures. Industry analysts generally consider FFO to be an appropriate measure of the performance of an equity REIT. FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity. FFO does not reflect cash expenditures for capital improvements or principal repayment of debt.
(6) Cash Available for Distribution is computed by subtracting from FFO the sum of (a) an amount equal to 4% of Hotel room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessees for the periodic refurbishment and replacement of furniture, fixtures and equipment at the Hotels, and (b) principal amortization on long-term debt and adding the sum of (i) the amortization of franchise costs, (ii) the amortization of loan origination fees and (iii) the amortization of unearned Trustees' fees.
(7) Pro forma cash provided by operating activities represents net income plus minority interest, depreciation, amortization of franchise costs, amortization of loan origination fees and amortization of unearned Trustees' fees. No adjustments are included for changes in working capital items.
(8) Pro forma cash used in investing activities includes the purchase of Hotels acquired, the payment of certain franchise fees and an amount equal to 4% of room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessees for the periodic refurbishment and replacement of furniture, fixtures and equipment at the Hotels.
(9) Pro forma cash provided (used) by financing activities is computed as the sum of (i) distributions per Common Share and per Unit of $0.25 for the first quarter of 1997 and $0.90 for the year ended December 31, 1996; (ii) distributions of $0.275 per quarter on the Preferred Units; (iii) proceeds from the issuance of long-term debt used to acquire the Hotels; (iv) principal payments and other re-payments on the long-term debt; (v) the net proceeds from the 1996 Offering and the Offering; and (vi) the payment of loan origination fees.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW AND RECENT DEVELOPMENTS

     The Company commenced operations on September 30, 1994. As of March 31, 1997 the Company owned 35 Hotels in 16 states, including 23 Residence Inn hotels, 9 Hampton Inn hotels, one Comfort Inn hotel, one Sheraton Inn hotel and one Holiday Inn Express hotel. As of June 20, 1997, the Company completed the Summerfield Acquisition, thereby acquiring six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel. On June 26, 1997, the Company completed the acquisition of three Hampton Inn hotels located in the Chicago metropolitan area. In addition, in May 1997, the Company increased the amount available under its Line of Credit from $70 million to $190 million, of which approximately $40 million is unsecured. The Line of Credit matures in 2000.

     The Company leases the Current Hotels to the JF Lessee and the Summerfield Acquisition Hotels to the Summerfield Lessee pursuant to Percentage Leases. The JF Lessee operates 24 of the Hotels, Residence Inn, a wholly-owned subsidiary of Marriott, operates 12 of the Residence Inn hotels, the Summerfield Manager operates the nine Summerfield Acquisition Hotels and an unaffiliated party manages two of the Hotels. The managed Hotels are operated under management agreements between the manager and the Lessee of the Hotel. The Hotels not managed by Marriott are operated under Franchise Licenses held by the Lessees. The right to operate the 12 Marriott-managed Hotels as Residence Inn hotels is contained in the management contracts entered into by the JF Lessee with an affiliate of Marriott (the "Marriott Management Agreements"). Continuing franchise and management fees are paid by the JF Lessee or the Summerfield Lessee pursuant to the applicable Franchise Licenses and management agreements, respectively.

     Pro forma RevPAR for the Current Hotels, presented as if the acquisition of all the Hotels had occurred at the beginning of the periods presented, increased 9.2% for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996, excluding results for the Residence Inns in Atlanta (Downtown), Georgia, Portland, Maine and Addison, Texas and the Hampton
Inn -- Norcross, Georgia, each of which was initially opened in mid or late 1996, and the Hampton Inn -- Woburn, Massachusetts, which was closed for renovation during the three months ended March 31, 1997. Management believes the growth in RevPAR at the Current Hotels reflects the results of the Company's focused acquisition strategy, the continued implementation of professional management techniques by the JF Lessee and third party management and industry conditions. The following table sets forth pro forma information with respect to occupancy, ADR and RevPAR for the three months ended March 31, 1997 as compared to the three months ended March 31, 1996. No assurance can be given that the trends reflected in the following table will continue or that occupancy, ADR and RevPAR will not decrease due to changes in national or local economic, hospitality or other industry conditions.

                                                                             FOR THE
                                                        FOR THE         THREE MONTHS ENDED
                                                   THREE MONTHS ENDED     MARCH 31, 1996     PERCENTAGE
                                                     MARCH 31, 1997          (ACTUAL)          CHANGE
                                                   ------------------   ------------------   ----------
Occupancy........................................          79.3%                81.5%           (2.6)%
ADR..............................................        $91.39               $81.50            12.1%
RevPAR...........................................        $72.50               $66.38             9.2%

RESULTS OF OPERATIONS

  Comparison of the Three Months Ended March 31, 1997 to the Three Months Ended March 31, 1996 (actual)

     The Company had revenues of $12,725,000, consisting of $12,380,000 of Rent under the Percentage Leases from the JF Lessee and $345,000 of other revenue, for the three-month period in 1997 (the "1997 Three Months") compared with $5,790,000, $5,696,000 and $94,000, respectively, for the same period in 1996
(the "1996 Three Months"). Depreciation and amortization, amortization of loan origination fees and amortization of unearned trustees' compensation ("Depreciation and Amortization") were $3,500,000 in the aggregate for the 1997 Three Months compared with $1,642,000 for the 1996 Three Months. Real estate and personal property taxes and property insurance were $1,129,000 for the 1997 Three Months compared with $515,000 for the 1996 Three Months. Interest expense for the 1997 Three Months was $1,997,000 compared with $1,065,000 for the 1996 Three Months. Interest expense for the 1997 Three Months consisted primarily of interest incurred on borrowings outstanding under the Line of Credit and the Term Loans (hereinafter defined). Interest expense for the 1996 Three Months consisted primarily of interest incurred on borrowings outstanding under the Line of Credit and the First Term Loan (hereinafter defined). Net income before minority interest was $5,581,000, or $0.19 per share, for the 1997 Three Months compared with $2,262,000, or $0.20 per share, for the 1996 Three Months. Rent under the Percentage Leases, Depreciation and Amortization, interest expense and real estate and personal property taxes and property insurance increased substantially for the 1997 Three Months compared with the 1996 Three Months, primarily due to the number of Hotels owned increasing from 18 at January 1, 1996 to 32 at December 31, 1996 and 35 at March 31, 1997.

     FFO was $8,798,000, or $0.32 per share, for the 1997 Three Months compared with $3,717,000, or $0.32 per share, for the 1996 Three Months. FFO per share was impacted by the 100% increase in the number of Common Shares outstanding in the 1997 Three Months compared to the 1996 Three Months, which was primarily due to the 1996 Offering. Proceeds from the 1996 Offering were used for the acquisition of 10 Hotels, which have historically yielded the strongest results in the second and third quarters.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal source of liquidity is Rent payments from the Lessees under the Percentage Leases, and the Company is dependent on the Lessees to make such payments to provide cash for debt service, distributions, certain capital expenditures on its hotels and working capital. The Company believes that its cash provided by operations will be adequate to meet some of its liquidity needs, which primarily include funding distributions and paying operating expenses. The Company also currently expects to fund its growth objectives in part by accessing the capital markets, borrowing on its credit facilities and exchanging equity for hotel properties as necessary and as market conditions permit.

     Cash and cash equivalents at March 31, 1997 were $14,353,000, including approximately $1,400,000 that the Company is required, under the Percentage Leases, to make available to the JF Lessee for the replacement and refurbishment of furniture, fixtures and equipment. Additionally, cash and cash equivalents includes approximately $7,300,000 that is held in escrow to pay for insurance, taxes and capital expenditures pertaining primarily to the 11 Current Hotels that collateralize the Line of Credit and the 16 Current Hotels that collateralize the Term Loans.

     Net cash provided by operating activities for the three months ended March 31, 1997 was $4,878,000.

     Net cash used in investing activities was $34,600,000 for the three months ended March 31, 1997, consisting of the Company's acquisition of a Residence Inn Hotel in Eden Prairie, Minnesota for approximately $10,630,000 in cash and approximately $620,000 in Units, a Residence Inn in Arlington, Texas for $10,500,000 in cash and a Residence Inn in Addison, Texas for approximately $10,200,000 in cash and approximately $4,300,000 in Units.

     Net cash used by financing activities was $664,000 for the three months ended March 31, 1997, consisting primarily of proceeds from long-term debt of $5,120,000 and Common Share distributions paid of $5,217,000.

     The Company (and the Partnership) paid an aggregate of $5,217,000 ($0.225 per Common Share and Unit) in distributions to holders of Common Shares and Units during the three months ended March 31, 1997. In March 1997, the Company declared an increase in its quarterly distribution to $0.25 per Common Share from $0.225 per Common Share, which on an annualized basis represents a distribution of $1.00 per Common Share. Annual preferred distributions of $1.10 are payable on each preferred unit of limited partnership interest in the Partnership (a "Preferred Unit"), which may increase up to $1.155 for each Preferred Unit, based on increases in distributions payable on the Common Shares. The Preferred Units are convertible at any time into Units on a one-for-one basis. On or after November 1998, the holders of the

Preferred Units may redeem their Units for Common Shares of the Company or, at the election of the Company, an equivalent amount of cash. Under federal income tax law provisions applicable to a REIT, the Company is required to distribute at least 95% of its annual taxable income to maintain its status as a REIT.

     In making additional investments in hotel properties, the Company may incur, or cause the Partnership to incur, indebtedness to make such investments. The Company may also incur indebtedness to meet distribution requirements imposed on a REIT under the Code to the extent that working capital and cash flow from the Company's investments are insufficient to make such distributions. The Company's Declaration of Trust limits aggregate indebtedness to 50% of the Company's investment in hotel properties, at cost, after giving effect to the Company's use of proceeds from any indebtedness. The Company's consolidated indebtedness was 29% of its investment in Hotels, at cost, at March 31, 1997. At March 31, 1997, the Company had outstanding indebtedness of approximately $105,834,000. Approximately 86% of the Company's indebtedness at March 31, 1997 bore interest at a weighted average fixed rate of 7.9% per annum.

     The Company's long-term debt at March 31, 1997 consisted of (a) mortgage notes collateralized by one Current Hotel located in Florida (the "Florida Mortgage Note"), one Current Hotel located in California (the "California Mortgage Note") and two Current Hotels located in Michigan (the "Michigan Mortgage Note"), (b) outstanding borrowings under the Line of Credit and (c) two term loans (the "First Term Loan" and the "Second Term Loan"), which are currently collateralized by first mortgages on 16 Hotels.

     The Florida Mortgage Note is payable in equal monthly installments of $23,526 including interest at a fixed rate of 5.0% per annum through January 2002, at which time all outstanding principal and interest is due. The outstanding principal balance on the Florida Mortgage Note was approximately $3.6 million at March 31, 1997 and December 31, 1996. The California Mortgage
Note is payable in equal monthly installments of $141,331 including interest at a fixed rate of 10.35% per annum through June 2010, at which time all outstanding principal and interest is due. The outstanding principal balance on the California Mortgage Note was approximately $14.9 million at March 31, 1997 and December 31, 1996. The Michigan Mortgage Note is payable in monthly interest only payments, at a variable interest rate based upon the 30-day yield of tax exempt securities selected by an independent party, through December 2014, at which time all outstanding principal and interest is due. The Michigan Mortgage
Note is also collateralized by irrevocable letters of credit collateralized by two hotel properties located in Michigan. The interest rate and outstanding principal balance on the Michigan Mortgage Note was 3.6% and $10.0 million, respectively, at March 31, 1997 and 3.9% and $10.0 million, respectively, at December 31, 1996.

     In May 1997, the Company obtained from the Line of Credit lender an amended and expanded line of credit that resulted in an increase in the borrowing amount available under the Line of Credit from $70 million to $190 million, of which $40 million is unsecured. The maturity date on the Line of Credit was extended to May 2000. Outstanding borrowings under the Line of Credit bear interest at the 30-day LIBOR rate plus 175 basis points for the secured portion and at the 30-day LIBOR rate plus 195 basis points for the unsecured portion. The secured portion of the Line of Credit is collateralized by first mortgages on 11 Current Hotels and will be collateralized by mortgages on any additional hotels financed with the secured portion. The interest rate on borrowings under the Line of Credit at March 31, 1997 was 7.2% per annum and at December 31, 1996 was 7.1% per annum. The outstanding principal balance on the Line of Credit was approximately $5.3 million and $42.2 million at March 31, 1997 and December 31, 1996, respectively.

     The First Term Loan, obtained from the Line of Credit lender, matures in 2015 and bears interest at an 8.17% fixed annual rate. The First Term Loan has scheduled principal amortization over a twenty-year term commencing in October 1997. Interest on the outstanding principal balance of the First Term Loan will accrue at 13.17% per annum if the outstanding principal balance is not paid in full by October 2007. The First Term Loan may be prepaid in full without penalty on and after October 2007, when the Company expects to repay the loan in full. The outstanding principal balance on the First Term Loan was $30 million at March 31, 1997 and December 31, 1996. The First Term Loan is secured by first mortgages on eight Residence Inn Hotels.

     In March 1997, the Company fixed the interest rate on $42 million of borrowings previously outstanding under the variable interest rate Line of Credit by refinancing such amounts as a Second Term Loan from the

Line of Credit lender. The Second Term Loan matures in twenty years and bears interest at an 8.15% fixed annual rate. The Second Term Loan has scheduled principal amortization over a twenty-year term commencing in March 1999. Interest on the outstanding principal balance of the Second Term Loan will begin to accrue at 13.15% per annum if the outstanding principal balance is not paid in full by March 2009. The Second Term Loan may be prepaid in full without penalty in March 2009, when the Company expects to pay off the loan in full. The outstanding principal balance on the Second Term Loan was $42 million at March 31, 1997. The Second Term Loan is secured by first mortgages on eight Current Hotels.

     In June 1997, the Company obtained the Acquisition Loan for an amount of approximately $89.5 million, the proceeds of which were used to fund the cash portion of the Summerfield Acquisition. The Acquisition Loan will be fully repaid from the proceeds of the Offering. Under the terms of the Acquisition Loan, the Company has the ability to re-borrow up to $70 million. Borrowings under this credit facility will be secured and will bear interest at 30-day LIBOR plus 160 basis points, mature on June 20, 1998 (excluding extension options) and be subject to customary underwriting criteria.

     Following the completion of the Offering and the application of the net proceeds therefrom as described in "Use of Proceeds," the Company will have outstanding indebtedness of approximately $102 million. The Debt Limitation limits the indebtedness of the Company to 50% of its investment in hotels, at cost, after giving effect to the use of such indebtedness. Upon the closing of the Offering and the application of the net proceeds, the Company will have additional borrowing capacity of approximately $258 million under the Company's various credit facilities assuming all proceeds of any borrowings are used for investments in hotels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company, in the future, may seek to increase the amount of its credit facilities, negotiate additional credit facilities or issue corporate debt instruments, all in compliance with the Debt Limitation. Any debt incurred or issued by the Company may be secured or unsecured, short-term or long-term, fixed or variable interest rate and may be subject to such other terms as the Board of Trustees of the Company deems prudent.

     The Percentage Leases require the Company to make available to the Lessees an amount equal to 4.0% of room revenues from all of the Hotels, on a monthly basis, for the periodic replacement or refurbishment of furniture, fixtures and equipment and other capital expenditures at the Hotels. The Second Term Loan requires that the Company make available for such purposes 5% of room revenues from the eight Current Hotels that secure the Second Term Loan. The Partnership made available to the JF Lessee approximately $7,800,000 for such purposes from September 30, 1994 to March 31, 1997. The Company intends to cause the expenditure of amounts in excess of such obligated amounts if necessary to comply with the reasonable requirements of any franchise agreement and otherwise to the extent that the Company deems such expenditures to be in the best interest of the Company. Management believes that the amounts required to be made available by the Company will be sufficient to meet required expenditures for furniture, fixtures and equipment and other capital expenditures at the Hotels. The Company currently intends to pay for the cost of capital improvements and any additional furniture, fixture and equipment requirements from undistributed cash or, to the extent that undistributed cash is insufficient to pay such costs, the Line of Credit.

     In May 1997, the Company completed the conversion of the Comfort Inn Hotel in Woburn, Massachusetts to a Hampton Inn and expended $2.7 million for such conversion and improvements to the property.

     In order to reduce potential conflicts and more closely align their interests with those of the shareholders of the Company, effective October 1996, the shareholders of the JF Lessee, Mr. Fisher, Chairman of the Company, and Mr. Shaw, Chief Operating Officer of the Company, agreed to invest 75% of the JF Lessee's net income (after distributions to pay taxes and establishment of necessary working capital reserves) in Common Shares. The Common Shares (or Units) will be acquired either directly from the Company at the then-current market price or in the open market, at the election of the Company's independent trustees, (the "Independent Trustees"). Messrs. Fisher and Shaw have agreed to hold any such Common Shares (or Units) for at least one year after the date of the purchase. The JF Lessee currently owns 163,950 Common Shares. In addition, certain Senior managers of the JF Lessee, as part of their compensation packages, have incentives tied to the performance of the Company.

SEASONALITY OF HOTEL BUSINESS

     The hotel industry is seasonal in nature. Historically, the Current Hotels' operations have generally reflected higher occupancy rates and ADR during the second and third quarters. To the extent that the Company's cash flow from the Percentage Leases for a quarter is insufficient to fund all of the distributions for such quarter due to seasonal or other factors, the Company may maintain the annual distribution rate by funding quarterly distributions with available cash or borrowings under the Line of Credit.

INFLATION

     Operators of hotels, including the Lessees and any third-party managers retained by the Lessees, in general possess the ability to adjust room rates quickly. However, competitive pressures have limited and may in the future limit the ability of the Lessees and any third-party managers retained by the Lessees to raise room rates in response to inflation.

                                  THE COMPANY

     Innkeepers USA Trust is the largest owner of upscale extended-stay hotels in the United States and is the only publicly-traded REIT primarily focused on the multi-brand ownership of upscale extended-stay hotels. The Company currently owns 47 hotels containing an aggregate of 5,727 rooms located in 18 states. The Hotels consist of (i) 30 upscale and two mid-priced extended-stay hotels, including 23 Residence Inn hotels, six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel and (ii) 15 mid-priced limited or full service hotels, including 12 Hampton Inn hotels, one Comfort Inn hotel, one Holiday Inn Express hotel and one Sheraton Inn hotel. The Company's primary objective is to acquire high quality assets in its target markets, which have high barriers to entry and strong demand characteristics. The Company recently completed the Summerfield Acquisition, which included six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel.

     The Company focuses primarily on acquiring upscale extended-stay hotels that meet the Company's investment criteria, such as Residence Inn hotels and Summerfield Suites hotels. The Company also seeks to continue to achieve internal growth through the continued implementation of a focused operating strategy designed to generate increases in RevPAR and, as a result, higher Percentage Lease payments.

     The Company's executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and its telephone number is (561) 835-1800. The Company also maintains a website at www.innkeepersusa.com.

                    STRATEGIC RELATIONSHIP WITH SUMMERFIELD

     The strategic relationship with Summerfield, which was entered into as of June 20, 1997, includes (i) the acquisition by the Company and lease by the Summerfield Lessee of the nine Summerfield Acquisition Hotels, (ii) the acquisition by Summerfield's senior management of Units in exchange for substantially all of their equity interests in such Hotels, (iii) the appointment of Mr. Ruhfus to the Company's Board of Trustees and (iv) the grant to the Company of the Right of First Refusal.

     The Summerfield Acquisition Hotels consist of six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel. Summerfield Suites hotels are distinguishable from other upscale extended-stay hotels by higher average ADR ($115.70 at Summerfield Suites hotels for the most recent reporting period, as compared to the average ADR of $91.38 for all other upscale extended-stay hotels for the same period); a substantial number of two-bedroom, two-bath suites that share a living room and kitchen at a Summerfield Suites hotel, as compared to single-bedroom, single-bath suites at most upscale extended-stay hotels; the availability of meeting rooms designed to accommodate corporate training; and the higher level of finish in public areas and guest rooms at a Summerfield Suites hotel, which is generally comparable to full-service hotels. According to the most recently reported data, overall occupancy for all Summerfield Suites hotels was approximately 83% as compared to approximately 81% for all other upscale extended-stay hotels and approximately 65% for the hotel industry overall. Each of the Summerfield Acquisition Hotels was developed or redeveloped and operated prior to the Summerfield Acquisition by affiliates of Summerfield. The consideration for the Summerfield Acquisition Hotels was approximately $118.6 million, which was paid through the issuance of 1,937,947 Units in exchange for substantially all of the equity interests of the Summerfield affiliates in such Hotels (approximately $29.1 million) and approximately $89.5 million in cash. The Company funded the cash portion of the purchase price for the Summerfield Acquisition Hotels from the proceeds of the Acquisition Loan. The Acquisition Loan bears an adjustable interest rate of 30-day LIBOR plus 175 basis points per annum and is secured by first mortgages on each of the Summerfield Acquisition Hotels. The Company intends to use the net proceeds of the Offering to repay the Acquisition Loan. As a result of the Summerfield Acquisition, assuming the closing of the Offering, affiliates of Summerfield own approximately 5.1% of the equity of the Company.

     All of the Summerfield Acquisition Hotels are leased by the Company to the Summerfield Lessee pursuant to percentage leases (the "Summerfield Percentage Lease"). See "The Hotels -- The Percentage Leases." The Summerfield Lessee has entered into agreements (the "Summerfield Management Agreements") with the Summerfield Manager to manage the Summerfield Acquisition Hotels.

     The following is a summary of certain information regarding the Summerfield Acquisition Hotels:

                 MAP                   Summerfield
                                       Suites -- Belmont,
                                       California. Opened in
                                       November 1995, the hotel is
                                       along Highway 101, just
                                       north of Marine World
                                       Parkway. The market includes
                                       major high- tech industries
                                       including the world
                                       headquarters for Oracle
                                       Corporation.
                                       Hewlett-Packard, Network
                                       Equipment and Sun
                                       Microsystems are also
                                       located in the market. The
                                       hotel contains 67
                                       one-bedroom suites and 65
                                       two-bedroom suites.

                 MAP                   Summerfield Suites -- West
                                       Hollywood, California.
                                       Renovated in May 1994, the
                                       hotel is located on
                                       Westmount Drive north of
                                       Santa Monica Boulevard and
                                       west of La Cienega. The
                                       market includes major
                                       corporations including
                                       Eastman Kodak, Paramount
                                       Pictures, Universal Pictures
                                       and Castle Rock
                                       Entertainment. The hotel
                                       contains 109 one-bedroom
                                       suites.

                 MAP                   Summerfield
                                       Suites -- Addison, Texas.
                                       Opened in February 1996, the
                                       hotel is near the
                                       intersections of the North
                                       Dallas Tollway and
                                       Interstate 635. The market
                                       includes major corporations
                                       including Sun Microsystems,
                                       Occidental Chemical, Pizza
                                       Hut and Pepsi. The hotel
                                       contains 77 one-bedroom
                                       suites and 55 two-bedroom
                                       suites.

                 MAP                   Sierra Suites -- Atlanta,
                                       Georgia. Opened in July
                                       1996, the hotel is located
                                       the Northwest Cumberland
                                       area on Powers Ferry Road
                                       south of Windy Hill Road.
                                       The market includes major
                                       corporations including IBM,
                                       AT&T, Southern Bell, Home
                                       Depot, Lockheed, Coca Cola
                                       and Georgia Pacific. The
                                       hotel is also located near a
                                       Naval Air Station. The hotel
                                       contains 89 suites.

                 MAP                   Summerfield Suites -- El
                                       Segundo, California. Opened
                                       in March 1995, the hotel is
                                       located along Rosecrans
                                       Avenue, east of Sepulveda
                                       and west of Interstate 405
                                       near Manhattan Village Mall.
                                       The market includes major
                                       corporations including
                                       Chevron, Oracle, Sun
                                       Microsystems, Xerox and
                                       Arthur Andersen. The hotel
                                       contains 62 one-bedroom
                                       suites and 60 two-bedroom
                                       suites.

                 MAP                   Summerfield Suites -- Mount
                                       Laurel, New Jersey. Opened
                                       in August 1996, the hotel is
                                       located near Highway 73 and
                                       south of the New Jersey
                                       Turnpike. The market
                                       includes major corporations
                                       including General Electric,
                                       Tyco, Campbell Soup and ADP.
                                       The hotel contains 68
                                       one-bedroom suites and 48
                                       two-bedroom suites.

                 MAP                   Summerfield Suites -- Las
                                       Colinas, Texas. Opened in
                                       February 1996, the hotel is
                                       located on North MacArthur
                                       Boulevard along Highway 114.
                                       The market includes major
                                       corporations including
                                       Merck, Microsoft, Hitachi,
                                       Johnson & Johnson,
                                       Hewlett-Packard and Exxon.
                                       The hotel contains 78
                                       one-bedroom suites and 70
                                       two-bedroom suites.

                 MAP                   Sierra Suites -- Phoenix,
                                       Arizona. Opened in January
                                       1997, the hotel is located
                                       in the Camelback area on
                                       North 16th Street north of
                                       Colter Avenue and along
                                       Squaw Peak. The market
                                       includes major corporations
                                       including MCI, American
                                       Express, Charles Schwab,
                                       Phelps Dodge, Dell Webb, US
                                       West, Motorola, Dial and
                                       Banc One. The hotel contains
                                       113 suites.
                 MAP                   Sunrise Suites -- Eatontown, New
                                       Jersey. Renovated in June 1995,
                                       the hotel is located on Hope
                                       Road along Highway 18. The
                                       market includes major
                                       corporations including ATT.
                                       Additional demand generators
                                       include the Earle Naval Station,
                                       a U.S. Army installation and
                                       proximity to Six Flags Great
                                       Adventure. The hotel contains 96
                                       suites.

                                       Maps indicating the location of each
                                       Summerfield Acquisition Hotel.

                               BUSINESS STRATEGY

ACQUISITION STRATEGY

     The Company has developed a multi-brand upscale extended-stay acquisition strategy designed to position itself as a leading owner of upscale extended-stay hotels in the Company's target markets. The Company's primary acquisition strategy includes acquiring hotels that are (i) upscale extended-stay hotels,
(ii) located in markets with relatively high barriers to entry or strong demand characteristics and (iii) located near other hotels owned by the Company thereby allowing the Lessee to enhance revenue by capitalizing on local knowledge and directing overflow business to Company-owned hotels. The Company also seeks to selectively acquire underperforming hotels to which the Company can add value through repositioning in the market, reflagging to premium hotel brands or renovation.

  Acquisition of Upscale Extended-Stay Hotels

     As a result of the Summerfield Acquisition, the Company has increased the number of upscale extended-stay hotel rooms in its portfolio by 32%. The Company has focused, and intends to continue to focus, on acquiring upscale extended-stay hotels because of the strong performance of that segment, which has resulted primarily from (i) the excess of demand over available supply of extended-stay hotels, (ii) the prevailing social and economic changes that are increasing the demand for upscale extended-stay hotels, including the increasing tendency of businesses to conduct on- and off-site training to employees, corporate out-sourcing and the use of consultants, and the general increased mobility of the United States workforce and (iii) the ability to generate a more consistent revenue stream than traditional hotels due to higher average occupancies and longer average stays. The Company also believes that its relationships with Marriott, Summerfield and Messrs. DeBoer and Ruhfus will provide it with opportunities to acquire desirable hotel properties that might not otherwise be for sale, primarily in the upscale extended-stay segment, through non-competitive bid situations on terms generally more favorable than those available in traditional brokered transactions.

  Target Markets

     The Company's focus is on markets that have high barriers to entry, such as in New England and the mid-Atlantic and Pacific states, which are characterized by scarcity of available land, extensive permit and approval requirements, a relatively long lead time required to develop an upscale extended-stay hotel and the high costs associated with such development. In addition, the Company seeks out submarkets within favorable regions that have multiple fast-growing demand generators, such as major office, manufacturing, or retail complexes, airports, major colleges and universities and medical centers with convenient access to major thoroughfares. The Company believes that its focus on these target markets has been a major factor in the Hotels achieving occupancy, ADR and RevPAR that exceed industry averages.

     The following maps indicate the location of the Hotels, including the Summerfield Acquisition Hotels, and also indicate the regions of the United States with (i) the lowest per annum rate of new construction and (ii) the largest advances in occupancy.

                                    U.S. MAP

                                    U.S. MAP

Map indicating the location of each Summerfield Acquisition Hotel to demonstrate that the states containing most of such Hotels are in the lowest two tiers with respect to new construction. Map indicating the location of each Summerfield Acquisition Hotel to demonstrate that the states containing most of such Hotels are in the highest two tiers with respect to occupancy gains.

  Acquisition of Underperforming Hotels

     Although the primary focus of the Company is on the upscale extended-stay segment, the Company will from time to time consider acquisition of underperforming mid-priced hotels that have the potential for strategic repositioning in the market, reflagging to a premium franchise brand or renovation. Generally, hotels that meet the Company's investment criteria include (i) poorly managed hotels that have the potential for increased performance following the introduction of a quality management team, (ii) hotels in deteriorated physical condition that could benefit significantly from renovations or (iii) hotels in attractive locations that the Company believes could benefit significantly by changing franchises to a brand the Company believes is superior, such as Hampton Inn or Courtyard by Marriott. For example, the Company recently repositioned a Ramada Inn in Germantown, Maryland and a Comfort Inn in Woburn, Massachusetts into Hampton Inn hotels. The repositioning in Germantown, Maryland, completed in January 1996, resulted in a RevPAR increase of 38% for the year ended 1996 over the year ended 1995 and a RevPAR increase of 18% for the five months ended May 31, 1997 over the five months ended May 31, 1996. The repositioning in Woburn, Massachusetts, completed in May 1997, resulted in a RevPAR increase of 30% for the month of May 1997 over the month of May 1996.

OPERATING STRATEGY

  Percentage Leases

     The Percentage Leases are designed to allow the Company to participate in revenue growth at the Hotels. Under the Percentage Leases, once room revenues at the applicable Hotel reach certain specified levels (subject to annual inflation adjustments), the Company receives between 68% and 70% of incremental room revenues. For the three-month period ended March 31, 1997, room revenues from each Current Hotel exceeded the specified level necessary for the payment of the higher tier of Percentage Rent under the applicable Percentage Lease. On a pro forma basis, aggregate Percentage Lease revenue for the Current Hotels increased approximately $1.9 million, or 17%, from approximately $11.2 million for the three months ended March 31, 1996 to $13.1 million for the three months ended March 31, 1997. See "The Hotels -- The Percentage Leases" and "Exhibit
A -- Information Concerning the Hotels."

  Effective Centralized Controls and Support

     The JF Lessee has implemented centralized controls that provide corporate, regional and property-specific support services to Hotels leased by the JF Lessee. Management information systems monitor the performance of individual hotels by tracking key information such as room yield utilization, labor and cash management and property expenses on a daily and weekly basis. Other centralized support services include accounting, payroll, data processing, interior design, sales and marketing, advertising and vendor purchasing. The JF Lessee and the Summerfield Lessee use market-oriented sales management programs to coordinate, direct and manage the sales activities of personnel located at the Hotels. The JF Lessee employs four regional managers to oversee sales and marketing efforts at the Hotels it leases, including Hotels managed by third-party operators. Weekly sales reports are generated by each salesperson through the daily input of all sales-related activities (e.g., appointments, sales calls, direct mailings, incoming calls) and the results of such activities (e.g., appointments made, literature sent, rooms reserved). Each salesperson also inputs any comments received from prospective or existing customers, the potential for new or continued business and the timing of the follow-up action required. Additionally, sales reports permit management to promptly evaluate a salesperson's productivity as measured by the quantity of sales calls, sales call results and number of group bookings. These sales reports also allow comparisons of the ongoing sales efforts to the marketing and business plan established for each Hotel and allow management to adapt marketing and business plans accordingly.

                              THE LODGING INDUSTRY

     The fundamentals of the lodging industry have improved significantly each year since 1991. The industry as a whole generated record revenues and earnings in 1996, with industry-wide revenues of $83 billion and pre-tax profits of $11.2 billion. Revenues and profits were up 9.5% and 31%, respectively, from 1995 levels and represented the industry's fourth consecutive year of profitability. This trend is expected to continue for 1997 according to Hospitality Directions, which projects that industry profits will reach $13.7 billion in 1997.

     The industry's record profits are attributable to strong underlying fundamentals, including increasing occupancy, ADR and seasonally-adjusted RevPAR. For example, industry-wide occupancies rose from 64.5% in 1994 to 65.8% in 1996 (a 2% increase), ADR rose from $64.31 in 1994 to $71.73 in 1996 (an 11.5% increase) and RevPAR increased from $41.50 in 1994 to $47.20 in 1996 (a 13.7% increase). According to Hospitality Directions, industry fundamentals will remain strong through at least 1999 with occupancies remaining stable at approximately 65.5%, and ADR and RevPAR increasing 17.2% and 16.7%, respectively, over the period 1996 through 1999.

     The following graph illustrates the growth in RevPAR and ADR in the U.S. hotel industry:

                                 [GROWTH CHART]

Source:  Smith Travel Research Data

* Based on Coopers & Lybrand L.L.P. projections.

     The following table contains occupancy, ADR and RevPAR information for the periods indicated for (i) U.S. Hotels, (ii) Upscale Extended-Stay Hotels and
(iii) Mid-Priced U.S. Hotels for the periods indicated.

                                                                                        FOUR MONTHS
                                                  YEAR ENDED DECEMBER 31,             ENDED APRIL 30,
                                         ------------------------------------------   ---------------
                                          1992     1993     1994     1995     1996     1996     1997
                                         ------   ------   ------   ------   ------   ------   ------
OCCUPANCY:
U.S. Hotels............................    62.6%    63.5%    64.7%    65.1%    65.2%    61.8%    61.9%
Upscale Extended-Stay Hotels(1)........    77.6     80.4     82.3     81.9     81.2     80.6     80.4
Mid-Priced U.S. Hotels(2)..............    60.5     61.2     62.2     62.5     62.3     62.7     62.6
ADR:
U.S. Hotels............................  $58.91   $60.55   $62.89   $65.85   $69.98   $69.93   $74.77
Upscale Extended-Stay Hotels(1)........   74.86    76.51    78.81    83.50    88.94    86.46    93.14
Mid-Priced U.S. Hotels(2)..............   53.06    54.03    55.58    57.99    61.11    63.15    67.41
REVPAR:
U.S. Hotels............................  $36.88   $38.45   $40.69   $42.87   $45.63   $43.22   $46.28
Upscale Extended-Stay Hotels(1)........   58.07    61.49    64.86    68.35    72.25    69.65    74.85
Mid-Priced U.S. Hotels(2)..............   32.10    33.07    34.57    36.24    38.07    39.60    42.20

---------------

Source:  Smith Travel through April 30, 1997.

(1) Includes Residence Inn hotels, Hawthorn Inns, Homewood Suites, Summerfield Suites and Woodfin Suites.
(2) For each Metropolitan Statistical Area ("MSA") in the U.S., the "Mid-Priced U.S. Hotels" category represents hotels with ADRs within the 40th to 70th percentile of the ADR range for all hotels in that MSA. Smith Travel has not provided advice regarding any aspect of the Offering and is not associated with the Offering in any way.

                       THE UPSCALE EXTENDED-STAY SEGMENT

CREATION OF THE UPSCALE EXTENDED-STAY CONCEPT

     The concept of an extended-stay hotel was created in the mid-1970's by Messrs. DeBoer and Ruhfus, Trustees of the Company, who founded the Residence Inn brand. Residence Inn was the only significant operator of extended-stay hotels until the 1980's, when competitors emerged, including brands catering to the lower-end extended-stay customer. Upscale extended-stay hotels are designed to provide the amenities of a mid- to full-service hotel at a cost that is more comparable to an apartment lease. In 1987, Messrs. DeBoer and Ruhfus created Summerfield Suites to cater to the most upscale portion of the segment. Today, the upscale extended-stay segment is one of the fastest growing segments of the hotel industry with higher occupancy rates, higher margins and more attractive yields than for the industry overall. According to Hospitality Directions, some of the most successful brands of the past 16 years are "those that stretched the concept of limited service from economy/budget to midprice/upscale."

     The following charts illustrate the growth in RevPAR and ADR in the upscale extended-stay segment:

                                   [CHART]

        Chart illustrating RevPAR growth since 1991 in the upscale extended-stay segment.

        Chart illustrating APR growth since 1991 in the upscale extended-stay segment.

Source:  Smith Travel Research Data

DIFFERENTIATION OF THE UPSCALE EXTENDED-STAY SEGMENT

     The breakdown by ADR of certain brands and the number of hotels of each such brand in the extended-stay segment is as follows:

                                  [Pyramid]

        Breakdown of the brands and the number of hotels of each such brand in the upscale extended-stay segment by price point.


                                  THE HOTELS

DESCRIPTION OF THE HOTELS

     The Company owns 23 Residence Inn hotels, six Summerfield Suites hotels, 12 Hampton Inn hotels, two Sierra Suites hotels, one Comfort Inn, one Holiday Inn Express, one Sheraton Inn and one Sunrise Suites hotel. The Company is one of the largest owners of Residence Inn hotels with approximately 10% of all existing Residence Inn hotels. Residence Inn and Summerfield Suites hotels are upscale, all-suite, extended-stay hotels designed to appeal to business travelers who stay at a hotel for five or more consecutive room nights primarily as a result of relocations, consulting, corporate training and project assignments. Sierra Suites hotels are mid-priced extended stay hotels designed to appeal to business travelers. Hampton Inn, Sheraton Inn and Comfort Inn are mid-priced hotels, which are designed for business and leisure travelers. Mid-priced hotels generally minimize public meeting areas and have functional, moderate guest and lobby finishes. All of the Hotels are constructed, maintained and operated in accordance with a comprehensive set of franchisor or manager building, maintenance, operational, recordkeeping and reservation system guidelines designed to ensure uniform service, appearance and quality.

  Residence Inn Hotels

     Eleven of the Hotels are subject to Franchise Licenses permitting operation by the JF Lessee as Residence Inn hotels. Twelve of the Hotels are operated by Marriott as Residence Inn hotels pursuant to the Marriott Management Agreements. Residence Inn is a leading brand in the extended-stay segment of the lodging industry, with more than 50% of all extended-stay rooms and more than 70% of all upscale extended-stay rooms, according to Smith Travel. Residence Inn hotels are designed to appeal to extended-stay travelers (who stay at a hotel longer than five consecutive room nights), primarily business travelers such as consultants, engineers, attorneys and accountants on extended-stays for project-oriented work. Residence Inn hotels feature a series of residential style buildings, which typically include eight suites, on a landscaped site with courtyards and recreational areas. Amenities designed to attract extended-stay guests include full kitchen facilities, wood-burning fireplaces, a private entrance to each suite and laundry and grocery shopping services. Residence Inn hotels do not have restaurants, but offer complimentary continental breakfast and often provide a complimentary evening hospitality hour. According to Marriott, as of July 1, 1997, 236 Residence Inn hotels were open and operating in 43 states, Canada and Mexico.

  Summerfield Suites Hotels

     Summerfield Hotel Corporation was founded in 1988 to develop, own and manage a chain of upscale all-suite hotels located in major metropolitan markets. Summerfield Suites hotels are upscale extended stay hotels designed to target corporate business travelers through the availability of meeting rooms for corporate training and a level of finish in guest rooms and public areas which is similar to full service hotels. Messrs. DeBoer and Ruhfus, the founders of Summerfield, were also the founders of the Residence Inn system. The Company believes that the design of the Summerfield Suites hotel addresses the needs of extended-stay guests by providing separate living and sleeping areas, full kitchens, enhanced work areas, a complimentary breakfast and an evening social hour. The prototype Summerfield Suites hotel features high quality construction and contains approximately 51 two-bedroom, two-bath suites and approximately 77 one-bedroom, one-bath suites (see the inside front cover page of this Prospectus Supplement for a standard room layout). Each bedroom in a Summerfield Suites hotel has a separate bathroom and is equipped with separate phone lines and cable and on-request television, and billing is available for each bedroom separately. The first Summerfield Suites hotel opened in 1989. According to Summerfield, currently there are 26 Summerfield Suites hotels located in 12 states with an additional five hotels under construction and eight hotels in pre-construction planning. The first Sierra Suites hotel was opened in July 1996 by affiliates of Summerfield as a mid-priced extended-stay hotel designed to appeal to business travelers.

  Hampton Inn Hotels

     Twelve of the Current Hotels operate as Hampton Inn hotels pursuant to Franchise Licenses. Hampton Inn hotels seek to offer guests consistent quality and value at all locations. Hampton Inn was the first hotel company to offer guests an unconditional 100% satisfaction guarantee. Hampton Inn hotels feature complimentary continental breakfasts, free local telephone and in-room movie channel, a toll-free reservation number and a special discount program for guests over 50 years of age. According to Promus, the first Hampton Inn hotel was opened on August 1, 1984. Hampton Inn hotels operate in the United States, Mexico and Canada. The Company believes that the Hampton Inn brand is one of the leading brands for mid-priced hotels.

THE PERCENTAGE LEASES

     For the Company to qualify as a REIT, the Company cannot operate hotels. The Company, therefore, leases the Current Hotels to the JF Lessee and leases the Summerfield Acquisition Hotels to the Summerfield

Lessee. The JF Lessee operates 24 of the Current Hotels pursuant to the JF Percentage Leases, third parties (including Marriott) operate 14 of the Current Hotels and the Summerfield Manager operates the nine Summerfield Acquisition Hotels under management agreements with the Summerfield Lessee.

     During the term of each Percentage Lease, the applicable Lessee is obligated to pay to the Company (i) the greater of Base Rent or Percentage Rent and (ii) certain other amounts, including interest accrued on any late payments or charges (the "Additional Charges"). Percentage Rent is based on specified percentages of room revenues for each of the Hotels. Under the Percentage Leases, both the Base Rent and the specified levels above which a higher percentage of room revenues is paid as Percentage Rent are adjusted annually at the beginning of each calendar year based upon the change in the CPI during the prior calendar year.

  JF Lessee

     Mr. Fisher is the majority shareholder and Mr. Shaw is the other shareholder of the JF Lessee. The JF Lessee leases all of the Current Hotels and operates 24 of such Hotels. The JF Lessee may not operate any hotels other than those owned by the Company.

  Summerfield Lessee

     The Summerfield Lessee is a newly formed affiliate of Summerfield, which leases the nine Summerfield Acquisition Hotels pursuant to the Summerfield Percentage Leases. Mr. Ruhfus, a trustee of the Company, is an officer and principal equity owner of the Summerfield Lessee. The Summerfield Lessee may not engage in any business other than leasing hotels owned by the Company.

  Certain Terms of Summerfield Percentage Leases

     Term. The initial term of the Summerfield Percentage Leases is 15 years. The Summerfield Percentage Leases provide for up to two consecutive seven and one-half year renewal term options, which the Summerfield Lessee can exercise by providing notice to the Company at least two years before the end of the then-current term or renewal term. The terms of the Summerfield Percentage Leases during any renewal terms are expected to be substantially the same as the terms applicable during the initial term of such Percentage Leases, other than the Rent provisions. The Rent provisions of each Summerfield Percentage Lease for a renewal term will be reset as the parties may agree at the time of the renewal or, if the parties cannot agree, by an independent third party.

     Minimum Rent. While the Rent provisions applicable throughout the Term are generally as described above, the Summerfield Lessee has agreed that for the remainder of 1997 and for 1998, the Base Rent payable for the six Summerfield Suites and the Sunrise Suites hotel shall be an amount equal to the Percentage Rent that would be payable under the formulas set forth in the applicable Summerfield Leases if such respective hotels achieved the room revenues budgeted for such periods. In addition, during such periods, the aggregate Base Rent payable for five of such seven hotels, excluding the Summerfield Suites -- West Hollywood, California and the Sunrise Suites -- Tinton Falls, New Jersey, shall be the aggregate of the Base Rent amounts set forth in the Summerfield Leases for such five hotels for the period. In 1999 and subsequent years, Base Rent for these hotels shall be reduced from the levels applicable in 1997 and 1998, but the Percentage Rent Formula will remain the same (subject to adjustments based on CPI as described above). See "Exhibit A -- Information Concerning the Hotels."

     FF&E Set-Asides. Under the Summerfield Percentage Leases, the Company's obligations to pay hotel-level expenses are limited to real estate and personal property taxes and to make available for the repair and replacement of furniture, fixtures and equipment and for other capital expenditures an amount equal to 4% of room revenues annually (the "Set-Aside"). The Summerfield Lessee generally is responsible for all other costs and expenses, including for capital expenditures, in excess of the Set-Aside.

     Maintenance and Modifications. The Summerfield Lessee is obligated to maintain the Summerfield Acquisition Hotels in good order and repair and comply with the Franchise Licenses. The Company is required to make the Set-Asides available to the Summerfield Lessee when and as deemed necessary by the

Summerfield Lessee. The Summerfield Lessee will spend Set-Aside amounts only on items appearing on a capital budget, which is required to be prepared each year and approved by the Company. The Summerfield Lessee is required to make capital expenditures in excess of the Set-Aside to the extent required to maintain the Franchise Licenses and as required by law.

     Assignment and Subleasing. The Summerfield Lessee and the Summerfield Manager have each agreed that they will not merge or transfer all of their assets without the Company's prior written consent, which consent will not be withheld if the transfer includes all of the Summerfield Percentage Leases or Summerfield Management Agreements, as the case may be, and the transferee (i) is an established hotel management company having a good reputation in the industry, (ii) is operating at least 50 hotels with not less than 7,500 rooms,
(iii) hires substantially all of the hotel-level personnel, regional managers and corporate sales staff of the Summerfield Lessee or the Summerfield Manager, as the case may be, and (iv) has a net worth of not less than $25 million (a "Transfer").

     Damage to Hotels; Insurance. Under the Summerfield Percentage Leases, if a Hotel is rendered unsuitable for its primary intended use by casualty, the relevant Summerfield Percentage Lease will terminate and the Company will retain any insurance proceeds therefor. If the Hotel is not rendered unsuitable for its primary intended use, the Company or, at the election of the Company, the Summerfield Lessee shall restore the Hotel. If the Summerfield Lessee restores the Hotel, the Company shall make the insurance proceeds available to the Summerfield Lessee upon satisfaction of certain terms and conditions specified by the Company, and the Company is obligated to fund any costs in excess of available insurance proceeds. In cases where the casualty is not covered by insurance or when any lender is entitled to and does not release the insurance proceeds, the Company may either terminate the Summerfield Percentage Lease without liability or restore the Hotel at its expense, in which case the Summerfield Percentage Lease will not terminate. The Summerfield Lessee is obligated to obtain and maintain casualty, liability, business loss and, in California, earthquake insurance with insurers and policy terms and limits which
(i) are substantially similar to the insurance maintained for the Hotels leased to the JF Lessee and (ii) the Company believes are adequate and customary.

     Events of Default. The failure of the Summerfield Lessee to pay any of the Base Rent, Percentage Rent or Additional Charges when due under any other Summerfield Percentage Lease will constitute an event of default under each other Summerfield Percentage Lease. In addition, a default by the Summerfield Lessee under the Lease Master Agreement between the Company and the Summerfield Lessee (the "Lease Master Agreement") will constitute an event of default under each Summerfield Percentage Lease. See "-- Certain Agreements with Respect to the Summerfield Acquisition Hotels -- The Lease Master Agreement". Each Summerfield Percentage Lease also contains customary non-monetary default provisions, which if invoked will not constitute an event of default under any other Summerfield Percentage Leases.

     Termination of Percentage Leases on Disposition of the Hotels. Subject to cure rights by the Summerfield Lessee, the Company may be entitled to terminate the Summerfield Percentage Lease at a Summerfield Acquisition Hotel if the Summerfield Lessee fails to achieve certain operating results (revenues, gross operating percentage or RevPAR) in a year as compared to the budget for the then-current year (and, in some cases, one or more past years) or operating results for the past year. If the Company terminates a Summerfield Percentage Lease for failure to achieve such operating results, the Summerfield Lessee will not be liable for any Rent or other damages after the date of such termination. The Company also may terminate a Summerfield Percentage Lease upon the Company's sale of a Summerfield Acquisition Hotel if the Company either (i) offers to lease to the Summerfield Lessee, and the Summerfield Lessee agrees to lease, one or more substitute hotels pursuant to a lease which provides the Summerfield Lessee with a leasehold interest having a fair-market value at least equal to the fair market value of the remaining term of the Summerfield Percentage Lease being terminated or (ii) pays the Summerfield Lessee a termination fee based on the net present value of the Summerfield Lessee's leasehold interest in the Summerfield Percentage Lease being terminated.

     Right of First Offer for Summerfield Lessee. Before selling any Summerfield Acquisition Hotel leased to the Summerfield Lessee, the Company must first notify the Summerfield Lessee and, if desired by the Summerfield Lessee, for a period of 40 days attempt to negotiate the terms of a sale of the Hotel to the

Summerfield Lessee prior to offering the Summerfield Acquisition Hotel for sale to any other party. Notwithstanding the foregoing, the Summerfield Lessee has no rights of first offer if the contemplated sale includes 10 or more Hotels leased by the Summerfield Lessee or if the Summerfield Lessee is in default under the Summerfield Percentage Leases.

     Summerfield Franchise Licenses. The Summerfield Manager is the franchisor of Summerfield Suites and Sierra Suites brands. The Summerfield Lessee is the licensee under the Franchise Licenses on the Summerfield Acquisition Hotels (other than the Sunrise Suites hotel in Tinton Falls, New Jersey, which is not part of a chain or subject to a Franchise License). Upon the occurrence of certain events of default by the Summerfield Lessee under a Franchise License, the Summerfield Manager has agreed to transfer the Franchise License for the Hotel to a designee of the Company reasonably acceptable to the Summerfield Manager, without fee or cost.

     Summerfield Management Agreements. The Summerfield Percentage Leases provide that any management agreement entered into by the Summerfield Lessee with respect to the management of a Summerfield Acquisition Hotel (i) is subject to the reasonable approval of the Company and (ii) must provide that (a) any fees payable thereunder are subordinated to Rent payments under the Percentage Leases and (b) the management agreement terminates upon any termination of the related Summerfield Percentage Lease, without fee or cost to the Company.

CERTAIN AGREEMENTS WITH RESPECT TO THE SUMMERFIELD ACQUISITION HOTELS

  Registration Rights

     The Company has agreed to file on or before June 20, 1998 one or more shelf registration statements covering a substantial portion of the Common Shares issuable upon redemption of the Summerfield Units (the "Summerfield Redemption Shares"). The Company has also granted the holders of the Summerfield Units the right beginning June 20, 1998, to cause the Company to effect two registration statements with respect to underwritten offerings of the Summerfield Redemption Shares, subject to certain customary limitations (primarily blackout periods when the Company is seeking to undertake a public offering of its securities). In addition, the holders of the Summerfield Units will have the right beginning June 20, 1998, to include the Summerfield Redemption Shares in certain registration statements filed by the Company with respect to underwritten public offerings of Common Shares, subject to customary approvals and rights of the Company's underwriters. See "Risk Factors -- Shares Available for Future Sale."

  Agreement on Franchise Matters

     The Company has entered into the Summerfield Agreement on Franchise Matters with the Summerfield Manager, the owner of the Summerfield Suites and Sierra Suites franchise brands, providing, among other things, that (i) the Summerfield Lessee and the Summerfield Manager cannot amend, modify or terminate the Summerfield Management Agreements without the consent of the Company; (ii) if and for so long as the Company owns at least 10% of the hotels operating under the Summerfield Suites and Sierra Suites franchise brands (the "Summerfield Controlled Brands"), the Company will be entitled to have one designee as a member of the Summerfield marketing association board and franchisee association boards; (iii) if the Company owns at least 75% of the hotels operating under the Summerfield Controlled Brands, the Summerfield Manager will not make any material changes to the Summerfield Controlled Brands without the Company's consent; (iv) the Summerfield Lessee will cause certain agreed upon regularly scheduled improvements to the Summerfield Acquisition Hotels to be completed;
(v) the Summerfield Manager will not develop own, lease, operate, manage, franchise or have any interest in any Summerfield Suites hotel or Sierra Suites hotel within a five mile radius of any Summerfield Suites hotel or Sierra Suites hotel, respectively, owned by the Company; (vi) during the term of the Franchise Licenses, the Company shall have a right of first offer to acquire from the Summerfield Manager any hotel acquired or developed by the Summerfield Manager within a five mile radius of any Summerfield Suites or Sierra Suites hotel owned by the Company; and (vii) the Company shall have the right, but not the obligation, to cure defaults by the Summerfield Lessee under any Franchise Licenses. Mr. Ruhfus, the Chairman of the Board of Summerfield and a Trustee of the Company, is one of the principal equity owners of the Summerfield Lessee and the Summerfield Manager.

  The Lease Master Agreement

     The Lease Master Agreement provides, among other things, that during the terms of the Summerfield Percentage Leases (i) the Summerfield Lessee shall maintain a minimum net worth of at least approximately $2.5 million in 1997 and, for any year thereafter, 17.5% of the aggregate annual Rent budgeted to be paid by the Summerfield Lessee for such year (but not to exceed $5 million); (ii) the Summerfield Lessee shall maintain a ratio of debt to net worth of less than 50%;
(iii) the Summerfield Lessee has pledged 84,667 Units as collateral for the Summerfield Lessee's performance under the Summerfield Percentage Leases (subject to release after expiration of a three year period if the Summerfield Lessee has not defaulted in the payment of Rent under the Summerfield Percentage Leases); (iv) the Summerfield Lessee will not develop, build, own, lease, operate, manage, franchise or have any interest in a Summerfield Suites hotel or Sierra Suites hotel that is located within a five mile radius of any Summerfield Suites hotel or Sierra Suites hotel, respectively, owned by the Company; (v) for so long as (A) there are 25 or fewer Sierra Suites hotels open and operating or
(B) the Company has not received an annual return of 12% on its investment in its Sierra Suites hotels, if the Summerfield Manager sells the Sierra Suites brand to a third party and such party proposes to change the trade name "Sierra Suites" or if a Transfer (defined in "The Percentage Leases -- Assignment and Subleasing") occurs, the Company may terminate the Summerfield Percentage Leases for the Sierra Suites hotels then-owned by the Company without fee or penalty;
(vi) if the Company elects to terminate the Summerfield Percentages Leases as described in (v) above, the Summerfield Lessee will have the right to purchase all but not less than all the Sierra Suites hotels from the Company for a price per hotel equal to the greater of (A) an amount equal to the budgeted operating income for the hotel (before Rent payments under the Summerfield Percentage Leases and after an assumed 3% management fee) for the twelve month period following the purchase and sale, divided by 0.12, or (B) the Company's cumulative investment in the hotel, plus a 12% annual return on such investment; and (vii) the Summerfield Lessee will not engage in any business other than leasing hotels owned by the Company.

     HAMPTON INN(R) IS A REGISTERED TRADEMARK OF PROMUS, COMFORT INN(R) IS A REGISTERED TRADEMARK OF CHOICE, RESIDENCE INN BY MARRIOTT(R) IS A REGISTERED TRADEMARK OF MARRIOTT, HOLIDAY INN EXPRESS(R) AND HOLIDAY INN EXPRESS & SUITES(R) ARE REGISTERED TRADEMARKS OF HOLIDAY INN FRANCHISING, SHERATON INN(R) IS A REGISTERED TRADEMARK OF SHERATON AND SUMMERFIELD SUITES(R) AND SUNRISE SUITES(R) ARE REGISTERED TRADEMARKS OF SUMMERFIELD. SIERRA SUITES IS A TRADEMARK OF SUMMERFIELD THAT IS THE SUBJECT OF A PENDING REGISTRATION APPLICATION. NONE OF PROMUS, CHOICE, MARRIOTT, HOLIDAY INN FRANCHISING, SHERATON OR SUMMERFIELD HAS ENDORSED OR APPROVED THE OFFERING. A GRANT OF A HAMPTON INN, COMFORT INN, RESIDENCE INN BY MARRIOTT, HOLIDAY INN EXPRESS, HOLIDAY INN EXPRESS & SUITES, SHERATON INN, SUMMERFIELD SUITES, SIERRA SUITES OR SUNRISE SUITES FRANCHISE LICENSE FOR ANY HOTEL IS NOT INTENDED AS, AND SHOULD NOT BE INTERPRETED AS, AN EXPRESS OR IMPLIED APPROVAL OR ENDORSEMENT BY PROMUS, CHOICE, MARRIOTT, HOLIDAY INN FRANCHISING, SHERATON OR SUMMERFIELD (OR ANY OF THEIR AFFILIATES, SUBSIDIARIES OR DIVISIONS), OF THE COMPANY, THE PARTNERSHIP OR APPROVAL OF THE COMMON SHARES OFFERED HEREBY.

LEGAL PROCEEDINGS

     The Company is not currently involved in any material litigation nor, to the Company's knowledge, is any material litigation currently threatened against the Company or any of the Hotels. The Lessees have advised the Company that they are not currently involved in any material litigation.

                                   MANAGEMENT

TRUSTEES AND EXECUTIVE OFFICERS

     The Company's Board of Trustees currently consists of seven members, four of whom are Independent Trustees, and is divided into three classes.

     Certain information regarding the Company's trustees and executive officers is set forth below.

                                                                                               TERM
NAME                         AGE                      POSITION                       CLASS    EXPIRES
----                         ---                      --------                     ---------  -------
Jeffrey H. Fisher..........  41    Chairman of the Board, Chief Executive Officer  Class III   2000
                                   and President
Frederic M. Shaw...........  46    Chief Operating Officer and Executive Vice
                                   President
David Bulger...............  43    Chief Financial Officer and Treasurer
Mark A. Murphy.............  36    General Counsel and Secretary
Miles Berger...............  66    Independent Trustee                             Class II    1999
Thomas J. Crocker..........  43    Independent Trustee                             Class III   2000
Jack P. DeBoer.............  66    Trustee                                         Class I     1998
C. Gerald Goldsmith........  68    Independent Trustee                             Class II    1999
Rolf E. Ruhfus.............  53    Trustee                                         Class III   2000
Bruce Zenkel...............  66    Independent Trustee                             Class I     1998

     Jeffrey H. Fisher has served as Chairman of the Board, Chief Executive Officer and President of the Company since its inception in 1994. Between 1986 and 1994 he served as President and Chief Operating Officer of JF Hotel Management, Inc., an affiliate of the JF Lessee, which managed five of the Current Hotels prior to their acquisition by the Partnership. Mr. Fisher holds a B.S. in Business Administration from Syracuse University, a J.D. from Nova University and an L.L.M. in Taxation from the University of Miami.

     Frederic M. Shaw has been the Chief Operating Officer and Executive Vice President of the Company since April 1997 and the President of the JF Lessee since its formation in 1994. From 1993 to September 1994, he served as Vice President and Chief Financial Officer of JF Hotel Management, Inc., an affiliate of the JF Lessee. He served as Controller of JF Hotel Management, Inc. from 1988 to 1993. He holds a B.B.A. in public accounting from Pace University and is a certified public accountant licensed in New York and Florida.

     David Bulger has served as Chief Financial Officer and Treasurer of the Company since April 1995. He has approximately eight years of public accounting experience with Coopers & Lybrand L.L.P., approximately two years as a vice president of an NYSE-listed real estate and mortgage banking company and approximately two years as a chief financial officer of a privately-held mortgage banking company. Mr. Bulger holds a B.A. in history from the State University of New York at Albany, a Masters of Education from Springfield College and a Masters in Accounting from the University of Texas at Austin. Mr. Bulger is a certified public accountant licensed in New York and Florida.

     Mark A. Murphy has served as General Counsel and Secretary of the Company since April 1997. Between 1988 and 1997 he served as an associate and partner of Hunton & Williams where he represented a number of hotel REITs, including the Company since the IPO. He holds a B.S. in Industrial Relations from LeMoyne College and a J.D. from Washington & Lee University.

     Miles Berger has been engaged in a wide range of real estate and banking activities since 1950. He currently serves as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm with approximately $12.0 billion under management, with which Mr. Berger has been employed for more than five years. He is Chairman of the Board of Mid-Town Bank and Trust Company of Chicago and Vice Chairman of Columbia National Bank of Chicago. He has served on the boards of numerous real estate and banking organizations and philanthropic organizations.

     Rolf E. Ruhfus has served as Chairman and Chief Executive Officer of Summerfield since its founding in 1988. Mr. Ruhfus served as President of The Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott in July 1987). Mr. Ruhfus joined The Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe's largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus is a German Air Force Lieutenant, and received a bachelor's degree from Western Michigan University in 1968. His graduate degrees include an M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the boards of several European companies.

     Thomas J. Crocker was Chairman of the Board of Crocker Realty Trust, Inc., one of the largest office-based real estate investment trusts in the southeast U.S., from that company's inception until June 30, 1996. Crocker Realty Trust, Inc. owned approximately 5.7 million square feet in 70 buildings in seven states, plus more than 200 acres of developable land. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services to approximately 1.71 million square feet of commercial property and 272 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank.

     Jack P. DeBoer has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company since its inception. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded Summerfield.

     C. Gerald Goldsmith has been an independent investor and financial advisor since 1976. He is currently a director of Palm Beach National Bank and Trust, U.S. Banknote, Nine West Group, Inc. and is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and NYSE-listed companies. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School.

     Bruce Zenkel is a partner of Zenkel Schoenfeld, an investment banking firm he co-founded in 1990. From 1986 to 1990, he was director of merchant banking for McKinley Allsopp. He served as a director of Jonathan Logan, Inc. and Mr. Coffee, Inc. and currently serves on the boards of several philanthropic organizations. He holds a B.B.A. from the University of Michigan.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     This discussion supplements the discussion set forth in the accompanying Prospectus under the heading "Federal Income Tax Considerations." Hunton & Williams has acted as counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT. In the opinion of Hunton & Williams, the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable years ended December 31, 1994 through December 31, 1996, and the Company's organization and proposed method of operation will enable it to qualify to be taxed as a REIT for its taxable year ending December 31, 1997, and future taxable years. Investors should be aware, however, that opinions of counsel are not binding upon the Service or any court. It must be emphasized that Hunton & Williams' opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Such factual assumptions and representations are set out in Hunton & Williams' federal income tax opinion. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and stock ownership, the various qualification tests imposed under the Code. Hunton & Williams will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Federal Income Tax Considerations -- Failure to Qualify" in the accompanying Prospectus.

     President Clinton has proposed legislation that would require REITs to recognize built-in gain immediately upon the acquisition of an asset with built-in gain from a large C corporation (i.e., a C corporation the fair market value of whose stock exceeds $5 million at the time of the transfer of the asset). If such legislation is enacted as currently written, if a REIT failed to qualify as a REIT, no relief provisions applied, and the REIT re-elected REIT status after the four-year disqualification period, upon such re-election, the REIT would be required to recognize any built-in gain associated with its assets. That proposed legislation, if enacted in its present form, would be effective for transfers of assets made after December 31, 1997.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to the underwriters named below (the "Underwriters") for whom Lehman Brothers Inc., Montgomery Securities, Bear, Stearns & Co. Inc., Alex. Brown & Sons Incorporated, EVEREN Securities, Inc. and Salomon Brothers Inc are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase, the respective number of Common Shares set forth below opposite their respective names.

                                                                   NUMBER
UNDERWRITERS                                                     OF SHARES
------------                                                  ----------------
Lehman Brothers Inc.........................................
Montgomery Securities.......................................
Bear, Stearns & Co. Inc.....................................
Alex. Brown & Sons Incorporated.............................
EVEREN Securities, Inc......................................
Salomon Brothers Inc........................................
                                                                 ---------
          Total.............................................     8,500,000
                                                                 =========

     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Common Shares are subject to certain conditions precedent and that if any of the foregoing Common Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, all such Common Shares must be so purchased.

     The Company has been advised by the Underwriters that they propose to offer the Common Shares directly to the public initially at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers
at such public offering price less a concession not in excess of $          per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $          per share to certain other underwriters or to
certain other brokers or dealers. After the initial offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the Underwriters.

     The Company has granted to the Underwriters an option to purchase up to an additional 1,275,000 Common Shares at the public offering price less underwriting discounts and commissions, solely to cover over-allotments, if any. The Underwriters may exercise this option at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase a number of additional Common Shares proportionate to such Underwriter's initial commitment reflected in the foregoing table.

     The Company has agreed that it will not, without the prior written consent of Lehman Brothers Inc., offer for sale, contract to sell, sell or otherwise dispose of, directly or indirectly, any Common Shares (other than shares offered hereby, shares issued pursuant to the 1994 Plan and any Units or Common Shares that may be issued in connection with any acquisition of a property), or sell or grant options, rights or warrants with respect to any Common Shares (other than the grant of options pursuant to the 1994 Plan), for a period of 90 days after the closing of the Offering.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments the Underwriters may be required to make in respect thereof.

     Until the distribution of the Common Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase Common Shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Shares. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Shares.

     If the Underwriters create a short position in the Common Shares in connection with the Offering, (i.e., if they sell more Common Shares than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Common Shares in the open market. The Underwriters also may elect to reduce any short position by exercising all or part of the over-allotment option described herein.

     The Representatives also may impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase Common Shares in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Shares, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Common Shares as part of the Offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the Offering.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     Certain of the Underwriters and their affiliates have from time to time performed, and may continue to perform in the future, various investment banking services for the Company, for which customary compensation has been received. In connection with the Offering, an affiliate of Lehman Brothers Inc. will be repaid a mortgage loan in the principal amount of approximately $89 million made by it to the Company prior to the Offering. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Although the Conduct Rules of the National Association of Securities Dealers, Inc. (the "Conduct Rules") exempt REITs and offerings of equity securities for which a bona fide independent market exists, as is the case with the Offering, from the conflict provisions thereof, because affiliates of Lehman Brothers Inc. will receive more than 10% of the net proceeds of the Offering in repayment of currently outstanding indebtedness, the Underwriters have determined to conduct the Offering in accordance with the applicable provisions of Rule 2710(c)(8) and Rule 2720 of the Conduct Rules. In accordance with the Conduct Rules, Montgomery Securities (the "Independent Underwriter") is assuming the responsibilities of acting as "qualified independent underwriter," and will recommend the maximum public offering price for the Common Shares in compliance with the requirements of the Conduct Rules. In connection with the Offering, the Independent Underwriter is performing due diligence investigations and is reviewing and participating in the preparation of this Prospectus Supplement and the Registration Statement of which this Prospectus Supplement forms a part. The public offering price of the Common Shares will be no higher than the price recommended by the Independent Underwriter.

                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Hunton & Williams. In addition, the description of federal income tax consequences contained in the sections of the Prospectus and this Prospectus Supplement entitled "Federal Income Tax Considerations" and "Certain Federal Income Tax Considerations" is based on the opinion of Hunton & Williams. Certain legal matters related to the Offering will be passed upon for the Underwriters by O'Melveny & Myers LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of Innkeepers USA Trust, as of December 31, 1995 and 1996, and for the period September 30, 1994 (inception) through December 31, 1994 and the years ended December 31, 1995 and 1996; the combined financial statements of the JF Lessee as of December 31, 1995 and 1996 and for the period September 30, 1994 (inception) through December 31, 1994 and the years ended December 31, 1995 and 1996; the combined financial statements of the Fisher Initial Hotels as of December 31, 1992 and 1993 and June 30, 1994 and for the years ended December 31, 1991, 1992 and 1993 and the six months ended June 30, 1994; the combined financial statements of the DeBoer Hotels as of December 30, 1994 and December 31, 1995 and for the years ended December 31, 1993, December 30, 1994 and December 31, 1995; and the financial statements of Amerimar Cherry Hill Associates Limited Partnership as of December 31, 1995 and for the year ended December 31, 1995 and the financial statements of BA Harrisburg Associates as of December 31, 1995 and for the year ended December 31, 1995; all of which have been incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, have all been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon incorporated by reference herein or in the accompanying Prospectus. Such financial statements and financial statement schedule are incorporated herein or in the accompanying Prospectus by reference in reliance upon such reports given on their authority as experts in accounting and auditing.

                                    GLOSSARY

     Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus Supplement.

     "Acquisition Loan" means a term loan of approximately $89 million provided by an affiliate of Lehman Brothers Inc. to the Company to fund the cash portion of the purchase price of the Summerfield Acquisition Hotels.

     "ADR" means average daily room rate.

     "affiliate" means (i) any person that, directly or indirectly, controls or is controlled by or is under common control with such person, (ii) any other person that owns, beneficially, directly or indirectly, five percent (5%) or more of the outstanding capital shares, shares or equity interests of such person or (iii) any officer, director, employee, partner or trustee of such person or any person controlling, controlled by or under common control with such person (excluding trustees and persons serving in similar capacities who are not otherwise an affiliate of such person). The term "person" means and includes individuals, corporations, general and limited partnerships, shares companies or associations, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other entities and governments and agencies and political subdivisions thereof. For the purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, partnership interests or other equity interests.

     "Base Rent" means the fixed obligation of the Lessees to pay a certain sum in annual rent under each of the Percentage Leases regardless of the level of room revenue achieved.

     "Board of Trustees" means the Board of Trustees of the Company.

     "Bylaws" means the Bylaws of the Company.

     "Cash Available for Distribution" means the amount computed by subtracting from FFO the sum of (a) an amount equal to 4% of room revenues, which the Company is obligated by the Percentage Leases to make available to the Lessees for the periodic refurbishment and replacement of furniture, fixtures and equipment at the Hotels and (b) principal amortization on long-term debt and adding the sum of (i) the amortization of franchise costs, (ii) the amortization of loan origination fees and (iii) the amortization of unearned Trustees' compensation.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Common Shares" means the common shares of beneficial interest, par value $0.01 per share, of the Company.

     "Company" means, collectively, Innkeepers USA Trust, a Maryland real estate investment trust, the Partnership and its Subsidiaries, unless the context otherwise indicates.

     "Current Hotels" means the Hotels currently owned by the Company, other than the Summerfield Acquisition Hotels.

     "CPI" means the United States Consumer Price Index, All Urban Consumers, U.S. City Average, All Items (1982-84 = 100).

     "Debt Limitation" means the provision in the Company's Declaration of Trust that limits consolidated indebtedness to 50% of the Company's investment in Hotels, at cost, after giving effect to the Company's use of proceeds from any indebtedness.

     "Declaration of Trust" means the Amended and Restated Declaration of Trust of the Company.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Franchise License" means a license from a franchisor pursuant to which the Company's hotels are operated.

     "Funds From Operations" or "FFO" means net income, computed in accordance with GAAP, excluding gains or losses from debt restructuring and sales of property, plus depreciation of real property (including furniture, fixtures and equipment) and after adjustments for unconsolidated partnerships and joint ventures.

     "Hotels" means collectively the Current Hotels and the Summerfield Acquisition Hotels.

     "Independent Trustee" means a Trustee of the Company who is not an officer or employee of the Company or any affiliate of (i) any lessee of any property of the Company, (ii) any subsidiary of the Company or (iii) any partnership which is an affiliate of the Company.

     "IPO" means the initial public offering of Common Shares by the Company, which was completed in September 1994.

     "JF Lessee" means JF Hotel, Inc., a Virginia corporation, together with its sister corporations, which lease all 38 of the Current Hotels and operate 24 of the Current Hotels.

     "JF Percentage Leases" means the Percentage Leases for the Current Hotels.

     "Lessees" means, collectively, the JF Lessee and the Summerfield Lessee.

     "Limited Partners" means the limited partners of the Partnership.

     "Line of Credit" means the Company's $190 million line of credit facility.

     "Marriott" means Marriott International, Inc. and its subsidiaries, including Residence Inn by Marriott, Inc.

     "Marriott Management Agreements" means the agreements between the JF Lessee and Marriott, pursuant to which Marriott operates 12 Residence Inn hotels owned by the Company.

     "NAREIT" means the National Association of Real Estate Investment Trusts, Inc.

     "1996 Offering" means the follow-on public offering of Common Shares of the Company, which was completed in October 1996.

     "Offering" means the offering of Common Shares hereby.

     "Ownership Limitation" means the restriction on ownership (or deemed ownership by virtue of the attribution provisions of the Code) of more than 9.8% of the outstanding Common Shares or 9.8% of the number of outstanding Preferred Shares of any series.

     "Partnership" means, collectively, Innkeepers USA Limited Partnership, a limited partnership organized under the laws of the Commonwealth of Virginia, and, unless the context otherwise indicates, its Subsidiary Partnerships.

     "Percentage Leases" means, collectively, the operating leases between the Lessees and the Company pursuant to which the Lessees lease the Hotels from the Company.

     "Percentage Rent" means rent based on percentages of room revenue from the Hotels payable by the Lessees pursuant to the Percentage Leases.

     "Preferred Units" means the preferred units of limited partnership interest in the Partnership issued in connection with the Company's acquisition of certain Hotels.

     "REIT" means real estate investment trust, as defined in Section 856 of the Code.

     "Representatives" means Lehman Brothers Inc., Montgomery Securities, Bear, Stearns & Co. Inc., Alex. Brown & Sons Incorporated, EVEREN Securities, Inc. and Salomon Brothers Inc.

     "Rent" means the rent payable under the Percentage Leases.

     "RevPAR" means revenue per available room for an applicable period, calculated by dividing room revenue by available rooms.

     "Right of First Refusal" means the right of first refusal granted to the Company to acquire certain Summerfield Suites hotels developed by Summerfield in the future.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Service" means the United States Internal Revenue Service.

     "Subsidiary Partnerships" means the limited partnership subsidiaries that hold or will hold title to certain of the Hotels.

     "Summerfield" means Summerfield Hotel Corporation.

     "Summerfield Acquisition Hotels" means the six Summerfield Suites hotels, two Sierra Suites hotels and one Sunrise Suites hotel, which the Company acquired as of June 20, 1997.

     "Summerfield Lessee" means Summerfield Suites Lease Company, L.P., an affiliate of Summerfield that leases the Summerfield Acquisition Hotels from the Company.

     "Summerfield Manager" means Summerfield Suites Management Company, L.P., an affiliate of Summerfield that manages the Summerfield Acquisition Hotels.

     "Summerfield Management Agreements" means the management agreements between the Summerfield Lessee and the Summerfield Manager pursuant to which the Summerfield Manager manages the Summerfield Acquisition Hotels.

     "Summerfield Percentage Leases" means the Percentage Leases for the Summerfield Acquisition Hotels.

     "Summerfield Redemption Shares" means the Common Shares issuable upon the redemption of the Summerfield Units.

     "Summerfield Units" means the Units issued in connection with the Company's purchase of the Summerfield Acquisition Hotels.

     "Term Loans" means the $30 million term financing (the "First Term Loan") and $42 million term financing (the "Second Term Loan") obtained by the Company.

     "Trustee" means a member of the Company's Board of Trustees.

     "Underwriters" means the Underwriters named in this Prospectus Supplement.

     "Units" means common units of limited partnership interest in the Partnership.

                                                                       EXHIBIT A
                       INFORMATION CONCERNING THE HOTELS

                                                                         PERCENTAGE RENT CALCULATION(1)          YEAR ENDED
                                                                        --------------------------------      DECEMBER 31, 1996
                                                             1996           1996                           -----------------------
                              GUEST    YEAR      YEAR        BASE          BREAK        FIRST    SECOND       ROOM      PRO FORMA
HOTEL/LOCATION                ROOMS   OPENED   ACQUIRED      RENT          POINT        TIER      TIER      REVENUE      RENT(2)
--------------                -----   ------   --------   -----------   ------------   -------   -------   ----------   ----------
SUMMERFIELD ACQUISITION
 HOTELS
Upscale Extended-Stay
Summerfield Suites
 Belmont, CA(3)(4)             132(11)  1995     1997     $ 2,546,000     $2,121,000     30.00%    68.00%  $4,172,886   $2,546,000
Summerfield Suites
 El Segundo, CA(3)(5)          122(11)  1995     1997       1,725,000      2,229,000     30.00%    68.00%   3,553,548    1,725,000
Summerfield Suites
 West Hollywood, CA(6)         109      1993     1997       1,811,000      2,382,000     30.00%    68.00%   3,710,418    1,811,000
Summerfield Suites
 Mount Laurel, NJ(3)(7)        116(11)  1996     1997       1,540,000      2,518,000     30.00%    68.00%     952,649    1,540,000
Summerfield Suites
 Addison, TX(3)(8)             132(11)  1996     1997       1,848,000      2,512,000     30.00%    68.00%   2,296,728    1,848,000
Summerfield Suites
 Irving (Las Colinas),
   TX(3)(9)                    148(11)  1996     1997       2,422,000      2,514,000     30.00%    68.00%   2,913,304    2,422,000
Sunrise Suites
 Eatontown (Tinton Falls),
   NJ(10)                       96      1993     1997         738,000      2,333,000     30.00%    68.00%   2,039,381      738,000
Mid-Priced Extended-Stay
Sierra Suites
 Phoenix (Camelback), AZ       113      1997     1997         576,080        897,000     30.00%    70.00%           0      576,080
Sierra Suites
 Atlanta (Cumberland), GA       89      1996     1997         401,760        759,000     30.00%    70.00%     637,713      401,760
                             -----                        -----------                                      ----------   ----------
Subtotal for Summerfield
 Acquisition Hotels          1,057                         13,607,840                                      20,276,627   13,607,840
                             -----                        -----------                                      ----------   ----------

                                          YEAR ENDED DECEMBER 31,         MARCH 31,
                                         --------------------------   -----------------
HOTEL/LOCATION                            1994     1995      1996      1996      1997
--------------                           ------   -------   -------   -------   -------
SUMMERFIELD ACQUISITION
 HOTELS
Upscale Extended-Stay
Summerfield Suites
 Belmont, CA(3)(4)            Occupancy     N/A       N/A     76.90%    60.30%    82.10%
                              ADR           N/A       N/A   $111.42   $109.22   $123.38
                              RevPAS        N/A       N/A   $ 85.70   $ 65.82   $101.28
Summerfield Suites
 El Segundo, CA(3)(5)         Occupancy     N/A     59.00%    81.00%    80.70%    78.30%
                              ADR           N/A   $ 95.37   $ 97.58   $ 95.52   $104.69
                              RevPAS        N/A   $ 56.28   $ 79.05   $ 77.08   $ 81.95
Summerfield Suites
 West Hollywood, CA(6)        Occupancy    71.6%    76.40%    83.20%    80.90%    85.60%
                              ADR        $94.46   $102.71   $108.73   $105.26   $117.91
                              RevPAS     $67.59   $ 78.47   $ 90.49   $ 85.14   $100.89
Summerfield Suites
 Mount Laurel, NJ(3)(7)       Occupancy     N/A       N/A     55.80%      N/A     73.40%
                              ADR           N/A       N/A   $ 94.74       N/A   $100.56
                              RevPAS        N/A       N/A   $ 52.90       N/A   $ 73.78
Summerfield Suites
 Addison, TX(3)(8)            Occupancy     N/A       N/A     50.40%    15.00%    77.90%
                              ADR           N/A       N/A   $102.00   $115.35   $100.65
                              RevPAS        N/A       N/A   $ 51.38   $ 17.31   $ 78.38
Summerfield Suites
 Irving (Las Colinas),
   TX(3)(9)                   Occupancy     N/A       N/A     58.30%      N/A     73.40%
                              ADR           N/A       N/A   $108.80       N/A   $110.09
                              RevPAS        N/A       N/A   $ 63.45       N/A   $ 80.79
Sunrise Suites
 Eatontown (Tinton Falls),
   NJ(10)                     Occupancy   58.50%    67.10%    69.00%    54.50%    63.80%
                              ADR        $70.17   $ 76.62   $ 83.44   $ 76.02   $ 79.43
                              RevPAS     $41.07   $ 51.38   $ 57.54   $ 41.41   $ 50.66
Mid-Priced Extended-Stay
Sierra Suites
 Phoenix (Camelback), AZ      Occupancy     N/A       N/A       N/A       N/A       N/A
                              ADR           N/A       N/A       N/A       N/A       N/A
                              RevPAS        N/A       N/A       N/A       N/A       N/A
Sierra Suites
 Atlanta (Cumberland), GA     Occupancy     N/A       N/A       N/A       N/A       N/A
                              ADR           N/A       N/A       N/A       N/A       N/A
                              RevPAS        N/A       N/A       N/A       N/A       N/A
Subtotal for Summerfield
 Acquisition Hotels

Notes on subsequent page.

                                                                               PERCENTAGE RENT
                                                                                CALCULATION(1)                  YEAR ENDED
                                                                        ------------------------------      DECEMBER 31, 1996
                                                             1996          1996                          ------------------------
                              GUEST    YEAR      YEAR        BASE         BREAK       FIRST    SECOND       ROOM       PRO FORMA
HOTEL/LOCATION                ROOMS   OPENED   ACQUIRED      RENT         POINT       TIER      TIER      REVENUE       RENT(2)
--------------                -----   ------   --------   -----------   ----------   -------   -------   ----------   -----------
CURRENT HOTELS
Upscale Extended-Stay
Residence Inn
 Fremont, CA                    80     1985      1995     $   410,000   $1,500,000    30.00%    68.00%   $2,610,672   $1,205,257
Residence Inn
 Mountain View (Palo Alto),
   CA                          112     1985      1995       1,207,000    1,200,000    30.00%    68.00%    4,560,006    2,644,804
Residence Inn
 San Jose, CA                   80     1986      1995         520,000    1,500,000    30.00%    68.00%    2,826,378    1,351,937
Residence Inn
 San Mateo, CA                 159     1985      1996       1,427,000    2,450,000    30.00%    68.00%    5,766,122    2,969,606
Residence Inn
 Silicon Valley I, CA          231     1983      1996       2,154,000    2,450,000    30.00%    68.00%    7,750,956    4,319,292
Residence Inn
 Silicon Valley II, CA         247     1985      1996       2,244,000    2,700,000    30.00%    68.00%    8,297,916    4,594,149
Residence Inn
 Denver (Downtown), CO         156     1982      1996         684,000    2,750,000    30.00%    68.00%    4,082,792    1,694,848
Residence Inn
 Denver (South), CO            128     1981      1995         734,000    1,800,000    30.00%    68.00%    3,588,216    1,756,987
Residence Inn
 Windsor, CT                    96     1986      1995         459,000    1,800,000    30.00%    68.00%    2,537,697    1,041,634
Residence Inn
 Atlanta (Downtown), GA        160     1996      1996       1,260,000    3,100,000    30.00%    68.00%      374,711    1,260,413

                                           YEAR ENDED DECEMBER 31,         MARCH 31,
                                         ---------------------------   -----------------
HOTEL/LOCATION                            1994      1995      1996      1996      1997
--------------                           -------   -------   -------   -------   -------
CURRENT HOTELS
Upscale Extended-Stay
Residence Inn
 Fremont, CA                  Occupancy    86.90%    87.70%    86.30%    87.30%    84.80%
                              ADR        $ 75.28   $ 84.05   $103.33   $ 96.82   $114.53
                              RevPAR     $ 65.38   $ 73.70   $ 89.16   $ 84.49   $ 97.16
Residence Inn
 Mountain View (Palo Alto),
   CA                         Occupancy    89.00%    91.70%    92.50%    94.40%    90.70%
                              ADR        $104.47   $109.87   $120.20   $116.10   $135.25
                              RevPAR     $ 92.99   $100.70   $111.24   $109.55   $122.68
Residence Inn
 San Jose, CA                 Occupancy    88.60%    93.40%    93.70%    93.80%    93.50%
                              ADR        $ 84.68   $ 89.22   $103.09   $ 97.04   $118.58
                              RevPAR     $ 74.99   $ 83.32   $ 96.54   $ 90.98   $110.88
Residence Inn
 San Mateo, CA                Occupancy    90.50%    91.90%    92.50%    94.00%    93.20%
                              ADR        $ 90.46   $ 94.47   $105.74   $ 97.86   $109.08
                              RevPAR     $ 81.90   $ 86.79   $ 97.78   $ 91.97   $111.01
Residence Inn
 Silicon Valley I, CA         Occupancy    79.80%    86.10%    91.10%    91.40%    90.30%
                              ADR        $ 83.36   $ 88.17   $ 99.37   $ 97.19   $120.86
                              RevPAR     $ 66.48   $ 75.89   $ 90.55   $ 88.84   $109.15
Residence Inn
 Silicon Valley II, CA        Occupancy    81.80%    89.50%    90.80%    91.80%    92.20%
                              ADR        $ 80.44   $ 86.09   $ 99.90   $ 95.30   $122.79
                              RevPAR     $ 65.83   $ 77.02   $ 90.71   $ 87.47   $113.21
Residence Inn
 Denver (Downtown), CO        Occupancy    90.30%    85.30%    85.80%    82.80%    89.80%
                              ADR        $ 67.97   $ 74.50   $ 81.59   $ 76.59   $ 84.12
                              RevPAR     $ 61.40   $ 63.57   $ 70.00   $ 63.40   $ 75.53
Residence Inn
 Denver (South), CO           Occupancy    89.10%    88.20%    91.30%    91.30%    87.70%
                              ADR        $ 74.38   $ 80.08   $ 84.41   $ 81.45   $ 88.85
                              RevPAR     $ 66.27   $ 70.60   $ 77.05   $ 74.33   $ 77.93
Residence Inn
 Windsor, CT                  Occupancy    79.50%     84.8%    81.70%    81.40%    73.10%
                              ADR        $ 74.75   $ 82.56   $ 88.36   $ 84.26   $ 90.91
                              RevPAR     $ 59.45   $ 70.04   $ 72.23   $ 68.61   $ 66.41
Residence Inn
 Atlanta (Downtown), GA       Occupancy      N/A       N/A       N/A       N/A     67.90%
                              ADR            N/A       N/A       N/A       N/A   $ 94.12
                              RevPAR         N/A       N/A       N/A       N/A   $ 63.92

Notes on subsequent page.

                                                                        PERCENTAGE RENT CALCULATION(1)         YEAR ENDED
                                                                        ------------------------------      DECEMBER 31, 1996
                                                             1996          1996                          -----------------------
                              GUEST    YEAR      YEAR        BASE         BREAK       FIRST    SECOND      ROOM       PRO FORMA
HOTEL/LOCATION                ROOMS   OPENED   ACQUIRED      RENT         POINT       TIER      TIER      REVENUE      RENT(2)
--------------                -----   ------   --------   -----------   ----------   -------   -------   ---------   -----------
CURRENT HOTELS
Residence Inn
 Wichita East, KS               64     1981      1996     $   287,000   $1,175,000    30.00%    68.00%  $1,517,180    $575,419
Residence Inn
 Portland, ME(1)                78     1996      1996         430,000    1,200,000    30.00%    68.00%     273,037     466,531
Residence Inn
 East Lansing, MI               60     1984      1996         290,000      950,000    30.00%    68.00%   1,399,648     582,867
Residence Inn
 Grand Rapids, MI               96     1984      1996         509,000    1,350,000    30.00%    68.00%   2,130,877     924,779
Residence Inn
 Troy (Central), MI            152     1986      1995         931,000    1,900,000    30.00%    68.00%   4,197,727   2,132,454
Residence Inn
 Troy (Southeast), MI           96     1985      1995         494,000    1,400,000    30.00%    68.00%   2,529,590   1,188,121
Residence Inn
 Eden Prairie, MN              126     1985      1997         787,500    1,934,000    30.00%    68.00%   3,509,550   1,651,574
Residence Inn
 Cherry Hill, NJ                96     1989      1996         774,000    1,700,000    30.00%    68.00%   2,880,256   1,311,784
Residence Inn
 Binghamton, NY                 72     1987      1994         455,000    1,207,900    32.00%    70.00%   1,848,112     823,022
Residence Inn
 Harrisburg, PA                 80     1988      1996         554,000    1,380,000    30.00%    68.00%   2,096,009     900,245
Residence Inn
 Addison, TX                   150     1996      1997         882,000    1,800,000    30.00%    68.00%   2,482,095   1,003,825


                                          YEAR ENDED DECEMBER 31,         MARCH 31,
                                         --------------------------   -----------------
HOTEL/LOCATION                            1994     1995      1996      1996      1997
--------------                           ------   -------   -------   -------   -------
CURRENT HOTELS
Residence Inn
 Wichita East, KS             Occupancy   82.70%    82.00%    81.30%    82.00%    80.30%
                              ADR        $75.07   $ 76.13   $ 79.26   $ 77.38   $ 77.52
                              RevPAR     $62.11   $ 62.45   $ 64.42   $ 63.45   $ 62.24
Residence Inn
 Portland, ME(1)              Occupancy     N/A       N/A     68.40%      N/A     85.70%
                              ADR           N/A       N/A   $ 74.99       N/A   $ 69.85
                              RevPAR        N/A       N/A   $ 51.30       N/A   $ 59.83
Residence Inn
 East Lansing, MI             Occupancy   84.00%    85.70%    84.90%    82.00%    77.90%
                              ADR        $68.21   $ 70.30   $ 74.04   $ 76.42   $ 76.70
                              RevPAR     $57.31   $ 60.27   $ 62.83   $ 62.69   $ 59.72
Residence Inn
 Grand Rapids, MI             Occupancy   85.30%    83.90%    83.90%    85.90%    83.60%
                              ADR        $66.93   $ 70.19   $ 71.45   $ 68.34   $ 68.61
                              RevPAR     $57.06   $ 58.88   $ 59.94   $ 58.71   $ 57.35
Residence Inn
 Troy (Central), MI           Occupancy   89.10%    90.20%    93.20%    91.00%    92.50%
                              ADR        $72.22   $ 77.13   $ 80.96   $ 80.23   $ 89.91
                              RevPAR     $64.36   $ 69.57   $ 75.45   $ 72.97   $ 83.17
Residence Inn
 Troy (Southeast), MI         Occupancy   85.80%    91.60%    85.40%    82.40%    85.30%
                              ADR        $69.39   $ 72.48   $ 83.59   $ 79.13   $ 86.57
                              RevPAR     $59.54   $ 66.42   $ 71.37   $ 65.22   $ 73.82
Residence Inn
 Eden Prairie, MN             Occupancy   83.80%    87.30%    79.80%    62.40%    61.20%
                              ADR        $79.80   $ 83.96   $ 87.51   $ 74.34   $ 73.96
                              RevPAR     $66.90   $ 73.30   $ 69.87   $ 46.38   $ 45.27
Residence Inn
 Cherry Hill, NJ              Occupancy   92.10%    88.80%    89.20%    88.00%    79.80%
                              ADR        $83.96   $ 87.94   $ 91.97   $ 88.62   $ 91.85
                              RevPAR     $77.37   $ 78.10   $ 82.08   $ 78.00   $ 73.26
Residence Inn
 Binghamton, NY               Occupancy   81.00%    82.20%    83.10%    78.50%    90.00%
                              ADR        $83.87   $ 84.68   $ 84.39   $ 82.08   $ 81.23
                              RevPAR     $67.97   $ 69.64   $ 70.14   $ 64.45   $ 73.07
Residence Inn
 Harrisburg, PA               Occupancy   88.70%    80.80%    84.50%    80.20%    73.00%
                              ADR        $82.59   $ 84.43   $ 84.50   $ 81.61   $ 83.21
                              RevPAR     $73.25   $ 68.18   $ 71.44   $ 65.47   $ 60.78
Residence Inn
 Addison, TX                  Occupancy     N/A       N/A     79.30%      N/A     78.50%
                              ADR           N/A       N/A   $ 84.55       N/A   $ 90.82
                              RevPAR        N/A       N/A   $ 67.03       N/A   $ 73.31

Notes on subsequent page.

                                                                        PERCENTAGE RENT CALCULATION(1)           YEAR ENDED
                                                                        ------------------------------       DECEMBER 31, 1996
                                                             1996          1996                          --------------------------
                              GUEST    YEAR      YEAR        BASE          BREAK      FIRST    SECOND                    PRO FORMA
HOTEL/LOCATION                ROOMS   OPENED   ACQUIRED      RENT          POINT       TIER     TIER       REVENUE        RENT(2)
--------------                -----   ------   --------   -----------   -----------   ------   -------   ------------   -----------
CURRENT HOTELS
Residence Inn
 Arlington, TX                 114     1995      1997     $   627,830    $1,663,000    30.00%   68.00%   $  3,109,920   $ 1,482,806
Residence Inn
 Richmond, VA                   80     1986      1995         447,000     1,325,000    30.00%   68.00%      2,112,155       932,765
Mid-Priced
Hampton Inn
 Naples, FL                    107     1990      1994         410,000     1,336,400    33.50%   70.00%      1,867,333       806,968
Hampton Inn
 Tallahassee, FL                93     1993      1994         350,000       825,000    30.00%   70.00%      1,674,381       833,690
Hampton Inn
 West Palm Beach, FL           136     1986      1994         304,000     1,619,100    31.00%   68.00%      1,844,848       640,223
Hampton Inn
 Norcross, GA                  150     1996      1996         665,000     1,500,000    30.00%   68.00%        247,483       665,245
Hampton Inn
 Lombard (Chicago), IL         128     1987      1997         560,000     1,310,914    30.00%   68.00%      1,956,136       832,025
Hampton Inn
 Schaumburg (Chicago), IL      128     1986      1997         371,000     1,086,830    30.00%   68.00%      2,208,840     1,089,016
Hampton Inn
 Westchester (Chicago), IL     112     1988      1997         406,000     1,001,814    30.00%   68.00%      2,084,476     1,036,754
Hampton Inn
 Germantown, MD                176     1987      1995         490,000     1,500,000    32.00%   69.50%      2,213,605       961,677
Hampton Inn
 Woburn, MA                    100     1981      1996         210,000     1,350,000    30.00%   68.00%      1,094,988       331,627


                                          YEAR ENDED DECEMBER 31,         MARCH 31,
                                         --------------------------   -----------------
HOTEL/LOCATION                            1994     1995      1996      1996      1997
--------------                           ------   -------   -------   -------   -------
CURRENT HOTELS
Residence Inn
 Arlington, TX                Occupancy     N/A     73.70%    87.10%    79.20%    93.40%
                              ADR           N/A   $ 84.80   $ 84.29   $ 77.85   $ 85.04
                              RevPAR        N/A   $ 62.48   $ 73.42   $ 61.70   $ 79.47
Residence Inn
 Richmond, VA                 Occupancy   84.90%    83.90%    88.50%    84.60%    87.20%
                              ADR        $76.94   $ 78.49   $ 81.53   $ 79.36   $ 88.23
                              RevPAR     $65.30   $ 65.83   $ 72.15   $ 67.14   $ 76.92
Mid-Priced
Hampton Inn
 Naples, FL                   Occupancy   74.10%    69.10%    71.00%    92.10%    88.60%
                              ADR        $59.78   $ 65.79   $ 66.38   $ 93.35   $ 97.37
                              RevPAR     $44.29   $ 45.48   $ 47.12   $ 85.94   $ 86.23
Hampton Inn
 Tallahassee, FL              Occupancy   84.50%    86.10%    81.80%    86.00%    83.80%
                              ADR        $49.99   $ 56.19   $ 60.12   $ 57.51   $ 64.24
                              RevPAR     $42.27   $ 48.41   $ 49.19   $ 49.46   $ 53.84
Hampton Inn
 West Palm Beach, FL          Occupancy   71.30%    70.60%    68.20%    89.40%    85.00%
                              ADR        $52.24   $ 54.41   $ 54.76   $ 68.44   $ 75.96
                              RevPAR     $37.25   $ 38.39   $ 37.35   $ 61.16   $ 64.59
Hampton Inn
 Norcross, GA                 Occupancy     N/A       N/A     38.60%      N/A     53.00%
                              ADR           N/A       N/A   $ 65.45       N/A   $ 64.75
                              RevPAR        N/A       N/A   $ 25.29       N/A   $ 34.30
Hampton Inn
 Lombard (Chicago), IL        Occupancy   65.30%    66.90%    66.00%    51.40%    50.90%
                              ADR        $53.37   $ 57.24   $ 63.44   $ 60.56   $ 64.72
                              RevPAR     $34.87   $ 38.30   $ 41.85   $ 31.14   $ 32.94
Hampton Inn
 Schaumburg (Chicago), IL     Occupancy   73.70%    71.40%    70.80%    57.30%    63.10%
                              ADR        $55.20   $ 62.26   $ 66.11   $ 65.32   $ 68.00
                              RevPAR     $40.66   $ 44.47   $ 46.81   $ 37.40   $ 42.89
Hampton Inn
 Westchester (Chicago), IL    Occupancy   76.50%    75.00%    73.00%    59.50%    63.60%
                              ADR        $56.50   $ 63.02   $ 70.03   $ 68.16   $ 70.62
                              RevPAR     $43.21   $ 47.24   $ 51.11   $ 40.54   $ 44.94
Hampton Inn
 Germantown, MD               Occupancy   43.60%    38.90%    54.70%    46.20%    41.00%
                              ADR        $59.78   $ 63.23   $ 62.54   $ 57.80   $ 66.80
                              RevPAR     $26.08   $ 24.59   $ 34.21   $ 26.71   $ 27.38
Hampton Inn
 Woburn, MA                   Occupancy   67.00%    69.60%    73.70%    53.90%      N/A
                              ADR        $52.02   $ 55.82   $ 57.66   $ 54.25       N/A
                              RevPAR     $34.88   $ 38.84   $ 42.49   $ 29.26       N/A

Notes on subsequent page.

                                                                         PERCENTAGE RENT CALCULATION(1)
                                                                        --------------------------------
                                                             1996           1996
                              GUEST    YEAR      YEAR        BASE          BREAK        FIRST    SECOND
HOTEL/LOCATION                ROOMS   OPENED   ACQUIRED      RENT          POINT        TIER      TIER
--------------                -----   ------   --------   -----------   ------------   -------   -------
CURRENT HOTELS
Hampton Inn
 Albany/Latham, NY             126     1990      1994     $   662,000     $1,207,900     35.00%    70.00%
Hampton Inn
 Islandia (Long Island), NY    121     1988      1994         473,000      1,516,300     31.75%    70.00%
Hampton Inn
 Willow Grove
   (Philadelphia), PA          150     1991      1994         735,000      1,372,380     31.45%    70.00%
Comfort Inn
 Allentown, PA                 127     1990      1995         497,000     $1,050,000     36.50%    70.00%
Holiday Inn Express
 Lexington, MA                 164     1971      1996         500,000      1,950,000     27.00%    68.00%
Sheraton Inn
 Fort Lauderdale, FL           139     1988      1994         359,000      1,413,500     31.00%    68.00%
                             -----                        -----------
Subtotal for Current Hotels  4,670                         25,559,330
                             -----                        -----------
Consolidated Total for
 Hotels                      5,727                        $39,167,170
                             =====                        ===========

                                      YEAR ENDED
                                  DECEMBER 31, 1996
                              --------------------------               YEAR ENDED DECEMBER 31,         MARCH 31,
                                  ROOM        PRO FORMA               --------------------------   -----------------
HOTEL/LOCATION                  REVENUE        RENT(2)                 1994     1995      1996      1996      1997
--------------                ------------   -----------              ------   -------   -------   -------   -------
CURRENT HOTELS
Hampton Inn
 Albany/Latham, NY            $  2,027,917   $  986,043    Occupancy   73.30%    67.70%    72.30%    64.60%    61.50%
                                                           ADR        $61.96   $ 65.15   $ 61.85   $ 60.69   $ 63.35
                                                           RevPAR     $45.40   $ 44.08   $ 44.73   $ 39.23   $ 38.99
Hampton Inn
 Islandia (Long Island), NY      2,588,294    1,217,098    Occupancy   74.30%    75.00%    75.80%    61.60%    67.60%
                                                           ADR        $69.74   $ 74.60   $ 76.49   $ 75.04   $ 75.86
                                                           RevPAR     $51.84   $ 55.92   $ 57.99   $ 46.24   $ 51.32
Hampton Inn
 Willow Grove
   (Philadelphia), PA            3,245,418    1,729,311    Occupancy   77.40%    77.60%    82.00%    83.10%    77.50%
                                                           ADR        $65.51   $ 70.31   $ 72.19   $ 69.22   $ 78.59
                                                           RevPAR     $50.68   $ 54.59   $ 59.21   $ 57.53   $ 60.88
Comfort Inn
 Allentown, PA                   1,912,963      978,396    Occupancy   77.70%    73.00%    74.90%    60.20%    67.90%
                                                           ADR        $53.17   $ 55.88   $ 56.70   $ 55.11   $ 56.73
                                                           RevPAR     $41.32   $ 40.81   $ 42.47   $ 33.17   $ 38.51
Holiday Inn Express
 Lexington, MA                   2,634,889    1,017,496    Occupancy   55.20%    62.50%    67.20%    43.60%    36.00%
                                                           ADR        $53.65   $ 60.37   $ 64.41   $ 57.72   $ 60.28
                                                           RevPAR     $29.62   $ 37.73   $ 43.29   $ 25.15   $ 21.70
Sheraton Inn
 Fort Lauderdale, FL             2,445,697    1,126,808    Occupancy   72.10%    64.80%    84.00%    89.90%    90.10%
                                                           ADR        $54.74   $ 62.65   $ 57.13   $ 71.94   $ 74.21
                                                           RevPAR     $39.44   $ 40.60   $ 47.99   $ 64.69   $ 66.88
                              ------------  -----------
Subtotal for Current Hotels    102,528,890   51,067,496                77.70%    77.30%    78.40%    74.90%    76.60%
                              ------------  -----------
Consolidated Total for
 Hotels                       $122,805,517  $64,675,336               $71.06   $ 76.58   $ 83.55     81.67     91.67
                              ============  ===========
                                                                      $55.21   $ 59.22   $ 65.47   $ 61.17   $ 70.21

---------------

 (1) Percentage Rent is an amount equal to the first tier percentage of all room revenues up to the Break Point plus an amount equal to the second tier percentage of all room revenues in excess of the Break Point.
 (2) Pro Forma Rent represents Rent due from the Lessees to the Company calculated by applying the Rent provisions of the Percentage Leases to the historical revenue of the Hotels. The Pro Forma Rent for the Summerfield Acquisition Hotels and certain other Hotels, which had no substantive operations for the periods presented, represent Base Rent as set forth in the applicable Percentage Leases.
 (3) The Rent payable for these five hotels shall be aggregated, as described hereafter. If the Rent payable at any, but less than all, of such hotels exceeds the aggregate amount of Base Rent payable for such hotels, such excess shall be credited to the negative difference (if any) between the aggregate amount of Percentage Rent payable for the remainder of such hotels and the aggregate amount of Base Rent payable for such remaining hotels.
 (4) Base Rent for this Hotel is $2,706,000 for 1998 and $1,734,400 for 1999, subject to annual CPI adjustment thereafter.
 (5) Base Rent for this Hotel is $1,894,000 for 1998 and $1,203,360 for 1999, subject to annual CPI adjustment thereafter.
 (6) Base Rent for this Hotel is $1,933,000 for 1998 and $1,228,640 for 1999, subject to annual CPI adjustment thereafter.
 (7) Base Rent for this Hotel is $1,649,000 for 1998 and $1,043,840 for 1999, subject to annual CPI adjustment thereafter.
 (8) Base Rent for this Hotel is $1,974,000 for 1998 and $1,205,840 for 1999, subject to annual CPI adjustment thereafter.
 (9) Base Rent for this Hotel is $2,579,000 for 1998 and $1,609,360 for 1999, subject to annual CPI adjustment thereafter.
(10) Base Rent for this Hotel is $800,000 for 1998 and $482,880 for 1999, subject to annual CPI adjustment thereafter.
(11) The guest room amount shown represents the total number of one-bedroom and two-bedroom suites at the hotel. These hotels contain a total of 298 two-bedroom suites.

                  SUBJECT TO COMPLETION, DATED APRIL 11, 1997

PROSPECTUS

                                 $250,000,000

                            [INNKEEPERS USA LOGO]

     Innkeepers USA Trust (the "Company"), a self-administered Maryland real estate investment trust, intends to issue from time to time its (i) Preferred Shares of beneficial interest, $0.01 par value per share ("Preferred Shares"),
(ii) Common Shares of beneficial interest, $0.01 par value per share ("Common Shares") and (iii) warrants to purchase Preferred Shares or Common Shares ("Warrants"), having an aggregate initial public offering price not to exceed $250,000,000, on terms to be determined at the time of sale. The Preferred Shares, the Common Shares and the Warrants offered hereby (collectively, the "Offered Securities") may be offered, separately or as units with other Offered Securities, in separate series, in amounts, at prices and on terms to be determined at the time of sale and to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable, (i) in the case of Preferred Shares, the series designation and number of shares, the dividend, liquidation, redemption, conversion, voting and other rights and the initial public offering price; (ii) in the case of Common Shares, the number of shares and initial public offering price; (iii) in the case of Warrants, the number and terms thereof, the description and the number of securities issuable upon their exercise, the exercise price, the terms of the offering and sale thereof and, where applicable, the duration and detachability thereof; and (iv) in the case of all Offered Securities, whether such Offered Securities will be offered separately or as a unit with other Offered Securities. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

     The applicable Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered thereby.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any designated agents or any underwriters are involved in the sale of Offered Securities, they will be identified and their compensation will be described in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing such Offered Securities and the method and terms of the offering thereof.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                 The Date of This Prospectus is April 11, 1997.

     IN CONNECTION WITH AN OFFERING OF SECURITIES, THE UNDERWRITERS, IF ANY, FOR SUCH OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES," "ANTICIPATES," "EXPECTS" AND WORDS OF SIMILAR IMPORT. SUCH FORWARD-LOOKING STATEMENTS RELATE TO FUTURE EVENTS, THE FUTURE FINANCIAL PERFORMANCE OF THE COMPANY, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD LOOKING STATEMENTS. PROSPECTIVE INVESTORS SHOULD SPECIFICALLY CONSIDER THE VARIOUS FACTORS IDENTIFIED IN THE PROSPECTUS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER, INCLUDING THOSE DISCUSSED IN THE SECTIONS ENTITLED "PROSPECTUS SUMMARY," "RISK, FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS AND PROPERTIES." THE COMPANY DISCLAIMS ANY OBLIGATION TO UPDATE ANY SUCH FACTORS OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048, and can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     This Prospectus is part of a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules of the Commission. For further information, reference is made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-24568) pursuant to the Exchange Act are incorporated herein by reference.

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

     2. The Financial Statements of the DeBoer Hotels included in the Company's Registration Statement on Form S-3 (No. 333-12809) dated September 27, 1996.

     3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996;

     4. The Company's Current Reports on Form 8-K filed with the Commission on
(a) February 21, 1996, (b) May 23, 1996 as amended on Form 8-K/A on July 17, 1996, (c) November 12, 1996 and (d) November 22, 1996;

     5. The description of the Common Shares of the Company included in the Company's registration statement on Form 8-A, dated September 19, 1996;

     6. Financial statements of the Liberty High Income Plus Limited Partnership (referred to as the "Liberty Hotels", seven of the Current Hotels purchased by the Company in October 1995) included in the Company's 8-K/A, dated November 30, 1995;

     7. Financial statements of the Fisher Initial Hotels included in the Company's Form S-11 Registration Statement (File No. 33-95622); and

     8. All other documents files with the Commission under the Exchange Act prior to the termination of the Offering.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Innkeepers USA, 306 Royal Poinciana Way, Palm Beach, Florida 33480, Attention: Corporate Secretary, telephone number (561) 835-1800.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Prospectus, except as so modified, and any statement so superseded shall not be deemed to constitute a part of this Prospectus.

                                  THE COMPANY

     The Company is a self-administered Maryland REIT which owns equity interests in 33 hotels with an aggregate of 4,038 rooms in fifteen states (the "Hotels") through Innkeepers USA Limited Partnership and its subsidiary partnerships (collectively, the "Partnership") each of which is owned 99% by Innkeepers USA Limited Partnership and 1% by the Company or its wholly-owned subsidiaries. Innkeepers Financial Corporation, a wholly-owned subsidiary of the Company (the "General Partner"), owns an approximately 81.9% interest in Innkeepers USA Limited Partnership (the "Partnership") and is the sole general partner of the Partnership.

     The Company's executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and its telephone number is (561) 835-1800.

                                USE OF PROCEEDS

     The Company will contribute the net proceeds of any sale of Offered Securities to the Partnership in exchange for additional units of general partnership interest. Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of any Offered Securities will be used by the Company and the Partnership for general corporate purposes, which may include repayment of indebtedness, making improvements to properties and the acquisition of additional properties.

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES

     The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods presented.

                                   PERIOD FROM
                               SEPTEMBER 30, 1994                           NINE MONTHS          NINE MONTHS
                               (INCEPTION) THROUGH      YEAR ENDED             ENDED                ENDED
                                DECEMBER 31, 1994    DECEMBER 31, 1995   SEPTEMBER 30, 1996   SEPTEMBER 30, 1995
                               -------------------   -----------------   ------------------   ------------------
Ratios of Earnings to Fixed
  Charges....................         3.01                 2.59                 2.48                 2.82

     The consolidated ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. To date, the Company has not issued any Preferred Shares; therefore, the ratio of earnings to combined fixed charges and preferred share dividends and the ratio of earnings to fixed charges are the same. For purposes of computing the ratio, earnings have been calculated by adding fixed charges to income before minority interest. Fixed charges consist of interest expense and amortization of loan origination fees.

     Prior to the completion of the Company's initial public offering ("IPO") on September 30, 1994, and intent to qualify as a REIT, the Company's predecessor entities operated in a manner so as to minimize net taxable income and were financed with debt. Consequently, the Company's predecessor entities had net losses for the years ended December 31, 1991, 1992 and 1993 and net income for the nine months ended September 30, 1994.

     The computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $2.0 million, $1.2 million, $.5 million for the years ended December 31, 1991, 1992, and 1993, respectively. The ratio of earnings to fixed charges for the nine months ended September 30, 1994 was 1.35. The completion of the IPO on September 30, 1994, permitted the Company to reduce indebtedness, resulting in an improved ratio of earnings to fixed charges commencing with the period from September 30, 1994, to December 31, 1994.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

GENERAL

     The Declaration of Trust of the Company provides that the Company may issue up to 100,000,000 Common Shares, and 20,000,000 Preferred Shares. At December 31, 1996, there were 22,322,498 Common Shares outstanding and no Preferred Shares outstanding.

     As a Maryland real estate investment trust, the Company is subject to various provisions of the Maryland General Corporation Law (the "MGCL") and Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law"). Both the Maryland REIT Law and the Company's Declaration of Trust provide that no shareholder of the Company will be personally liable for any obligation of the Company solely as a result of his status as a shareholder of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that the Company shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it is the Company's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

     The following information with respect to the Common Shares and Preferred Shares is subject to the detailed provisions of the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust" and Bylaws (the "Bylaws"). These statements do not purport to be complete or to give full effect to the provisions of statutory or common law, and are subject to and are qualified in their entirety by reference to, the terms of the Declaration of Trust and Bylaws, which are filed as exhibits to the Registration Statement.

COMMON SHARES

     All Common Shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust (as defined below), holders of Common Shares are entitled to receive dividends if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company intends to pay quarterly dividends to its shareholders.

     Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such Common Shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

     Holders of Common Shares have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any securities of the Company.

     Common Shares have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by the Maryland REIT Law, appraisal rights.

     Pursuant to the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the real estate investment trust's declaration of trust. The Company's Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on the matter in all situations permitting or requiring action by the shareholders except with respect to: (a) the disqualification of the Company as a real estate investment trust or revocation of its election to be taxed as a real estate investment trust (which requires the affirmative vote of two-thirds of the number of Common Shares entitled to vote on such matter at a meeting of the shareholders of the Company); (b) the election of trustees (which requires a plurality of all the votes cast at a meeting of shareholders of the Company at which a quorum is present); (c) the removal of trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding voting shares of the Company); (d) the amendment or repeal of the Independent Trustee provision in the Declaration of Trust (which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter); (e) the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except under certain circumstances specified in the Declaration of Trust which require the affirmative vote of two- thirds of all the votes entitled to be cast on the matter); and (f) the termination of the Company (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter). A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. The Company's Declaration of Trust permits such action by the Board of Trustees.

     The Transfer Agent for the Common Shares is Harris Trust and Savings Bank. The Common Shares are traded on the NYSE under the symbol "KPA." The Company will apply to the NYSE to list the additional Common Shares to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

PREFERRED SHARES

     Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees. Prior to issuance of shares of each series, the Board is required by the Maryland REIT Law and the Company's Declaration of Trust to set for each such series, subject to the provisions of the Company's Declaration of Trust regarding Shares-in-Trust, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. The Board could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of delaying, deferring or preventing a takeover or other transaction which holders of some, or a majority, of the Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their Common Shares over the then market price of such Common Shares.

     The Preferred Shares will have the dividend, liquidation, redemption, conversion and voting rights set forth below unless otherwise provided in the Prospectus Supplement relating to a particular series of Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of Preferred Shares offered thereby for specific terms, including: (i) the title and liquidation preference per share of such Preferred Shares and the number of shares offered; (ii) the price at which such series will be issued; (iii) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to accumulate; (iv) any redemption or sinking fund provisions of such series; (v) any conversion provisions of such series; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such series.

     The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the Prospectus Supplement relating to a particular series of Preferred Shares, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of Preferred Shares and, in all cases, will be senior to the Common Shares.

     Dividend Rights. Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as are set forth in the Prospectus Supplement relating to such series of Preferred Shares. Such rate may be fixed or variable or both and may be cumulative, noncumulative or partially cumulative.

     If the applicable Prospectus Supplement so provides, as long as any Preferred Shares are outstanding, no dividends will be declared or paid or any distributions be made on the Common Shares, other than a dividend payable in Common Shares, unless the accrued dividends on each series of Preferred Shares have been fully paid or declared and set apart for payment and the Company shall have set apart all amounts, if any, required to be set apart for all sinking funds, if any, for each series of Preferred Shares.

     If the applicable Prospectus Supplement so provides, when dividends are not paid in full upon any series of Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with such series of Preferred Shares, all dividends declared upon such series of Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends will be declared pro rata so that the amount of dividends declared per share on such series of Preferred Shares and such other series will in all cases bear to each other the same ratio that accrued dividends per share on such series of Preferred Shares and such other series bear to each other.

     Each series of Preferred Shares will be entitled to dividends as described in the Prospectus Supplement relating to such series, which may be based upon one or more methods of determination. Different series of Preferred Shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Except as provided in the applicable Prospectus Supplement, no series of Preferred Shares will be entitled to participate in the earnings or assets of the Company.

     Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to shareholders the amount stated or determined on the basis set forth in the Prospectus Supplement relating to such series, which may include accrued dividends, if such liquidation, dissolution or winding up is involuntary or may equal the current redemption price per share (otherwise than for the sinking fund, if any provided for such series) provided for such series set forth in such Prospectus Supplement, if such liquidation, dissolution or winding up is voluntary, and on such preferential basis as is set forth in such Prospectus Supplement. If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, the amounts payable with respect to Preferred Shares of any series and any other shares of beneficial interest of the Company ranking as to any such distribution on a parity with such series of Preferred Shares are not paid in full, the holders of Preferred Shares of such series and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled or on such other basis as is set forth in the applicable Prospectus Supplement. The rights, if any, of the holders of any series of Preferred Shares to participate in the assets of the Company remaining after the holders of other series of Preferred Shares have been paid their respective specified liquidation preferences upon any liquidation, dissolution or winding up of the Company will be described in the Prospectus Supplement relating to such series.

     Redemption. A series of Preferred Shares may be redeemable, in whole or in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund, in each case upon terms, at the times, the redemption prices and for the types of consideration set forth in the Prospectus Supplement relating to such series. The Prospectus Supplement relating to a series of Preferred Shares which is subject to mandatory redemption shall specify the number of shares of such series that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified together with an amount equal to any accrued and unpaid dividends thereon to the date of redemption.

     If, after giving notice of redemption to the holders of a series of Preferred Shares, the Company deposits with a designated bank funds sufficient to redeem such Preferred Shares, then from and after such deposit, all shares called for redemption will no longer be outstanding for any purpose, other than the right to receive the redemption price and the right to convert such shares into other classes of stock of the Company. The redemption price will be stated in the Prospectus Supplement relating to a particular series of Preferred Shares.

     Except as indicated in the applicable Prospectus Supplement, the Preferred Shares are not subject to any mandatory redemption at the option of the holder.

     Sinking Fund. The Prospectus Supplement for any series of Preferred Shares will state the terms, if any, of a sinking fund for the purchase or redemption of that series.

     Conversion Rights. The Prospectus Supplement for any series of Preferred Shares will state the terms, if any, on which shares of that series are convertible into Common Shares or another series of Preferred Shares. The Preferred Shares will have no preemptive rights.

     Voting Rights. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, or except as expressly required by Maryland law, a holder of Preferred Shares will not be entitled to vote. Except as indicated in the Prospectus Supplement relating to a particular series of Preferred Shares, in the event the Company issues full shares of any series of Preferred Shares, each such share will be entitled to one vote on matters on which holders of such series of Preferred Shares are entitled to vote.

     Transfer Agent and Registrar. The transfer agent, registrar and dividend disbursement agent for a series of Preferred Shares will be selected by the Company and be described in the applicable Prospectus Supplement. The registrar for shares of Preferred Shares will send notices to shareholders of any meetings at which holders of Preferred Shares have the right to vote on any matter.

CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OR PREFERRED SHARES

     The Company's Declaration of Trust authorizes the Trustees to classify or reclassify any unissued Common Shares or Preferred Shares, subject to any ownership limitations, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption.

           RESTRICTIONS ON TRANSFER OF SHARES OF BENEFICIAL INTEREST

     For the Company to qualify as a REIT under the Code, shares of beneficial interest in the Company must be held by a minimum of 100 persons for at least 335 days in each taxable year subsequent to 1994 or during a proportionate part of a shorter taxable year. In addition, at all times during the second half of each taxable year subsequent to 1994, no more than 50% in value of the shares of beneficial interest of the Company may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals (the "5/50 Rule"). Because the Board of Trustees believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust restricts the acquisition of Common and Preferred Shares (the "Ownership Limitation").

     The Ownership Limitation provides that, subject to certain exceptions specified in the Declaration of Trust, no shareholder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the outstanding Common Shares or more than 9.8% of any other class of outstanding shares of beneficial interest. Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. The Board of Trustees has waived the Ownership Limitation in the case of a specific mutual fund investment family.

     If any shareholder purports to transfer shares to a person and the transfer, if effective, would result in (i) a person owning shares, directly or constructively, in excess of the Ownership Limitation or (ii) the Company failing to qualify as a REIT, the purported transfer shall be void ab initio, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated "Shares-in-Trust." Furthermore, the Company shall be deemed to have been offered Shares-in-Trust for purchase at the lesser of the market price (as defined in the Declaration of Trust) on the date the Company accepts the offer and the price per share in the transaction that created such Shares-in-Trust (or, in the case of a gift, devise, or non-transfer event (as defined in the Declaration of Trust), the market price on the date of such gift, devise, or non-transfer event). Therefore, the recordholder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently or together with any other Offered Securities and may be attached to or separate from such securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement. If Warrants are issued, copies of the forms of Warrant Agreement and the certificate evidencing the Warrants will, prior to such issuance, be incorporated by reference in the Registration Statement of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such documents.

     The Prospectus Supplement will describe the following terms, where applicable, of Warrants in respect of which this Prospectus is being delivered:

          (a) the title of such Warrants;

          (b) the aggregate number of such Warrants;

          (c) the price or prices at which such Warrants will be issued;

          (d) the designation, aggregate principal amount and terms of the securities purchasable upon exercise of such Warrants;

          (e) the designation and terms of the Offered Securities with which such Warrants are issued and the number of such Warrants issued with each such security;

          (f) if applicable, the date on and after which such Warrants and the related securities will be separately transferable;

          (g) the price at which the securities purchasable upon exercise of such Warrants may be purchased;

          (h) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire;

          (i) the minimum or maximum amount of such Warrants which may be exercised at any one time;

          (j) information with respect to book-entry procedures, if any;

          (k) a discussion of material Federal income tax considerations; and

          (l) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Securities in or outside the United States to or through underwriters or may sell Offered Securities to investors directly or through designated agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as agents to offer and sell the Offered Securities upon the terms and conditions set forth in any Prospectus Supplement. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions (which may be changed from time to time) from the underwriters and/or from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them from the Company or from purchasers of Offered Securities and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the principal amount of Offered Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with which Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except
(i) the purchase by an institution of the Offered Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (ii) the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by Contracts. A commission indicated in the Prospectus Supplement will be paid to agents and underwriters soliciting purchases of Offered Securities pursuant to Contracts accepted by the Company. Agents and underwriters shall have no responsibility in respect of the delivery or performance of Contracts.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, the Company in the ordinary course of business.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of material federal income tax considerations that may be relevant to a prospective holder of Common Shares in the Company. The discussion contained herein does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker-dealers, foreign corporations, and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the Internal Revenue Service (the "Service"), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this Prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

     EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP, AND SALE OF THE COMMON SHARES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE, AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     The Company elected to be taxed as a REIT under sections 856 through 860 of the Code, effective for its short taxable year ended December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that the Company will operate in a manner so as to qualify or remain qualified as a REIT.

     The sections of the Code relating to qualification and operation as a REIT are highly technical and complex. The following discussion sets forth the material aspects of the Code sections that govern the federal income tax treatment of a REIT and its shareholders. The discussion is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change prospectively or retrospectively.

     If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its net income that is distributed currently to its shareholders. That treatment substantially eliminates the "double taxation" (i.e., taxation at both the corporate and shareholder levels) that generally results from investment in a corporation. However, the Company will be subject to federal income tax in the following circumstances. First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and nonetheless has maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other asset) in the hands of the C corporation and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company, then to the extent of such asset's "built-in-gain" (i.e., the excess of the fair market value of such asset at the time of acquisition by the Company over the adjusted basis in such asset at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Treasury Regulations that have not yet been promulgated). The results described above with respect to the recognition of "built-in-gain" assume that the Company would make an election pursuant to IRS Notice 88-19 if it were to make any such acquisition.

REQUIREMENTS FOR QUALIFICATION

     The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation, but for sections 856 through 860 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year (the "5/50 Rule"); (vii) that makes an election to be a REIT (or has made such election for a previous taxable year) and satisfies all relevant filing and other administrative requirements established by the Service that must be met in order to elect and to maintain REIT status; (viii) that uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the Code and Treasury Regulations promulgated thereunder; and (ix) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of determining stock ownership under the 5/50 Rule, a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. A trust that is a qualified trust under Code section 401(a), however, generally is not considered an individual and beneficiaries of such trust are treated as holding shares of a REIT in proportion to their actuarial interests in such trust for purposes of the 5/50 Rule.

     The Company has issued sufficient Common Shares with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi) above. In addition, the Company's Declaration of Trust provides for restrictions regarding transfer of the Common Shares that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above.

     The Company currently has twelve corporate subsidiaries and may have additional corporate subsidiaries in the future. Code section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income deduction, and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which has been held by the REIT at all times during the period such corporation was in existence. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" acquired or formed by the Company will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiaries will be treated as assets, liabilities and items of income, deduction, and credit of the Company. The Company's current subsidiaries are "qualified REIT subsidiaries." The Company's subsidiaries, therefore, will not be subject to federal corporate income taxation, although they may be subject to state and local taxes.

     In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to such share. In addition, the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income and asset tests, described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Partnership and its subsidiary partnerships (the "Subsidiary Partnerships") will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

  Income Tests

     In order for the Company to maintain its qualification as a REIT, three requirements relating to the Company's gross income must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or temporary investment income. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property or temporary investments, and from dividends, other types of interest, and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, not more than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year may be gain from the sale or other disposition of (i) stock or securities held for less than one year, (ii) dealer property that is not foreclosure property, and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property). The specific application of these tests to the Company is discussed below.

     Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the Company, or a direct or indirect owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant."

     Pursuant to percentage leases (the "Percentage Leases"), several lessees (in the aggregate, "the Lessee") lease from the Partnership and the Subsidiary Partnerships the land, buildings, improvements, furnishings and equipment comprising each Hotel for a period ranging from ten (10) years to thirteen (13) years. The Percentage Leases provide that the Lessee is obligated to pay to the Partnership or the applicable Subsidiary Partnership (i) the greater of base rent ("Base Rent") or percentage rent ("Percentage Rent" and collectively, the "Rents"), and (ii) certain other additional charges (the "Additional Charges"). The Percentage Rent is calculated by multiplying fixed percentages by room revenues for each of the Hotels in excess of certain levels. Both the Base Rent and the threshold room revenue amount in each Percentage Rent formula will be adjusted for inflation. The adjustment will be calculated at the beginning of each calendar year based on the change in the CPI during the prior calendar year. The Base Rent accrues and is required to be paid monthly and the Percentage Rent (if any) accrues and is required to be paid either monthly or quarterly, depending on the Hotel.

     In order for the Base Rent, the Percentage Rent and the Additional Charges to constitute "rents from real property," the Percentage Leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the Percentage Leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following: (i) the intent of the parties, (ii) the form of the agreement, (iii) the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement), and (iv) the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

     In addition, Code section 7701(e) provides that a contract that purports to be a service contract (or a partnership agreement) is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not: (i) the service recipient is in physical possession of the property, (ii) the service recipient controls the property, (iii) the service recipient has a significant economic or possessory interest in the property (e.g., the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs, or the recipient bears the risk of damage to or loss of the property), (iv) the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract, (v) the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient, and (vi) the total contract price does not substantially exceed the rental value of the property for the contract period. Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

     The Company believes that the Percentage Leases will be treated as true leases for federal income tax purposes because: (i) the Partnership or a Subsidiary Partnership, as applicable, and the Lessee intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements, (ii) the Lessee has the right to exclusive possession and use and quiet enjoyment of the Hotels during the term of the Percentage Leases, (iii) the Lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the Hotels, other than the cost of certain capital expenditures, and dictates how the Hotels are operated, maintained, and improved, (iv) the Lessee bears all of the costs and expenses of operating the Hotels (including the cost of any inventory used in their operation) during the term of the Percentage Leases (other than real and personal property taxes, ground lease rent (where applicable), property and casualty insurance premiums, the cost of certain furniture, fixtures and equipment, and certain capital expenditures), (v) the Lessee benefits from any savings in the costs of operating the Hotels during the term of the Percentage Leases, (vi) in the event of damage or destruction to a Hotel, the Lessee is at economic risk because it will be obligated either (A) to restore the property to its prior condition, in which event it will bear all costs of such restoration in excess of any insurance proceeds or (B) to purchase the Hotel for an amount generally equal to the fair market value of the Hotel, less any insurance proceeds, (vii) the Lessee has indemnified the Partnership against all liabilities imposed on the Partnership during the term of the Percentage Leases by reason of (A) injury to persons or damage to property occurring at the Hotels or (B) the Lessee's use, management, maintenance or repair of the Hotels, (viii) the Lessee is obligated to pay substantial fixed rent for the period of use of the Hotels, and (ix) the Lessee stands to incur substantial losses (or reap substantial gains) depending on how successfully it operates the Hotels.

     If the Percentage Leases are recharacterized as service contracts or partnership agreements, rather than true leases, part or all of the payments that the Partnership or a Subsidiary Partnership receives from the Lessee may not be considered rent or may not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, the Company likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose its REIT status.

     In order for the Rents to constitute "rents from real property," several other requirements also must be satisfied. One requirement is that the Rents attributable to personal property leased in connection with a lease of the real property comprising a Hotel must not be greater than 15% of the total Rents received under the applicable Percentage Lease. The Rents attributable to the personal property in a Hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the adjusted bases of the personal property in the Hotel at the beginning and at the end of the taxable year bears to the average of the aggregate adjusted bases of both the real and personal property comprising the Hotel at the beginning and at the end of such taxable year (the "Adjusted Basis Ratio"). With respect to one recently-acquired Hotel, the average adjusted basis of the personal property in such Hotels is greater than 15% of the average adjusted bases of both the real and personal property comprising such Hotel. As a consequence, a portion of the revenues derived under the Percentage Lease applicable to such Hotel (the portion attributable to the personal property) will not be considered "rents from real property" unless the average adjusted basis of that hotel's personal property is less than 15% of the average adjusted bases of both the real and personal property at such hotel. The amount of any disqualified income under such Percentage Lease, however, will not prevent the Company from qualifying as a REIT or subject it to any federal income taxation. With respect to each other Hotel that the Partnership has acquired partially or wholly in exchange for Units, the initial adjusted basis of the personal property in such Hotel was less than 15% of the initial adjusted bases of both the real and personal property comprising such Hotel. The Company obtained appraisals of the personal property at each Hotel that the Partnership acquired partially or wholly in exchange for cash indicating that the appraised value of the personal property at such hotel was less than 15% of the purchase price of such Hotel. If the Adjusted Basis Ratio with respect to any Hotel exceeds 15% and the income attributable to excess personal property would prevent the Company from qualifying as a REIT or would subject it to any federal income taxation, a portion of the personal property at that Hotel will be acquired or leased (other than from the Company, the Partnership, or a Subsidiary Partnership) by the Lessee and the lease payments under the Percentage Lease will be adjusted appropriately. Further, the Company anticipates that any additional personal property that the Partnership or a Subsidiary Partnership acquires will not cause the Company to lose its REIT status or subject it to any federal income taxation. There can be no assurance, however, that the Service would not assert that the personal property acquired by the Partnership or a Subsidiary Partnership had a value in excess of the appraised value, or that a court would not uphold such assertion. If such a challenge were successfully asserted, the Adjusted Basis Ratio could exceed 15% with respect to one or more of the Hotels, which in turn potentially could cause the Company to fail to satisfy the 75% or 95% gross income test and thus lose its REIT status.

     Another requirement for qualification of the Rents as "rents from real property" is that the Percentage Rent must not be based in whole or in part on the income or profits of any person. The Percentage Rent, however, will qualify as "rents from real property" if it is based on a percentage or percentages of receipts or sales and the percentages (i) are fixed at the time the Percentage Leases are entered into, (ii) are not renegotiated during the term of the Percentage Leases in a manner that has the effect of basing Percentage Rent on income or profits, and (iii) conform with normal business practice. More generally, the Percentage Rent will not qualify as "rents from real property" if, considering the Percentage Leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but in reality is used as a means of basing the Percentage Rent on income or profits. Since the Percentage Rent is based on fixed percentages of the gross revenues from the Hotels that are established in the Percentage Leases, and the Company has represented that the percentages (i) will not be renegotiated during the terms of the Percentage Leases in a manner that has the effect of basing the Percentage Rent on income or profits and (ii) conform with normal business practice, the Percentage Rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage of gross revenues, as described above).

     A third requirement for qualification of the Rents as "rents from real property" is that the Company must not own, actually or constructively, 10% or more of the Lessee. The constructive ownership rules generally provide that, if 10% or more in value of the shares of the Company are owned, directly or indirectly, by or for any person, the Company is considered as owning the shares owned, directly or indirectly, by or for such person. The Company does not own directly any stock of the Lessee. The limited partners of the Partnership, including Mr. Jeffrey Fisher, who is the majority shareholder in the Lessee, may acquire Common Shares or Preferred Shares by exercising their Redemption Rights. The Partnership Agreement, however, provides that a redeeming Limited Partner will receive cash, rather than Common or Preferred Shares, at the election of the Company or if the acquisition of Common Shares or Preferred Shares by such partner would cause the Company to own, actually or constructively, 10% or more of the ownership interest in a tenant of the Company's, the Partnership's, or the Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. The Declaration of Trust likewise prohibits a shareholder of the Company from owning Common or Preferred Shares that would cause the Company to own, actually or constructively, 10% or more of the ownership interests in a tenant of the Company's, the Partnership's, or a Subsidiary Partnership's real property, within the meaning of section 856(d)(2)(B) of the Code. Thus, the Company should never own, actually or constructively, 10% or more of the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not rent any property to a Related Party Tenant. However, because the Code's constructive ownership rules for purposes of the Related Party Tenant rules are broad and it is not possible to monitor continually direct and indirect transfers of Common or Preferred Shares, no absolute assurance can be given that such transfers or other events of which the Company has no knowledge will not cause the Company to own constructively 10% or more of the Lessee at some future date.

     A fourth requirement for qualification of the Rents as "rents from real property" is that the Company cannot furnish or render noncustomary services to the tenants of the Hotels, or manage or operate the Hotels, other than through an independent contractor who is adequately compensated and from whom the Company itself does not derive or receive any income. Provided that the Percentage Leases are respected as true leases, the Company should satisfy that requirement because the Partnership and the Subsidiary Partnerships are not performing any services other than customary ones for the Lessee. Furthermore, the Company has represented that, with respect to other hotels that it acquires in the future, it will not perform noncustomary services with respect to the tenant of the property. As described above, however, if the Percentage Leases are recharacterized as service contracts or partnership agreements, the Rents likely would be disqualified as "rents from real property" because the Company would be considered to furnish or render services to the occupants of the Hotels and to manage or operate the Hotels other than through an independent contractor who is adequately compensated and from whom the Company derives or receives no income.

     If the Rents do not qualify as "rents from real property" because the Rents attributable to personal property exceed 15% of the total Rents for a taxable year, the portion of the Rents that is attributable to personal property will not be qualifying income for purposes of the gross income tests. Thus, if the Rents attributable to personal property, plus any other income received by the Company in a taxable year that is nonqualifying income for purposes of the 95% gross income test, exceed 5% of the Company's gross income during the year, the Company would lose its REIT status. If, however, the Rents do not qualify as "rents from real property" because either (i) the Percentage Rent is considered based on the income or profits of the Lessee, (ii) the Company owns, actually or constructively, 10% or more of the Lessee, or (iii) the Company furnishes noncustomary services to the tenants of the Hotels, or manages or operates the Hotels, other than through a qualifying independent contractor, none of the Rents would qualify as "rents from real property." In that case, the Company likely would lose its REIT status because it would be unable to satisfy either the 75% or 95% gross income test.

     In addition to the Rents, the Lessee is required to pay to the Partnership or the applicable Subsidiary Partnership the Additional Charges. To the extent that the Additional Charges represent either (i) reimbursements of amounts that the Partnership or a Subsidiary Partnership is obligated to pay to third parties or (ii) penalties for nonpayment or late payment of such amounts, the Additional Charges should qualify as "rents from real property." To the extent, however, that the Additional Charges represent interest that is accrued on the late payment of the Rents or the Additional Charges, the Additional Charges should not qualify as "rents from real property," but instead should be treated as interest that qualifies for the 95% gross income test.

     The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision" (as defined in the Code), income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Any gross income derived from a prohibited transaction is taken into account in applying the 30% income test necessary to qualify as a REIT (and the net income from that transaction is subject to a 100% tax). The term "prohibited transaction" generally includes a sale or other disposition (whether by the Company, the Partnership or a Subsidiary Partnership) of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. All inventory required in the operation of the Hotels will be purchased by the Lessee or its designee as required by the terms of the Percentage Leases. Accordingly, the Company believes that no asset owned by the Company, the Partnership or a Subsidiary Partnership is held for sale to customers and that a sale of any such asset will not be in the ordinary course of business of the Company, or the Partnership or a Subsidiary Partnership. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular property. Nevertheless, the Company will attempt to comply with the terms of safe-harbor provisions in the Code prescribing when asset sales will not be characterized as prohibited transactions. Complete assurance cannot be given, however, that the Company can comply with the safe-harbor provisions of the Code or avoid owning property that may be characterized as property held "primarily for sale to customers in the ordinary course of a trade or business."

     The Company will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. "Foreclosure property" is defined as any real property (including interests in real property) and any personal property incident to such real property (i) that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or on an indebtedness that such property secured and (ii) for which such REIT makes a proper election to treat such property as foreclosure property. However, a REIT will not be considered to have foreclosed on a property where such REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Under the Code, property generally ceases to be foreclosure property with respect to a REIT on the date that is two years after the date such REIT acquired such property (or longer if an extension is granted by the Secretary of the Treasury). The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day (i) on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test, (ii) on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent), or
(iii) which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income). As a result of the rules with respect to foreclosure property, if the Lessee defaults on its obligations under a Percentage Lease for a Hotel, the Company terminates the Lessee's leasehold interest, and the Company is unable to find a replacement lessee for such Hotel within 90 days of such foreclosure, gross income from hotel operations conducted by the Company from such Hotel would cease to qualify for the 75% and 95% gross income tests. In such event, the Company likely would be unable to satisfy the 75% and 95% gross income tests and, thus, would fail to qualify as a REIT.

     It is possible that, from time to time, the Company, the Partnership or a Subsidiary Partnership will enter into hedging transactions with respect to one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. To the extent that the Company, the Partnership or a Subsidiary Partnership enters into an interest rate swap or cap contract to hedge any variable rate indebtedness incurred to acquire or carry real estate assets, any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Furthermore, any such contract would be considered a "security" for purposes of applying the 30% gross income test. To the extent that the Company, the Partnership or a Subsidiary Partnership hedges with other types of financial instruments or in other situations, it may not be entirely clear how the income from those transactions will be treated for purposes of the various income tests that apply to REITs under the Code. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it nevertheless may qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. Those relief provisions generally will be available if the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of those relief provisions. As discussed above in "Federal Income Tax Considerations -- Taxation of the Company," even if those relief provisions apply, a 100% tax would be imposed on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% gross income test. No such relief is available for violations of the 30% income test.

  Asset Tests

     The Company, at the close of each quarter of each taxable year, also must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by cash or cash items (including certain receivables), government securities, "real estate assets," or, in cases where the Company raises new capital through stock or long-term (at least five-year) debt offerings, temporary investments in stock or debt instruments during the one-year period following the Company's receipt of such capital. The term "real estate assets" includes interests in real property, interests in mortgages on real property to the extent the principal balance of a mortgage does not exceed the value of the associated real property, and shares of other REITs. For purposes of the 75% asset test, the term "interest in real property" includes an interest in land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property). Second, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the Partnership, a Subsidiary Partnership or a qualified REIT subsidiary).

     For purposes of the asset tests, the Company will be deemed to own its proportionate share of the assets of the Partnership and each Subsidiary Partnership, rather than its partnership interest in the Partnership or such Subsidiary Partnership. The Company has represented that, at all times since it has operated so as to qualify as a REIT, (i) at least 75% of the value of its total assets has been represented by real estate assets, cash and cash items (including receivables), and government securities and (ii) it has not owned (A) securities of any one issuer the value of which exceeded 5% of the value of the Company's total assets or (B) more than 10% of any one issuer's outstanding voting securities (except for its interests in the Partnership, the Subsidiary Partnerships, and any qualified REIT subsidiary). In addition, the Company has represented that it will not acquire or dispose, or cause the Partnership or a Subsidiary Partnership to acquire or dispose, of assets in the future in a way that would cause it to violate either asset test.

     If the Company should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause it to lose its REIT status if
(i) it satisfied the asset test requirements at the close of the preceding calendar quarter and (ii) the discrepancy between the value of the Company's assets and the asset tests either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by the acquisition of one or more nonqualifying assets (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, the Company still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

  Distribution Requirements

     The Company, in order to avoid corporate income taxation of the earnings that it distributes, is required to distribute with respect to each taxable year dividends (other than capital gain dividends) to its shareholders in an aggregate amount at least equal to (i) the sum of (A) 95% of its "REIT taxable income" (computed without regard to the dividends paid deduction and its net capital gain) and (B) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its federal income tax return for such year and if paid on or before the first

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

regular dividend payment date after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. The Company has made, and intends to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

     It is possible that, from time to time, the Company may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, under one of the Percentage Leases, the Percentage Rent is not due until 30 days after the end of a calendar quarter. In that case, the Partnership still would be required to recognize as income the Percentage Rent in the calendar quarter to which it relates. Further, it is possible that, from time to time, the Company may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds its allocable share of cash attributable to that sale. Therefore, the Company may have less cash than is necessary to meet its annual 95% distribution requirement or to avoid corporate income tax or the excise tax imposed on certain undistributed income. In such a situation, the Company may find it necessary to arrange for short-term (or possibly long-term) borrowings or to raise funds through the issuance of additional Common or Preferred Shares.

     Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to its shareholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Although the Company may be able to avoid being taxed on amounts distributed as deficiency dividends, it will be required to pay to the Service interest based upon the amount of any deduction taken for deficiency dividends.

  Recordkeeping Requirements

     Pursuant to applicable Treasury Regulations, in order to be able to elect to be taxed as a REIT, the Company must maintain certain records and request on an annual basis certain information from its shareholders designed to disclose the actual ownership of its outstanding shares. The Company intends to continue to comply with such requirements.

  Partnership Anti-Abuse Rule

     The U.S. Treasury Department has issued a final regulation (the "Anti-Abuse Rule") under the partnership provisions of the Code (the "Partnership Provisions") that authorizes the Service, in certain "abusive" transactions involving partnerships, to disregard the form of the transaction and recast it for federal tax purposes as the Service deems appropriate. The Anti-Abuse Rule applies where a partnership is formed or utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners' aggregate federal tax liability in a manner inconsistent with the intent of the Partnership Provisions. The Anti-Abuse Rule states that the Partnership Provisions are intended to permit taxpayers to conduct joint business (including investment) activities through a flexible economic arrangement that accurately reflects the partners' economic agreement and clearly reflects the partners' income without incurring any entity-level tax. The purposes for structuring a transaction involving a partnership are determined based on all of the facts and circumstances, including a comparison of the purported business purpose for a transaction and the claimed tax benefits resulting from the transaction. A reduction in the present value of the partners' aggregate federal tax liability through the use of a partnership does not, by itself, establish inconsistency with the intent of the Partnership Provisions.

     The Anti-Abuse Rule contains an example in which a corporation that elects to be treated as a REIT contributes substantially all of the proceeds from a public offering to a partnership in exchange for a general partnership interest. The limited partners of the partnership contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. In addition, some of the limited partners have the right, beginning two years after the formation of the partnership, to require the redemption of their limited partnership interests in exchange for cash or REIT stock (at the REIT's option) equal to the fair market value of their respective interests in the partnership at the time of the redemption. The example concludes that the use of the partnership is not inconsistent with the intent of the Partnership Provisions and, thus, cannot be recast by the Service. However, the Redemption Rights do not conform in all respects to the redemption rights described in the foregoing example. Moreover, the Anti-Abuse Rule is extraordinarily broad in scope and is applied based on an analysis of all of the facts and circumstances. As a result, there can be no assurance that the Service will not attempt to apply the Anti-Abuse Rule to the Company. If the conditions of the Anti-Abuse Rule are met, the Service is authorized to take appropriate enforcement action, including disregarding the Partnership for federal tax purposes or treating one or more of its partners as nonpartners. Any such action potentially could jeopardize the Company's status as a REIT.

FAILURE TO QUALIFY

     If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to the Company's shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

     As long as the Company qualifies as a REIT, distributions made to the Company's taxable U.S. shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such U.S. shareholders as ordinary income and will not be eligible for the dividends received deduction generally available to corporations. As used herein, the term "U.S. shareholder" means a holder of Common Shares that for U.S. federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate whose income is from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or (iv) any trust with respect to which (A) a U.S. court is able to exercise primary supervision over the administration of such trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his Common Shares. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a shareholder's Common Shares, such distributions will be included in income as long-term capital gain (or short-term capital gain if the Common Shares have been held for one year or less) assuming the Common Shares are capital assets in the hands of the shareholder. In addition, any distribution declared by the Company in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the distribution is actually paid by the Company during January of the following calendar year.

     Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Instead, such losses would be carried over by the Company for potential offset against its future income (subject to certain limitations). Taxable distributions from the Company and gain from the disposition of the Common Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which a shareholder is a limited partner) against such income. In addition, taxable distributions from the Company generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Common Shares (or distributions treated as such), however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. The Company will notify shareholders after the close of the Company's taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

TAXATION OF SHAREHOLDERS ON THE DISPOSITION OF THE COMMON SHARES

     In general, any gain or loss realized upon a taxable disposition of the Common Shares by a shareholder who is not a dealer in securities will be treated as long-term capital gain or loss if the Common Shares have been held for more than one year and otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of Common Shares by a shareholder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the Common Shares may be disallowed if other Common Shares are purchased within 30 days before or after the disposition.

CAPITAL GAINS AND LOSSES

     A capital asset generally must be held for more than one year in order for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%, and the tax rate on net capital gains applicable to individuals is 28%. Thus, the tax rate differential between capital gain and ordinary income for individuals may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against an individual's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward indefinitely by individuals. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company will report to its U.S. shareholders and to the Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide the Company with his correct taxpayer identification number also may be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their nonforeign status to the Company. The Service issued proposed regulations in April 1996 regarding the backup withholding rules as applied to Non-U.S. Shareholders. The proposed regulations would alter the technical requirements relating to backup withholding compliance and are proposed to be effective for distributions made after December 31, 1997. See "Federal Income Tax Considerations -- Taxation of Non-U.S. Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts ("Exempt Organizations"), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income ("UBTI"). While many investments in real estate generate UBTI, the Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on that ruling, amounts distributed by the Company to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the Common Shares with debt, a portion of its income from the Company will constitute UBTI pursuant to the "debt-financed property" rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under paragraphs (7),
(9), (17), and (20), respectively, of Code section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions from the Company as UBTI. In addition, in certain circumstances, a pension trust that owns more than 10% of the Company's shares is required to treat a percentage of the dividends from the Company as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by the Company from an unrelated trade or business (determined as if the Company were a pension trust) divided by the gross income of the Company for the year in which the dividends are paid. The UBTI rule applies to a pension trust holding more than 10% of the Company's stock only if (i) the UBTI Percentage is at least 5%, (ii) the Company qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of the Company in proportion to their actuarial interests in the pension trust, and (iii) either (A) one pension trust owns more than 25% of the value of the Company's shares or (B) a group of pension trusts individually holding more than 10% of the value of the Company's shares collectively owns more than 50% of the value of the Company's shares.

TAXATION OF NON-U.S. SHAREHOLDERS

     The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules. PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN THE COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS.

     Distributions to Non-U.S. Shareholders that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and are not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a non-U.S. corporation). The Company expects to withhold U.S. income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and any required form evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. The Service issued proposed regulations in April 1996 that would modify the manner in which the Company complies with the withholding requirements. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares, but rather will reduce the adjusted basis of such shares. To the extent that distributions in excess of current and accumulated earnings and profits exceed the adjusted basis of a Non-U.S. Shareholder's Common Shares, such distributions will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Shares, as described below. Because it generally cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the entire amount of any distribution normally will be subject to withholding at the same rate as a dividend. However, amounts so withheld are refundable to the extent it is determined subsequently that such distribution was, in fact, in excess of the current and accumulated earnings and profits of the Company.

     In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires the Company to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so, any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distributions attributable to gain from sales of U.S. real property interests are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Shareholders thus would be taxed at the normal capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA also may be subject to a 30% branch profits tax in the hands of a non-U.S. corporate shareholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is designated by the Company as a capital gains dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of his Common Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. It is currently anticipated that the Company will be a "domestically controlled REIT" and, therefore, the sale of the Common Shares will not be subject to taxation under FIRPTA. However, because the Common Shares are publicly traded, no assurance can be given that the Company will continue to be a "domestically controlled REIT." Furthermore, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Common Shares is effectively connected with the Non-U.S. Shareholder's U.S. trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of the Common Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals, and the possible application of the 30% branch profits tax in the case of non-U.S. corporations).

OTHER TAX CONSEQUENCES

     The Company, the General Partner, the Company's other qualified REIT subsidiary, the Partnership, the Subsidiary Partnerships, or the Company's shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business, or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. CONSEQUENTLY, PROSPECTIVE SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE EFFECT OF STATE AND LOCAL TAX LAWS ON AN INVESTMENT IN THE COMPANY.

TAX ASPECTS OF THE PARTNERSHIP AND THE SUBSIDIARY PARTNERSHIPS

     The following discussion summarizes certain federal income tax considerations applicable to the Company's direct or indirect investment in the Partnership and the Subsidiary Partnerships (each of the Partnership and the Subsidiary Partnerships is referred to herein as a "Hotel Partnership"). The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

  Classification as a Partnership

     The Company will be entitled to include in its income its distributive share of each Hotel Partnership's income and to deduct its distributive share of each Hotel Partnership's losses only if each Hotel Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An entity will be classified as a partnership rather than as a corporation for federal income tax purposes if the entity (i) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "Check-the-Box Regulations") and (ii) is not a "publicly traded" partnership. Pursuant to the Check-the-Box Regulations, an unincorporated entity with at least two members may elect to be classified either as an association or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997, such as the Hotel Partnerships, will be respected for all periods prior to January 1, 1997 if (i) the entity had a reasonable basis for its claimed classification,
(ii) the entity and all members of the entity recognized the federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997, and (iii) neither the entity nor any member of the entity was notified in writing on or before May 8, 1996 that the classification of the entity was under examination. A "publicly traded" partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under section 7704(d) of the Code, which generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs (the "90% Passive-Type Income Exception"). See "Federal Income Tax Considerations-Requirements for Qualification -- Income Tests."

     The U.S. Treasury Department has issued regulations effective for taxable years beginning after December 31, 1995 (the "PTP Regulations") that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors, (the "Private Placement Exclusion"), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act of 1933, as amended, and (ii) the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (a) substantially all of the value of the owner's interest in the flow-through entity is attributable to the flow-through entity's interest (direct or indirect) in the partnership and (b) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation. Each Hotel Partnership qualifies for the Private Placement Exclusion. If a Hotel Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, such Hotel Partnership should not be treated as a corporation because it should be eligible for the 90% Passive-Type Income Exception.

     If for any reason a Hotel Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, the Company would not be able to qualify as a REIT. See "Federal Income Tax
Considerations -- Requirements for Qualification -- Income Tests" and
"-- Requirements for Qualification -- Asset Tests." In addition, any change in a Hotel Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "Federal Income Tax Considerations -- Requirements for Qualification -- Distribution Requirements." Further, items of income and deduction of such Hotel Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Hotel Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Hotel Partnership's taxable income.

 Income Taxation of Each Hotel Partnership and its Partners

     Partners, Not the Hotel Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, the Company will be required to take into account its allocable share of each Hotel Partnership's income, gains, losses, deductions, and credits for any taxable year of such Hotel Partnership ending within or with the taxable year of the Company, without regard to whether the Company has received or will receive any distribution from such Hotel Partnership.

     Hotel Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under Section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Hotel Partnership's allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Tax Allocations With Respect to Contributed Properties.  Pursuant to
section 704(c) of the Code, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution. The Treasury Department recently issued regulations requiring partnerships to use a "reasonable method" for allocating items affected by section 704(c) of the Code and outlining several reasonable allocation methods. The Partnership generally has elected to use the traditional method for allocating Code section 704(c) items with respect to Hotels that it acquires in exchange for Units.

     Under the partnership agreement for each Hotel Partnership, depreciation or amortization deductions of the Hotel Partnership generally will be allocated among the partners in accordance with their respective interests in the Hotel Partnership, except to the extent that the Hotel Partnership is required under Code section 704(c) to use a method for allocating tax depreciation deductions attributable to the Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions. In addition, gain on sale of a Hotel will be specially allocated to the Limited Partners to the extent of any "built-in" gain with respect to such Hotel for federal income tax purposes. Because the Partnership generally has elected to use the traditional method for allocating Code Section 704(c) items with respect to the Hotels that it acquires in exchange for Units, the Company (i) may be allocated lower amounts of depreciation deductions for tax purposes with respect to such Hotels than would be allocated to the Company if such Hotels were to have a tax basis equal to their fair market value at the time of contribution and (ii) may be allocated taxable gain in the event of a sale of such Hotels in excess of the economic profit allocated to the Company as a result of such sale. These allocations possibly could cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with the REIT distribution requirements, although the Company does not anticipate that this event will occur. The application of Section 704(c) to the Hotel Partnerships is not entirely clear, however, and may be affected by Treasury Regulations promulgated in the future.

     Basis in Hotel Partnership Interest. The Company's adjusted tax basis in its partnership interest in a Hotel Partnership generally is equal to (i) the amount of cash and the basis of any other property contributed to the Hotel Partnership by the Company, (ii) increased by (A) its allocable share of the Hotel Partnership's income and (B) its allocable share of indebtedness of the Hotel Partnership, and
(iii) reduced, but not below zero, by (A) the Company's allocable share of the Hotel Partnership's loss and (B) the amount of cash distributed to the Company, including constructive cash distributions resulting from a reduction in the Company's share of indebtedness of the Hotel Partnership.

     If the allocation of the Company's distributive share of the Hotel Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Hotel Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Hotel Partnership's distributions, or any decrease in the Company's share of the indebtedness of the Hotel Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce the Company's adjusted tax basis below zero, such distributions (including such constructive distributions) will constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as capital gain, and if the Company's partnership interest in the Hotel Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

     Depreciation Deductions Available to the Partnership. To the extent that a Hotel Partnership has acquired Hotels for cash, the Hotel Partnership's initial basis in such Hotels for federal income tax purposes generally is equal to the purchase price paid by the Hotel Partnership. The Hotel Partnerships depreciate such depreciable Hotel property for federal income tax purposes under either the modified accelerated cost recovery system of depreciation ("MACRS") or the alternative depreciation system of depreciation ("ADS"). The Hotel Partnerships use MACRS for furnishings and equipment. Under MACRS, the Hotel Partnerships generally depreciate such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, a Hotel Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The Hotel Partnerships use ADS for buildings and improvements. Under ADS, the Hotel Partnerships generally depreciate such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention. However, to the extent that a Hotel Partnership has acquired Hotels in exchange for Units, the Hotel Partnership's initial basis in each Hotel for federal income tax purposes should be the same as the transferor's basis in that Hotel on the date of acquisition. Although the law is not entirely clear, the Hotel Partnerships generally depreciate such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. A Hotel Partnership's tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Hotel Partnership (except to the extent that the Hotel Partnership is required under Code section 704(c) to use a method for allocating depreciation deductions attributable to the Hotels or other contributed properties that results in the Company receiving a disproportionately large share of such deductions).

SALE OF THE PARTNERSHIP'S OR A SUBSIDIARY PARTNERSHIP'S PROPERTY

     Generally, any gain realized by the Partnership or a Subsidiary Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership or a Subsidiary Partnership on the disposition of the Hotels will be allocated first the Limited Partners under section 704(c) of the Code to the extent of their "built-in gain" on those Hotels for federal income tax purposes. The Limited Partners' "built-in gain" on the Hotels sold will equal the excess of the Limited Partners' proportionate share of the book value of those Hotels over the Limited Partners' tax basis allocable to those Hotels at the time of the sale. Any remaining gain recognized by the Partnership or a Subsidiary Partnership on the disposition of the Hotels will be allocated among the partners in accordance with the applicable partnership agreement.

     The Company's share of any gain realized by the Partnership or a Subsidiary Partnership on the sale of any property held by the Partnership or a Subsidiary Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership's or a Subsidiary Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon the Company's ability to satisfy the income tests for REIT status. See "Federal Income Tax
Considerations -- Requirements For Qualification -- Income Tests" above. The Company, however, does not presently intend to allow the Partnership or a Subsidiary Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the Company's, the Partnership's or a Subsidiary Partnership's trade or business.

                                 LEGAL OPINIONS

     The validity of the Offered Securities will be passed upon for the Company by Hunton & Williams, Richmond, Virginia.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of Innkeepers USA Trust, as of December 31, 1994 and 1995, and for the period September 30, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995; the combined financial statements of JF Hotel, Inc. and JF Hotel II, Inc. as of December 31, 1994 and 1995 and for the period September 30, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995; the combined financial statements of the Fisher Initial Hotels as of December 31, 1992 and 1993 and June 30, 1994 and for the years ended December 31, 1991, 1992 and 1993 and the six months ended June 30, 1994; the combined financial statements of the DeBoer Hotels as of December 30, 1994 and December 31, 1995 and for the years ended December 31, 1993, December 30, 1994 and December 31, 1995; and the financial statements of Amerimar Cherry Hill Associates Limited Partnership as of December 31, 1995; and for the year ended December 31, 1995 and the financial statements of BA Harrisburg Associates as of December 31, 1995 and for the year ended December 31, 1995; all of which have been incorporated by reference in this Prospectus have all been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their reports thereon incorporated by reference in this Registration Statement. Such financial statements and financial statement schedule are incorporated herein by reference in reliance upon such reports given on their authority as experts in accounting and auditing.

     In addition, the financial statements of Liberty High Income Plus Limited Partnership (referred to as the "Liberty Hotels") as of December 30, 1994 and December 31, 1993 and for the 52-week periods ended December 30, 1994, December 31, 1993 and January 1, 1993 have been incorporated by reference herein and in the Registration Statement, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

             ======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON SHARES OFFERED BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, NOR DO THEY CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE COMMON SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
PROSPECTUS SUPPLEMENT
Prospectus Summary.........................   S-1
Risk Factors...............................   S-9
Use of Proceeds............................  S-12
Distribution Policy and Price Range of
  Common Shares............................  S-12
Capitalization.............................  S-14
Selected Financial Information.............  S-15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................  S-19
The Company................................  S-24
Strategic Relationship with Summerfield....  S-24
Business Strategy..........................  S-26
The Lodging Industry.......................  S-28
The Upscale Extended-Stay Segment..........  S-30
The Hotels.................................  S-31
Management.................................  S-37
Certain Federal Income Tax
  Considerations...........................  S-38
Underwriting...............................  S-40
Legal Matters..............................  S-41
Experts....................................  S-42
Glossary...................................  S-43
Exhibit A
PROSPECTUS
Available Information......................    ii
Incorporation of Certain Documents by
  Reference................................    ii
The Company................................     1
Use of Proceeds............................     1
Ratio of Earnings to Combined Fixed
  Charges..................................     1
Description of Shares of Beneficial
  Interest.................................     2
Restrictions on Transfer of Shares of
  Beneficial Interest......................     5
Description of Warrants....................     6
Plan of Distribution.......................     6
Federal Income Tax Considerations..........     7
Legal Opinions.............................    24
Experts....................................    24

             ======================================================
             ======================================================

                                8,500,000 SHARES

                             [INNKEEPERS USA LOGO]

                                 COMMON SHARES
                             OF BENEFICIAL INTEREST
                          ---------------------------

                             PROSPECTUS SUPPLEMENT

                                            , 1997

                          ---------------------------

                                LEHMAN BROTHERS

                             MONTGOMERY SECURITIES

                            BEAR, STEARNS & CO. INC.

                               ALEX. BROWN & SONS
                                  INCORPORATED

                            EVEREN SECURITIES, INC.

                              SALOMON BROTHERS INC

             ======================================================